Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of June 22, 2014

Between

INTEGRYS ENERGY GROUP, INC.

And

WISCONSIN ENERGY CORPORATION

TABLE OF CONTENTS

i

Exhibit A	Form of Joinder
Exhibit B	Articles of Incorporation of Subsequent Merger Sub
Exhibit C	By-laws of Subsequent Merger Sub

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 22, 2014, between INTEGRYS ENERGY GROUP, INC., a Wisconsin corporation (the “Company”) and WISCONSIN ENERGY CORPORATION, a Wisconsin corporation (“Parent”).

WHEREAS, within 30 days after the date of this Agreement, Parent will cause to be formed two direct, wholly owned Subsidiaries of Parent as Wisconsin corporations (referred to as “Merger Sub” and “Subsequent Merger Sub” and, collectively, the “Merger Subsidiaries”), and cause the Merger Subsidiaries to execute a joinder in the form attached hereto as Exhibit A to become parties to this Agreement (a “Joinder”);

WHEREAS the parties hereto intend that, upon the terms and subject to the conditions set forth in this Agreement, (a) at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving the merger as the surviving corporation (the “Initial Merger”) and (b) immediately after the Effective Time and without further approval, authorization or direction from or by any of the parties hereto, through the binding commitment evidenced by Section 1.07 and as part of an integrated plan with the Initial Merger, the Initial Surviving Corporation will merge with and into Subsequent Merger Sub (the “Subsequent Merger” and, together with the Initial Merger, the “Mergers”), with Subsequent Merger Sub surviving the Subsequent Merger as the Surviving Corporation;

WHEREAS the Board of Directors of the Company (the “Company Board”) and the Board of Directors of Parent (the “Parent Board”), by resolution, have each approved this Agreement, and the Board of Directors of Merger Sub and the Board of Directors of Subsequent Merger Sub, by resolution, will have each approved this Agreement immediately prior to executing a Joinder;

WHEREAS the Company Board and the Parent Board have each determined that the Initial Merger, upon the terms and subject to the conditions set forth in this Agreement, is in the best interests of the Company and Parent, as applicable, and their respective shareholders, and the Board of Directors of Merger Sub will have determined, immediately prior to executing a Joinder, that the Initial Merger, upon the terms and subject to the conditions set forth in this Agreement, is in the best interest of Merger Sub and its shareholder;

WHEREAS the Parent Board has determined that the Subsequent Merger, upon the terms and subject to the conditions set forth in this Agreement, is in the best interests of Parent and its shareholders, and the Board of Directors of Subsequent Merger Sub will have determined, immediately prior to executing a Joinder, that the Subsequent Merger, upon the terms and subject to the conditions set forth in this Agreement, is in the best interest of Subsequent Merger Sub and its shareholder;

WHEREAS the Company Board has resolved, and the Board of Directors of Merger Sub and the Board of Directors of Subsequent Merger Sub, immediately prior to executing a Joinder will have resolved, to recommend the approval of this Agreement by their respective shareholders;

WHEREAS the Parent Board has resolved to recommend the approval by its shareholders of the issuance of shares of Parent Common Stock and the amendment to the Parent Articles contemplated by this Agreement;

WHEREAS for U.S. Federal income tax purposes the Initial Merger and the Subsequent Merger are intended to qualify for the Intended Tax Treatment; and

WHEREAS the Company and Parent and, upon execution of a Joinder, Merger Sub and Subsequent Merger Sub, each desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing, and the respective representations, warranties, covenants and agreements set forth herein, and subject to the conditions set forth herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

The Mergers

SECTION 1.01   The Initial Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Wisconsin Business Corporation Law (the “WBCL”), on the Closing Date, Merger Sub shall be merged with and into the Company.  At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Initial Merger (the “Initial Surviving Corporation”).

SECTION 1.02   Closing.  The closing (the “Closing”) of the Initial Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606 at 10:00 a.m., Chicago time, on the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as may be agreed in writing between the Company and Parent; provided, however, that if all the conditions set forth in ARTICLE VII have not been satisfied or (to the extent permitted by Law) waived on such second Business Day, then the Closing shall take place on the first Business Day on which all such conditions have been satisfied or (to the extent permitted by Law) waived or at such other time and date as may be agreed in writing between the Company and Parent.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03   Effective Time.  Subject to the provisions of this Agreement, in connection with and as part of the Closing, the parties shall cause the articles of merger relating to the Initial Merger (the “Articles of Merger”) to be delivered to the Department of Financial Institutions of the State of Wisconsin in accordance with the relevant provisions of the WBCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the WBCL or by the Department of Financial Institutions of the State of Wisconsin in connection with the Initial Merger. The Initial Merger shall become effective at the time that the Articles of Merger have been duly filed with the Department of Financial Institutions of the State of Wisconsin, or at such later date and time as Parent and the Company shall agree and specify in the Articles of Merger (the time the Initial Merger becomes effective being the “Effective Time”).

SECTION 1.04   Effects.  The Initial Merger shall have the effects set forth in this Agreement and in the applicable provisions of the WBCL, including Section 180.1106(1) thereof.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Initial Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Initial Surviving Corporation.

SECTION 1.05   Articles of Incorporation and By-Laws.  At the Effective Time, (a) the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Initial Surviving Corporation and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Initial Surviving Corporation, in each case until thereafter amended as provided therein or by applicable Law (subject to Section 6.04).

SECTION 1.06   Directors and Officers of Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Initial Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Initial Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.07   The Subsequent Merger.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the WBCL, immediately after the Effective Time, the Initial Surviving Corporation shall be merged with and into Subsequent Merger Sub.  Upon the effectiveness of the Subsequent Merger (the time of such effectiveness, the “Subsequent Effective Time”), the separate corporate existence of the Initial Surviving Corporation shall cease and Subsequent Merger Sub shall continue as the surviving corporation in the Subsequent Merger (the “Surviving Corporation”).

(b)         The Subsequent Merger shall have the effects set forth in this Agreement and in the applicable provisions of the WBCL, including Section 180.1106(l) thereof.  Without limiting the generality of the foregoing and subject thereto, at the Subsequent Effective Time, all the properties, rights, privileges, powers and franchises of the Initial Surviving Corporation and Subsequent Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Initial Surviving Corporation and Subsequent Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(c)         At the Subsequent Effective Time, (i) the articles of incorporation of Subsequent Merger Sub as in effect immediately prior to the Subsequent Effective Time and in the form attached hereto as Exhibit B shall be the articles of incorporation of the Surviving Corporation and (ii) the by-laws of Subsequent Merger Sub as in effect immediately prior to the Subsequent Effective Time and in the form attached hereto as Exhibit C shall be the by-laws of the Surviving Corporation, in each case until thereafter amended as provided therein or by applicable Law (subject to Section 6.04).

(d)         The directors and officers of Subsequent Merger Sub immediately prior to the Subsequent Effective Time shall be the directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.08   Plan of Merger.  This Agreement shall constitute a “plan of merger” with respect to each of the Mergers for purposes of the WBCL.

ARTICLE II

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

SECTION 2.01   Effect of Initial Merger on Capital Stock.  At the Effective Time, by virtue of the Initial Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of shares of Company Common Stock or Merger Sub Common Stock:

(a)         Conversion of Merger Sub Common Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Initial Surviving Corporation (“Initial Surviving Corporation Common Stock”) with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Initial Surviving Corporation.  From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of Initial Surviving Corporation Common Stock into which they were converted in accordance with the immediately preceding sentence until such time as the Initial Surviving Corporation issues new certificates in respect of such shares.

(b)         Cancelation of Treasury Stock and Parent-Owned Stock.  Each share of common stock, par value $1.00, of the Company (“Company Common Stock”) that is owned by the Company as treasury stock and each share of Company Common Stock, if any, that is owned by Parent or the Merger Subsidiaries immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; provided, however, that the shares held by the Company Rabbi Trusts shall not be canceled pursuant to this Section 2.01(b) but shall instead be converted into the right to receive the Merger Consideration pursuant to Section 2.01(c).

(c)         Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted automatically into and shall thereafter represent the right to receive (i) $18.58 in cash, without interest (the “Cash Consideration”) and (ii) 1.128 validly issued, fully paid and nonassessable shares of the common stock, par value $0.01 (“Parent Common Stock”), of Parent (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”).  All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and each holder of shares of Company Common Stock held in uncertificated book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor, any declared dividends on Company Common Stock with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder of Company Common Stock and any other dividends or other distributions to which holders of Company Common Stock become entitled upon the surrender of such Certificate in accordance with Section 2.03, in the case of certificated shares, and upon delivery of a duly completed and validly executed letter of transmittal, in the case of Book-Entry Shares, without interest.

(d)         Adjustments to Merger Consideration.  Notwithstanding the foregoing, if from the date of this Agreement until the earlier of (i) the Effective Time or (ii) the termination of this Agreement in accordance with ARTICLE VIII, the outstanding shares of Parent Common Stock or Company Common Stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event occurs, then the Merger Consideration and the Equity Award Consideration and any other number or amount contained herein which is based upon the number of shares of Parent Common Stock or Company Common Stock, as the case may be, will be appropriately adjusted to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.  As provided in Section 2.03(i), the right of any holder of Company Common Stock to receive the Merger Consideration  or other consideration shall be subject to and reduced by the amount of any withholding under applicable Tax Law.

SECTION 2.02   Effect of Subsequent Merger on Capital Stock.  At the Subsequent Effective Time, all shares of common stock of the Initial Surviving Corporation issued and outstanding immediately prior to the Subsequent Effective Time shall automatically be canceled and shall cease to exist and the shares of Subsequent Merger Sub shall remain outstanding as shares of the Surviving Corporation.

SECTION 2.03   Exchange of Shares.  (a)  Exchange Agent.  Prior to the Closing Date, Parent and the Company shall agree upon and appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.  At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Company Common Stock immediately prior to the Effective Time, (i) for exchange in accordance with this ARTICLE II through the Exchange Agent, a sufficient number of shares of Parent Common Stock to issue the aggregate Stock Consideration, (ii) cash in an amount sufficient to pay the aggregate Cash Consideration pursuant to Section 2.01(c) and (iii) cash in an amount sufficient to make payments of cash in lieu of fractional shares pursuant to Section 2.03(e). All such Parent Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”. As promptly as practicable after the Effective Time, and in any event not later than the second Business Day thereafter, Parent shall cause the Exchange Agent to mail to each registered holder of a Certificate a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Parent may specify, subject to the Company’s prior approval), together with instructions thereto.

(b)         Merger Consideration Received in Connection with Exchange.  Upon the later of the Effective Time and the surrender of a Certificate for cancelation to the Exchange Agent, together with the associated letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (i) the Stock Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01, which Stock Consideration may be in the form of a certificate or in book-entry form through a direct registration system, (ii) cash in the amount equal to the Cash Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01 and (iii) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.03(e) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.03(c).  In the event of a transfer of any Certificate representing ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate or book-entry interest representing the proper number of shares of Parent Common Stock pursuant to Section 2.01, cash in the amount equal to the Cash Consideration which the holder has the right to receive pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.03(e) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.03(c) may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 2.03(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder of such Certificate is entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.03(e) and in respect of any dividends or other distributions pursuant to Section 2.03(c)).  No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.  Any holder of Book-Entry Shares shall not be required to deliver a Certificate, but in lieu thereof, each registered holder of one or more Book-Entry Shares shall upon the Effective Time be entitled to receive, upon the delivery of a duly completed and validly executed letter of transmittal, and Parent shall cause the Exchange Agent to deliver and pay upon the delivery of a duly completed and validly executed letter of transmittal (x) the Stock Consideration into which such Book-Entry Shares have been converted pursuant to Section 2.01, which Stock Consideration may be in the form of a certificate or in book-entry form through a direct registration system, (y) cash in the amount equal to the Cash Consideration into which such Book-Entry Shares have been converted pursuant to Section 2.01 and (z) any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.03(e).

(c)         Treatment of Unexchanged Certificates.  No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.03(e), until the surrender of such Certificate in accordance with this ARTICLE II.  Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.03(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d)         No Further Ownership Rights in Company Common Stock.  The shares of Parent Common Stock issued and cash paid in accordance with the terms of this ARTICLE II upon the surrender of Certificates (or in the case of Book-Entry Shares, upon the delivery of a duly completed and validly executed letter of transmittal), including any cash paid as Cash Consideration or pursuant to Section 2.03(e), shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Certificates or such Book-Entry Shares.  From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Initial Surviving Corporation (or, if after the Subsequent Effective Time, of the Surviving Corporation) of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to Parent or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

(e)         No Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock.  Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Initial Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the average of the volume weighted average price per share of Parent Common Stock on the New York Stock Exchange (“NYSE”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the ten consecutive trading days ending with the second complete trading day prior to the Closing Date (such average, the “Average Price”).

(f)         Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any former holder of Company Common Stock who has not theretofore complied with this ARTICLE II shall thereafter look only to Parent for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this ARTICLE II.

(g)         No Liability.  None of the Company, Parent, the Merger Subsidiaries or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h)         Investment of Exchange Fund.  The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent in (i) short-term obligations of the United States of America, (ii) short-term direct obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest and/or (iii) short-term commercial paper rated the highest quality by each of Moody’s Investors Service, Inc. and Standard and Poor’s Ratings Services.  Any interest and other income resulting from such investments shall be paid to Parent.  Parent shall promptly replace any cash deposited with the Exchange Agent lost through any investment made pursuant to this Section 2.03(h).

(i)         Withholding Rights.  Each of Parent, the Initial Surviving Corporation, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Stock Options, Company Restricted Stock Units and Company Deferred Stock Units such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law.  Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes under this Agreement as having been paid to the holder of Company Common Stock, Company Stock Options, Company Restricted Stock Units and Company Deferred Stock Units in respect of which such deduction or withholding was made.

(j)         Lost Certificates.  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver and pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Agreement.

SECTION 2.04           Equity Awards.  (a)  At or prior to the Effective Time, the Company shall take such actions as are necessary (including obtaining any resolutions of the Company Board or, if appropriate, any committee thereof administering the Company Stock Plans or any Company Deferred Compensation Plan) to effect the following:

(i)      Subject to Section 2.03(i), each Company Stock Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled, as of the Effective Time, with the holder thereof becoming entitled to receive an amount in cash, payable in accordance with Section 2.04(b) below, equal to (A) the excess, if any, of (1) the Equity Award Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time;

(ii)     Subject to Section 2.03(i), each Company Restricted Stock Unit that vests or vested solely based on the continued service of the holder of such award (each, a “Time-Based RSU”) and is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be deemed to be fully vested and shall be canceled, as of the Effective Time, with the holder thereof becoming entitled to receive an amount in cash, payable in accordance with Section 2.04(b) below, equal to the product of (A) the Equity Award Consideration multiplied by (B) the number of shares of Company Common Stock subject to such Time-Based RSU immediately prior to the Effective Time, together with any dividends credited thereto in accordance with the terms of the applicable award agreement;

(iii)    Subject to Section 2.03(i), each Company Restricted Stock Unit that vests or vested based on performance-based criteria (each, a “Performance-Based RSU”) and is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be deemed fully vested (A) in the event the Closing Date occurs prior to the completion of the performance period applicable to such Performance-Based RSU, at the greater of the applicable target performance level and the Specified Performance Level and (B) in the event the Closing Date occurs on or following the completion of the performance period applicable to such Performance-Based RSU, at the performance level determined in accordance with the terms of the applicable equity award agreement, and in either case shall be canceled, as of the Effective Time, with the holder thereof becoming entitled to receive an amount in cash, payable in accordance with Section 2.04(b) below, equal to the product of (1) the Equity Award Consideration multiplied by (2) the number of shares of Company Common Stock subject to such Performance-Based RSU determined in accordance with clause (A) or (B) above, as applicable, together with any dividends credited thereto (in accordance with the terms of the applicable award agreement but without proration or other reduction in respect of the portion of the applicable performance period elapsed); and

(iv)    Subject to Section 2.03(i), each stock unit credited to the account of any participant in the Company Deferred Compensation Plan that is payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock (each, a “Company Deferred Stock Unit”) and is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be deemed to be fully vested and shall be canceled, as of the Effective Time, with the holder thereof becoming entitled to receive an amount in cash, payable in accordance with Section 2.04(b) below, equal to the product of (A) the Equity Award Consideration multiplied by (B) the number of shares of Company Common Stock subject to such Company Deferred Stock Unit immediately prior to the Effective Time, together with any dividends credited thereto in accordance with the terms of the applicable award agreement.

(b)         As soon as reasonably practicable (but in any event no later than five Business Days) after the Effective Time, the Surviving Corporation shall pay the amounts due to the holders of Company Stock Options pursuant to Section 2.04(a)(i) and the amounts due to the holders of the Company Restricted Stock Units pursuant to Section 2.04(a)(ii) and Section 2.04(a)(iii), together with interest on such amounts at the Prime Rate as in effect as of the Effective Time to the extent required under the terms of the holder’s award agreement with respect to such awards; provided that, to the extent any such amounts relate to a Company Restricted Stock Unit that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Restricted Stock Unit that will not trigger a tax or penalty under Section 409A of the Code, together with interest on such amounts at the Prime Rate as in effect as of the Effective Time to the extent required under the terms of the holder’s award agreement with respect to such awards.  The Surviving Corporation shall pay the amounts due to the holders of Company Deferred Stock Units pursuant to Section 2.04(a)(iv) in accordance with the terms of the applicable Company Deferred Compensation Plan.

(c)         Prior to the Effective Time, the Company shall deliver to each holder of Company Stock Options, Company Restricted Stock Units and Company Deferred Stock Units a notice, in a form reasonably acceptable to Parent, explaining the calculation of the Equity Award Consideration, the amount payable with respect to such holder pursuant to this Section 2.04, and the timing thereof, and otherwise setting forth such holders’ rights pursuant to the applicable Company Stock Plans and equity award agreements.

(d)         The Company shall take such action as may be necessary to cause the Company Stock Investment Plan to be terminated as of the last day of the payroll period ending immediately preceding the Effective Time (the “Final Exercise Date”).  No further purchase right under the Company Stock Investment Plan will be granted or exercised under the Company Stock Investment Plan after the Final Exercise Date (except for the right to receive the Merger Consideration pursuant to Section 2.03). The Company shall provide timely notice of the setting of the Final Exercise Date and termination of the Company Stock Investment Plan in accordance with the Company Stock Investment Plan.

ARTICLE III

Representations and Warranties of Parent and the Merger Subsidiaries

Parent represents and warrants to the Company that the statements contained in this ARTICLE III are true and correct, except (i) as set forth in the Parent Reporting Documents publicly available and filed with or furnished to the SEC prior to the date of this Agreement (the “Filed Parent Reporting Documents”) (excluding any disclosures in the Filed Parent Reporting Documents under the heading “Risk Factors” and any other disclosures that are predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter delivered by Parent to the Company prior to the execution and delivery by Parent of this Agreement (the “Parent Disclosure Letter”).

SECTION 3.01   Organization, Standing and Power.  Each of Parent and each of Parent’s Subsidiaries (the “Parent Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Parent Subsidiaries (other than the Merger Subsidiaries), where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and the Parent Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders, registrations, clearances and approvals (collectively, “Permits”) necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Parent Permits”), except where the failure to have such power or authority or to possess Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and the Parent Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Parent has delivered or made available to the Company, prior to execution of this Agreement, true and complete copies of the restated articles of incorporation of Parent in effect as of the date of this Agreement (the “Parent Articles”) and the by-laws of Parent in effect as of the date of this Agreement (the “Parent By-laws”).

SECTION 3.02   Parent Subsidiaries.  (a)  All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.  Section 3.02(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Parent Subsidiaries.

(b)         Except for the capital stock and voting securities of, and other equity interests in, the Parent Subsidiaries, neither Parent nor any Parent Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity or ownership interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

SECTION 3.03   Capital Structure.  (a)  As of the date of this Agreement, the authorized capital stock of Parent consists of 325,000,000 shares of Parent Common Stock and 15,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock” and, together with Parent Common Stock, the “Parent Capital Stock”).  At the close of business on June 19, 2014, (i) 225,518,831 shares of Parent Common Stock were issued and outstanding, of which 156,969 were subject to vesting or other forfeiture conditions or repurchase by Parent (the “Parent Restricted Shares”), (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) no shares of Parent Common Stock were held by Parent in its treasury, (iv) 40,133,026 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plan, of which 8,180,623 shares were issuable upon exercise of outstanding stock options (the “Parent Stock Options”).  Except as set forth in this Section 3.03(a), at the close of business on June 19, 2014, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding.  From the close of business on June 19, 2014 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent, other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options, in each case outstanding at the close of business on June 19, 2014 and in each case in accordance with their terms in effect at such time.

(b)         All outstanding shares of Parent Capital Stock are, and all shares of Parent Capital Stock that may be issued upon the exercise of Parent Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the WBCL, the Parent Articles, the Parent By-laws or any Contract to which Parent is a party or otherwise bound.  The shares of Parent Common Stock constituting the Stock Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the WBCL, the Parent Articles, the Parent By-laws or any Contract to which Parent is a party or otherwise bound.  Except as set forth above in this Section 3.03 or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (y) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary or (z) any rights issued by or other obligations of Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary.  Except pursuant to the Parent Stock Plan, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence.  There are no debentures, bonds, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote (“Parent Voting Debt”).  Neither Parent nor any of the Parent Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent.  Except for this Agreement, neither Parent nor any of the Parent Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of the Parent Subsidiaries.

SECTION 3.04   Authority; Execution and Delivery; Enforceability.  Each of Parent, Merger Sub and Subsequent Merger Sub has, or in the case of Merger Sub and Subsequent Merger Sub, will have as of the date it executes and delivers a Joinder, all requisite corporate power and authority to execute and deliver, in the case of Parent, this Agreement and, in the case of Merger Sub and Subsequent Merger Sub, a Joinder, to perform its obligations hereunder and to consummate the Mergers and the other transactions contemplated by this Agreement, subject, in the case of the Share Issuance, to the receipt of the Parent Shareholder Approval.  The Parent Board has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of Parent was present, (i) approving this Agreement, (ii) determining that entering into this Agreement is in the best interests of Parent and its shareholders and (iii) recommending that Parent’s shareholders vote in favor of approval of the issuance of Parent Common Stock constituting the Stock Consideration (the “Share Issuance”), and directing that the Share Issuance be submitted to Parent’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “Parent Shareholders Meeting”).  Such resolutions have not been amended or withdrawn as of the date of this Agreement.  The Board of Directors of Merger Sub, immediately prior to executing a Joinder, will adopt resolutions (i) approving this Agreement and approving the execution and delivery of a Joinder, (ii) determining that entering into this Agreement through a Joinder is in the best interests of Merger Sub and Parent, its sole shareholder, and (iii) recommending that Parent, as sole shareholder of Merger Sub, approve this Agreement and a Joinder and directing that this Agreement and a Joinder be submitted to Parent, as sole shareholder of Merger Sub, for approval.  The Board of Directors of Subsequent Merger Sub, immediately prior to executing a Joinder, will adopt resolutions (i) approving this Agreement and approving the execution and delivery of a Joinder, (ii) determining that entering into this Agreement through a Joinder is in the best interests of Subsequent Merger Sub and Parent, its sole shareholder, and (iii) recommending that Parent, as sole shareholder of Subsequent Merger Sub, adopt this Agreement and a Joinder and directing that this Agreement and a Joinder be submitted to Parent, as sole shareholder of Subsequent Merger Sub, for approval.  Except for (A) the approval of the Share Issuance by the affirmative vote of the holders of a majority of the votes cast at the Parent Shareholders Meeting, as required by Section 312.03(c) of the NYSE Listed Company Manual, (the “Parent Shareholder Approval”),(B) the adoption of the resolutions of the Merger Subsidiaries contemplated by Section 6.16 and (C) the approval of Parent contemplated by Section 6.16, no other corporate proceedings on the part of Parent or either of the Merger Subsidiaries are necessary to authorize, adopt or approve, as applicable, this Agreement or a Joinder or to consummate the Initial Merger or the Subsequent Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the WBCL). Parent has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement and the due authorization, execution and delivery by the Merger Subsidiaries of a Joinder, this Agreement constitutes, or will constitute, as the case may be, the legal, valid and binding obligation of each of Parent and the Merger Subsidiaries, enforceable against it in accordance with its terms.

SECTION 3.05   No Conflicts; Consents.  (a)  The execution and delivery by Parent of this Agreement does not, and the execution and delivery by the Merger Subsidiaries of a Joinder will not, and the performance by each of Parent, Merger Sub and Subsequent Merger Sub of its obligations hereunder and the consummation of the Initial Merger, the Subsequent Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of any provision of, the Parent Articles, the Parent By-laws or the comparable charter or organizational documents of any Parent Subsidiary (including the articles of incorporation and by-laws of each of Merger Sub and the Subsequent Merger Sub), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of, any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (a “Contract”) to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or any Parent Permit or (iii) subject to the shareholder approvals referred to in Section 3.04 and the filings and other matters referred to in Section 3.05(b), conflict with, or result in any violation of any provision of, any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation, including the rules and regulations of the NYSE (“Law”), in each case, applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, (x) the Consents set forth on Section 3.05(a) of the Parent Disclosure Letter under the heading “Parent Required Consents” (the “Parent Required Consents”) and (y) any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Initial Merger or the Subsequent Merger.

(b)         No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice or filing made to or with any Federal, national, state or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Initial Merger, the Subsequent Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by Parent of the Stock Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), and (C) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Initial Merger, the Subsequent Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and such other Consents, registrations, declarations, approvals, notices or filings as are required to be made or obtained under any other Antitrust Law, (iii) the filing of the Articles of Merger for the Initial Merger and the Subsequent Merger with the Department of Financial Institutions of the State of Wisconsin and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) the filing of the articles of incorporation of Merger Sub and the articles of incorporation of Subsequent Merger Sub, (v) such Consents, registrations, declarations, approvals, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Stock Consideration, (vi) such filings with and approvals of the NYSE as are required to permit the consummation of the Initial Merger and the listing of the Stock Consideration, (vii) notice to, and the consent and approval of, the Federal Energy Regulatory Commission (the “FERC”) under Section 203 of the Federal Power Act (the “Power Act”), or an order of the Power Act disclaiming jurisdiction over the Mergers, (viii) pre-approvals (“FCC Pre-Approvals”) of license transfers with the Federal Communications Commission (the “FCC”), (ix) notice to and the approval of the Public Service Commission of Wisconsin (the “PSCW”) and the Illinois Commerce Commission (the “ICC”), including notice to the PSCW of the formation of the Merger Subsidiaries, (x) to the extent required, or, in Parent’s sole discretion, advisable in response to an assertion of jurisdiction by the Michigan Public Service Commission (the “MPSC”) or the Minnesota Public Utilities Commission (the “MPUC” and, together with the PSCW, the MPSC and the ICC, the “State Utilities Commissions”), notice to and the approval of the State Utilities Commissions (the items set forth in clauses (vi) through (x) collectively, the “Parent Required Statutory Approvals”), (xi) notices, and such filings, consents and approvals as are required to be made or obtained under state or federal property transfer laws or Environmental Laws, (xii) the Parent Required Consents and (xiii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Initial Merger or the Subsequent Merger.

SECTION 3.06   SEC Documents; Undisclosed Liabilities.  (a)  Parent has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since January 1, 2012 (such documents, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Parent Reporting Documents”).

(b)        Each Parent Reporting Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Parent included in the Parent Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments).

(c)         Neither Parent nor any Parent Subsidiary has any liabilities of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the most recent audited balance sheet (including the notes thereto) of Parent and the Parent Subsidiaries included in the Parent Reporting Documents filed prior to the date hereof, (ii) incurred after December 31, 2013, in the ordinary course of business consistent with past practice, (iii) expressly contemplated by or incurred in connection with this Agreement or the transactions contemplated hereby or (iv) that, individually or in the aggregate, have not had or would not reasonably be expected to have a Parent Material Adverse Effect.

(d)         Each of the chief executive officer of Parent and the chief financial officer of Parent (or each former chief financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent Reporting Documents, and the statements contained in such certifications are true and accurate.  For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX.

(e)         Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets.

(f)         The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(g)         Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements or other Parent Reporting Documents.

(h)         Since January 1, 2014, none of Parent, Parent’s independent accountants, the Parent Board or the audit committee of the Parent Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of Parent, (y) “material weakness” in the internal controls over financial reporting of Parent or (z) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board (the “PCAOB”), as in effect on the date of this Agreement.

(i)         None of the Parent Subsidiaries, other than Wisconsin Electric Power Company, is, or has at any time since January 1, 2014 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

SECTION 3.07   Information Supplied.  None of the information supplied or to be supplied by Parent or the Merger Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Parent’s shareholders and the Company’s shareholders or at the time of each of the Parent Shareholders Meeting and the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or the Merger Subsidiaries with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.  The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent or the Merger Subsidiaries with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

SECTION 3.08   Absence of Certain Changes or Events.  From December 31, 2013 to the date of this Agreement, each of Parent and the Parent Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a)         any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

(b)         any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, Parent or the capital stock or voting securities of, or other equity interests in, any of the Parent Subsidiaries (other than (w) payments of regular quarterly cash dividends in an amount equal to $0.39 per share of Parent Common Stock on each of March 1, 2014 and June 1, 2014, (x) payments of regular quarterly cash dividends in an amount equal to $0.90 per share of 3.60% Series Preferred Stock on each of March 1, 2014 and June 1, 2014, (y) payments of regular quarterly cash dividends in an amount equal to $1.50 per share of Six Per Cent. Preferred Stock on each of January 31, 2014, April 30, 2014 and July 31, 2014 (declared April 17, 2014) and (z) dividends or other distributions by a direct or indirect wholly owned Parent Subsidiary to its parent);

(c)         any split, reverse split, combination, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, Parent, or any securities convertible into or exercisable or exchangeable for capital stock or voting securities of, or other equity interests in, Parent or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or voting securities of, or other equity interests in, Parent;

(d)         any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Parent or any Parent Subsidiary, other than (x) the issuance of commercial paper or borrowings under existing revolving credit facilities in the ordinary course of business and (y) the issuance of $250 million 4.25% debentures due 2044 on May 15, 2014;

(e)         (i) any grant by Parent to any director or executive officer of Parent of any material increase in compensation or benefits, in each case other than in the ordinary course of business, (ii) any grant by Parent to any director or executive officer of Parent of any increase in change in control, severance or termination pay, (iii) any establishment, adoption, entry into or amendment in any material respect of any Parent Union Contract or Parent Benefit Plan or Parent Benefit Agreement, in each case other than in the ordinary course of business consistent with past practice, which changes could not reasonably be expected to materially increase the costs to Parent or any of its Subsidiaries, or (iv) the taking of any action to accelerate the time of vesting, funding or payment of any material compensation or benefits under any Parent Benefit Plan or Parent Benefit Agreement;

(f)         any change in accounting methods, principles or practices by Parent or any Parent Subsidiary, except insofar as may have been required by a change in GAAP or by any Governmental Entity (including the SEC or the PCAOB); or

(g)        any material Tax elections or changes in Tax accounting methods by Parent or any Parent Subsidiary or any settlement or compromise by Parent or any Parent Subsidiary of any material Tax liability or refund, in each case other than in the ordinary course of business.

SECTION 3.09   Taxes.  (a) (i) Each of Parent and each Parent Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects and (ii) each of Parent and each Parent Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings.

(b)         No material Tax Return of Parent or any Parent Subsidiary is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by Parent or any Parent Subsidiary.  No deficiencies for any material Taxes have been proposed, asserted or assessed against Parent or any Parent Subsidiary which have not been paid or are not being contested in good faith in appropriate proceedings, and no requests for waivers of the time to assess any such Taxes are pending.  The U.S. Federal income tax returns of Parent and each Parent Subsidiary have been examined by the Internal Revenue Service (the “IRS”) for all years through December 31, 2010.  The statute of limitations is closed with respect to all U.S. Federal income Tax Returns of Parent and each Parent Subsidiary for all years through December 31, 2009.

(c)         Each of Parent and each Parent Subsidiary has complied in all material respects with all applicable Laws relating to the withholding, collection and paying over of Taxes and other deductions required to be withheld.

(d)         Neither Parent nor any Parent Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (i) exclusively between or among Parent and wholly owned Parent Subsidiaries or (ii) the primary purpose of which is not the allocation or payment of Tax liability and that was entered into in the ordinary course of business).

(e)         Within the past three years, neither Parent nor any Parent Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(f)         Neither Parent nor any Parent Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(g)         Neither Parent nor any Parent Subsidiary has taken any action or knows of any fact that would reasonably be expected to prevent the Initial Merger and the Subsequent Merger from qualifying for the Intended Tax Treatment.

Except insofar as Section 3.08(g) and Section 3.10 relate to Taxes, this Section 3.09 contains the sole and exclusive representations and warranties of Parent and the Merger Subsidiaries relating to Taxes.

SECTION 3.10   Employee Benefits.  (a)  Section 3.10(a) of the Parent Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each material Parent Benefit Plan and each material Parent Benefit Agreement.

(b)         With respect to each material Parent Benefit Plan and material Parent Benefit Agreement, Parent has made available to the Company complete and accurate copies of (i) such Parent Benefit Plan or Parent Benefit Agreement, including any material amendment thereto, and, to the extent applicable, summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto and the two most recent annual information returns required to be filed with any Governmental Entity and (v) the most recently received IRS determination letter or opinion.

(c)         Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Benefit Plan and Parent Benefit Agreement has been maintained in compliance with its terms and with the requirements prescribed by ERISA, the Code and all other applicable Laws, (ii) there are no pending or, to the Knowledge of Parent, threatened proceedings against any Parent Benefit Plan or Parent Benefit Agreement, or, to the Knowledge of Parent, any fiduciary thereof, or Parent or any Parent Subsidiary with respect to any Parent Benefit Plan or Parent Benefit Agreement and (iii) all contributions required to be made by Parent or any Parent Commonly Controlled Entity to any Parent Benefit Plan have been made on or before their applicable due dates.

(d)         With respect to each Parent Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) no such Parent Benefit Plan is currently in “at risk” status within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA, (ii) neither Parent nor any Parent Subsidiary nor any Parent Commonly Controlled Entity has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (iii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or, to the Knowledge of Parent, is expected to be incurred by Parent or any Parent Subsidiary and (iv) all contributions required to be made with respect thereto (whether pursuant to the terms of such Parent Benefit Plan or applicable Law) have been made.  Neither Parent nor any Parent Commonly Controlled Entity has, within the preceding six years, withdrawn in a complete or partial withdrawal from any multiemployer plan (as defined in Section 3(37) of ERISA) or incurred any liability under Section 4202 of ERISA that has not been satisfied in full.

(e)         To the Knowledge of Parent, none of Parent, any of the Parent Subsidiaries, any officer of Parent or of any Parent Subsidiary or any of the Parent Benefit Plans that are subject to ERISA or any trusts created thereunder or any trustee or administrator thereof has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Parent or any Parent Subsidiary to any material Tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(1) of ERISA.

(f)         Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and such plan has received a currently effective favorable determination letter or opinion to that effect from the IRS and, to the Knowledge of Parent, there is no reason why any such determination letter should be revoked or not be reissued.

(g)         Except for any liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment, other than coverage or benefits (i) required to be provided under Section 4980(B)(f) of the Code or applicable Law, (ii) required to be provided pursuant to a Parent Benefit Plan or Parent Benefit Agreement set forth in Section 3.10(a) of the Parent Disclosure Letter or (iii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries).  No condition exists that would prevent Parent or any of its Subsidiaries from amending or terminating any Parent Benefit Plan or Parent Benefit Agreement providing health or medical benefits in respect of any current or former employees of Parent or the Parent Subsidiaries without material expense, other than limitations imposed under the terms of a Parent Union Contract.

(h)         None of the execution and delivery of this Agreement, the performance by either party of its obligations hereunder or the consummation of the Initial Merger, the Subsequent Merger and the other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Parent Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Parent Benefit Plan or Parent Benefit Agreement or (iii) result in any breach or violation of, or default under, or limit Parent’s right to amend, modify or terminate, any Parent Benefit Plan or Parent Benefit Agreement.

SECTION 3.11   Litigation.  There is no suit, action, claim, charge or other proceeding before any Governmental Entity, arbitrator or mediator pending or, to the Knowledge of Parent, threatened against or affecting Parent or any Parent Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. There is no Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent or any Parent Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.12   Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries are in compliance with all applicable Laws and Parent Permits.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, no material action, demand or investigation by or before any Governmental Entity is pending or, to the Knowledge of Parent, threatened alleging that Parent or a Parent Subsidiary is not in compliance with any applicable Law or Parent Permit or which challenges or questions the validity of any rights of the holder of any Parent Permit.  This Section 3.12 does not relate to Tax matters, employee benefits matters, compliance with Environmental Laws or Environmental Permits or Intellectual Property matters, which are addressed in Sections 3.09, 3.10, 3.13 and 3.16, respectively.

SECTION 3.13   Environmental Matters.  (a)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i)    Parent and the Parent Subsidiaries are in compliance with all Environmental Laws, and, except for matters that have been fully resolved, as of the date of this Agreement, neither Parent nor any Parent Subsidiary has received any communication from a Governmental Entity or other Person that alleges that Parent or any Parent Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law (an “Environmental Permit”);

(ii)   With respect to all Environmental Permits necessary to conduct the respective operations of Parent or the Parent Subsidiaries as currently conducted, (A) Parent and each of the Parent Subsidiaries have obtained and are in compliance with, or have filed timely applications for, all such Environmental Permits, (B) all such Environmental Permits are valid and in good standing, (C) neither Parent nor any Parent Subsidiary has received notice from any Governmental Entity seeking to modify, revoke or terminate, any such Environmental Permits or indicating that any such Environmental Permit will not be renewed in the ordinary course with substantially the same terms and conditions in the current permit, and (D) no such Environmental Permits will be subject to modification, termination or revocation as a result of the transactions contemplated by this Agreement;

(iii)  Each of Parent and the Parent Subsidiaries has in full force and effect all financial assurances required under Environmental Laws for its respective operations as currently conducted, and no agreement, Contract or Judgment entered into with or issued by any Governmental Entity, including as relates to remedial or other obligations for former manufactured gas plants, under Environmental Laws, or any related financial assurance bond or guarantee will be subject to modification, termination or revocation as a result of the transactions contemplated by this Agreement;

(iv)   Neither Parent nor any Parent Subsidiary reasonably expects that any capital expenditures or other costs (including for carbon emissions allowances or off-sets) will be required to achieve or maintain compliance with Environmental Laws, other than as reflected in the consolidated financial statements of Parent (including the notes thereto) included in the Parent Reporting Documents;

(v)   There are no Environmental Claims pending or, to the Knowledge of Parent, threatened in writing against Parent or any of the Parent Subsidiaries that have not been fully and finally resolved;

(vi)  There has been no Release of, or exposure to, any Hazardous Material, and there are no other facts, circumstances or conditions, that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of the Parent Subsidiaries, including as such Environmental Claim relates to former assets, operations or businesses of Parent or any Parent Subsidiary or any off-site location; and

(vii)    Neither Parent nor any of the Parent Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of the Parent Subsidiaries.

(b)         As used in this Agreement:

(i)    “Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, claims, Liens, causes of action, investigations, proceedings, notices of noncompliance or violation by or from any Person alleging liability or responsibility under, or the failure to comply with, Environmental Law or any Environmental Permit.

(ii)    “Environmental Laws” means all applicable Laws, Judgments or Agreements issued, promulgated or entered into by or with any Governmental Entity relating to pollution, or protection of or damage to the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments), natural resources, endangered or threatened species, the climate or human health and safety as it relates to exposure to hazardous or toxic materials.

(iii)    “Hazardous Materials” means (x) petroleum, coal tar and other hydrocarbons and any derivatives or by-products, explosive or radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, urea formaldehyde insulation, chlorofluorocarbons and other ozone-depleting substances; and (y) any other chemical, material, substance or waste that is prohibited, limited, regulated or subject to reporting under any Environmental Law.

(iv)    “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments).

The representations and warranties contained in this Section 3.13 are the sole and exclusive representations of Parent and the Merger Subsidiaries relating to environmental matters.

SECTION 3.14   Contracts.  (a)  Other than this Agreement, as of the date of this Agreement, neither Parent nor any Parent Subsidiary is a party to any Contract required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Parent Contract”) that has not been so filed.

(b)    Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) each Filed Parent Contract (including, for purposes of this Section 3.14(b), any Contract entered into after the date of this Agreement that would have been a Filed Parent Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Parent or one of the Parent Subsidiaries, as the case may be, and, to the Knowledge of Parent, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Filed Parent Contract is in full force and effect and (iii) none of Parent or any of the Parent Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Filed Parent Contract and, to the Knowledge of Parent, no other party to any such Filed Parent Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

SECTION 3.15   Properties.  (a) Parent and each Parent Subsidiary have good and valid title to, and with respect to all material real property owned by Parent or any Parent Subsidiary (such property collectively, the “Parent Owned Real Property”), a marketable and insurable fee simple interest in, or valid license or valid leasehold interests in, all their respective properties and assets, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  All Parent Owned Real Property is free and clear of all Liens, except for Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)        Parent and each of the Parent Subsidiaries has complied with the terms of the lease agreements pursuant to which Parent or the applicable Parent Subsidiary uses and/or occupies all material leased real property (such property collectively, the “Parent Leased Real Property”, and each such lease agreement, as amended and/or modified, a “Parent Lease”), and all Parent Leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Parent and each Parent Subsidiary is in possession of the properties or assets purported to be leased under all Parent Leases, except for such failures to have such possession as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. True, correct, and complete copies of all material Parent Leases have been made available to the Company.

(c)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, the Parent Owned Real Property and the Parent Leased Real Property include all of the real property reasonably necessary for the conduct of the business of Parent and each Parent Subsidiary as currently conducted.

(d)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (A) to the Knowledge of Parent, there is no condemnation pending or threatened with respect to any Parent Owned Real Property or Parent Leased Real Property and (B) none of the Parent Owned Real Property (or any portion thereof) and, to the Knowledge of Parent, none of the Parent Leased Real Property (or any portion thereof) is subject to any outstanding options to purchase, rights of first refusal or similar rights in favor of any Person.

This Section 3.15 does not relate to environmental matters or Intellectual Property matters, which are the subject of Section 3.13 and Section 3.16.

SECTION 3.16   Intellectual Property.  (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:  (i) Parent and the Parent Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens (other than, with respect to Liens, licenses of Intellectual Property in the ordinary and usual course of business); (ii) no suits, actions or other proceedings or investigations are, or in the past three years have been, pending or, to the Knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries with regard to the ownership, use, validity or enforceability of any Intellectual Property used in the operation of their businesses as currently conducted or as conducted in the past three years; (iii) to the Knowledge of Parent, the operation of Parent’s and the Parent Subsidiaries’ businesses as currently conducted does not infringe upon, misappropriate or violate the Intellectual Property of any other Person and, to the Knowledge of Parent, no other Person is infringing upon, misappropriating or violating Parent’s or any of the Parent Subsidiaries’ Intellectual Property; (iv) all material registrations and applications for patents, trademarks and copyrights owned by Parent or any of the Parent Subsidiaries are subsisting, have not been abandoned or canceled, and, to the Knowledge of Parent, all such registrations are valid and enforceable; and (v) Parent and the Parent Subsidiaries have taken all commercially reasonable steps to protect the Intellectual Property they own, including the execution of appropriate confidentiality agreements and intellectual property and work product assignments and releases.  As used in this Agreement, “Intellectual Property” means all intellectual property rights, including patents, proprietary inventions, technology, discoveries, processes, formulae and know-how, copyrights and rights in copyrightable works (including software, databases, software applications and code, computer systems and networks, website content and related documentation), trademarks, service marks, trade names, logos, domain names, trade dress and other source indicators, trade secrets, confidential and proprietary customer data and other confidential and proprietary information.

(b)         Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i)    during the past three years, to the Knowledge of Parent, (i) there have been no security breaches in the information technology systems of Parent and the Parent Subsidiaries, and (ii) there have been no disruptions in any of the information technology systems of Parent and the Parent Subsidiaries that affected the operation of the business of Parent and the Parent Subsidiaries;

(ii)   Parent and the Parent Subsidiaries have evaluated their disaster recovery and backup needs and have implemented or are in the process of implementing plans and systems that reasonably address their assessment of risk;

(iii)          Parent and the Parent Subsidiaries have complied with all applicable Law, as well as their own rules, policies, and procedures, relating to privacy, data protection, and the collection, retention, protection, and use of personal information collected, used, or held for use by Parent and the Parent Subsidiaries; and

(iv)          in the past three years, no claims have been asserted or threatened against Parent or the Parent Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights.

SECTION 3.17   Insurance.  Since January 1, 2012, Parent and the Parent Subsidiaries have maintained continuous insurance coverage, in each case, in those amounts and covering those risks as are in accordance, in all material respects, with normal industry practice for companies of the size and financial condition of Parent engaged in businesses similar to those of Parent and the Parent Subsidiaries.

SECTION 3.18   Labor and Employment Matters.  Section 3.18 of the Parent Disclosure Letter sets forth a complete and accurate list of each union contract or collective bargaining agreement with respect to any employees of Parent or any Parent Subsidiary (the “Parent Union Contracts”), and no employees of Parent or any Parent Subsidiary are represented by any other labor union or labor organization.  There are no representation or certification proceedings pending or threatened in writing to be brought or filed with the National Labor Relations Board and, to the Knowledge of Parent, there are no labor union organizing activities, with respect to employees of Parent or any Parent Subsidiary.  From January 1, 2012, there have been no labor strikes, slowdowns, work stoppages, lockouts or other material labor disputes pending or  threatened in writing against or affecting Parent or any Parent Subsidiary, other than any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There is no material unfair labor practice proceeding before the National Labor Relations Board pending or threatened in writing against Parent or any Parent Subsidiary.

SECTION 3.19   Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Barclays Capital Inc. (the “Parent Financial Advisor”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Initial Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 3.20   Opinion of Financial Advisor.  Parent has received an opinion from the Parent Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration  is fair to Parent from a financial point of view.

SECTION 3.21   Regulation as a Public Utility.  (a)  Parent is regulated as a “public utility holding company” in the State of Wisconsin.  Other than (i) Wisconsin Electric Power Company, which is a regulated public utility in the State of Wisconsin and the State of Michigan and (ii) Wisconsin Gas LLC, which is a regulated public utility in the State of Wisconsin, none of the Parent Subsidiaries is regulated as a public utility or subject to such regulation by any state.

(b)         Each of the Parent Subsidiaries that engages in the sale of electricity at wholesale (other than any such Subsidiaries that own one or more facilities that constitute a “qualifying facility” as such term is defined under the Public Utility Regulatory Policies Act of 1978 (the “PURPA”) and the rules and regulations of FERC that are entitled to exemption from regulation under Section 205 of the Power Act) is regulated as a “public utility” under the Power Act and has market-based rate authorization to make such sales at market-based rates.  Each of the Parent Subsidiaries that directly owns generating facilities and operates them is in compliance with all applicable standards of the North American Electric Reliability Corporation (the “NERC”), other than non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  There are no pending, or to the Knowledge of Parent, threatened, judicial or administrative proceedings to revoke a Parent Subsidiary’s market-based rate authorization.  To the Knowledge of Parent, there are no facts that are reasonably likely to cause any of the Parent Subsidiaries that sell electricity at wholesale to lose its market-based rate authorization, if applicable, other than where such loss would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)         All filings (other than immaterial filings) required to be made by Parent or any of the Parent Subsidiaries since January 1, 2012, with the FERC under the Power Act, the Department of Energy (the “DOE”) and any applicable State Utilities Commission, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)         Since January 1, 2012, neither Parent nor any of the Parent Subsidiaries has received any written notice or, to Parent’s Knowledge, other communication from the NERC regarding any actual or possible material violation of, or material failure to comply with, any Law.

(e)         None of Parent or the Parent Subsidiaries currently owns or operates, in whole or in part, any nuclear generating facilities. With respect to Parent’s former interest in the Point Beach Nuclear Power Plant, Parent is in compliance with all requirements of the agreement governing the sale of such plant, except where such non-compliance has not and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  There are no contingent liabilities for Parent associated with Parent’s prior ownership or operation of the Point Beach Nuclear Power Plant, except such contingent liabilities that would not be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 3.22   Trading.  None of Parent or any of the Parent Subsidiaries (other than any Parent Subsidiary that is a regulated public utility with franchise service obligations for retail electricity or gas supply in the State of Wisconsin or the State of Michigan) engage in any physical commodity transactions, exchange traded futures and options transactions, and over-the-counter derivatives transactions.

SECTION 3.23   Sufficient Funds.   On or before the Effective Time, Parent and Merger Sub shall have access to sufficient funds to consummate the Initial Merger and the other transactions contemplated by this Agreement on the terms contained herein, to pay the Cash Consideration at Closing and to satisfy all of their other obligations under this Agreement, including payment of amounts due under Section 2.04.

SECTION 3.24   Merger Subsidiaries.  From and after the date of  incorporation of each of Merger Sub and Subsequent Merger Sub, Parent will be the sole shareholder of Merger Sub and Subsequent Merger Sub, respectively.  As of the date that each of the Merger Subsidiaries executes a Joinder, neither Merger Sub nor Subsequent Merger Sub will have, since its date of incorporation, carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 3.25   Ownership of Company Common Stock.  Neither Parent nor any Parent Subsidiaries or other affiliates beneficially owns (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock or any other class or series of equity interests in the Company.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Parent that the statements contained in this ARTICLE IV are true and correct, except (i) as set forth in the Company Reporting Documents publicly available and filed with or furnished to the SEC prior to the date of this Agreement (the “Filed Company Reporting Documents”) (excluding any disclosures in the Filed Company Reporting Documents under the heading “Risk Factors” and any other disclosures that are predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”).

SECTION 4.01   Organization, Standing and Power.  Each of the Company and each of Company’s Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Company Permits”), except where the failure to have such power or authority or to possess Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the restated articles of incorporation of the Company in effect as of the date of this Agreement (the “Company Articles”) and the by-laws of the Company in effect as of the date of this Agreement (the “Company By-laws”).

SECTION 4.02   Company Subsidiaries.  (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.  Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries.

(b)        Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity or ownership interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

SECTION 4.03   Capital Structure.  (a)  The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, par value $1.00 per share, and no shares of preferred stock.  At the close of business on June 19, 2014, (i) 79,963,091 shares of Company Common Stock were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by the Company, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock were held by the Company in its treasury, (iv) 428,920 shares of Company Common Stock were held by the Company Rabbi Trusts, (v) 3,874,105 shares of Company Common Stock were held by the Company ESOP and (vi) 3,657,476 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, of which (A) 1,745,042 shares were issuable upon exercise of outstanding Company Stock Options, (B) 491,472 shares were issuable upon vesting of outstanding Company Time-Based RSUs, (C) 611,158 shares were issuable upon vesting of outstanding Performance-Based RSUs, assuming achievement of applicable goals and conditions at maximum performance levels, all of which are settled in shares of Company Common Stock and none of which are settled in cash, and (D) 809,804 shares of Company Common Stock were issuable upon settlement of outstanding Company Deferred Stock Units, none of which were unvested.  Except as set forth in this Section 4.03(a), at the close of business on June 19, 2014, no shares of capital stock or voting securities of, or other equity or equity based interests in, the Company were issued, reserved for issuance or outstanding.  From the close of business on June 19, 2014 to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity or equity based interests in, the Company, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or upon the vesting of Company Restricted Stock Units or Company Deferred Stock Units, in each case outstanding at the close of business on June 19, 2014 and in each case in accordance with their terms in effect at such time.

(b)         All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued upon the exercise of Company Stock Options or upon the vesting of Company Restricted Stock Units or Company Deferred Stock Units will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the WBCL, the Company Articles, the Company By-laws or any Contract to which the Company is a party or otherwise bound.  Except as set forth above in this Section 4.03 or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Common Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Except pursuant to the Company Stock Plans, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote (“Company Voting Debt”). Neither the Company nor any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company. Except for this Agreement, neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

SECTION 4.04   Authority; Execution and Delivery; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Initial Merger and the other transactions contemplated by this Agreement, subject, in the case of the Initial Merger, to the receipt of the Company Shareholder Approval.  The Company Board has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of the Company was present, (i) approving this Agreement, (ii) determining that entering into this Agreement is in the best interests of the Company and its shareholders and (iii) recommending that the Company’s shareholders adopt this Agreement and directing that this Agreement be submitted to the Company’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “Company Shareholders Meeting”).  Such resolutions have not been amended or withdrawn as of the date of this Agreement.  Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”), no other corporate proceedings on the part of the Company are necessary to authorize, adopt or approve this Agreement or to consummate the Initial Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the WBCL).  The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and each of the Merger Subsidiaries, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 4.05   No Conflicts; Consents.  (a)  The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations hereunder and the consummation of the Initial Merger, the Subsequent Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of any provision of, the Company Articles, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Shareholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or any Company Permit or (iii) subject to the shareholder approvals referred to in Section 4.04 and the filings and other matters referred to in Section 4.05(b), conflict with, or result in any violation of any provision of, any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, (x) the Consents set forth on Section 4.05(a) of the Company Disclosure Letter under the heading “Company Required Consents” (the “Company Required Consents” and, together with the Parent Required Consents, the “Required Consents”) and (y) any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Initial Merger or the Subsequent Merger.

(b)         No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Initial Merger, the Subsequent Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, and (C) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act, the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Initial Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the HSR Act and such other Consents, registrations, declarations, approvals, notices or filings as are required to be made or obtained under any other Antitrust Law, (iii) the filing of the Articles of Merger for the Initial Merger and the Subsequent Merger with the Department of Financial Institutions of the State of Wisconsin and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, approvals, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Stock Consideration, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Initial Merger and the listing of the Stock Consideration, (vi) notice to, and the consent and approval of, the FERC under Section 203 of the Power Act, or an order of the Power Act disclaiming jurisdiction over the Mergers, (vii) FCC Pre-Approvals of license transfers with the FCC, (viii) notice to and the approvals of the State Utilities Commissions to the extent required (the items set forth in clauses (vi) through (viii) collectively, the “Company Required Statutory Approvals”), (ix) the Company Required Consents, (x) notices, and such filings, consents and approvals as are required to be made or obtained under state or federal property transfer laws or Environmental Laws and (xi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Initial Merger or the Subsequent Merger.

SECTION 4.06   SEC Documents; Undisclosed Liabilities.  (a)  The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2012 (such documents, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Company Reporting Documents”).

(b)         Each Company Reporting Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements of the Company included in the Company Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments).

(c)         Neither the Company nor any Company Subsidiary has any liabilities of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the most recent audited balance sheet (including the notes thereto) of the Company and the Company Subsidiaries included in the Company Reporting Documents filed prior to the date hereof, (ii) incurred after December 31, 2013, in the ordinary course of business consistent with past practice, (iii) expressly contemplated by or incurred in connection with this Agreement or the transactions contemplated hereby or (iv) that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

(d)         Each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company Reporting Documents, and the statements contained in such certifications are true and accurate.

(e)         The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(f)         The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g)         Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company Reporting Documents.

(h)         Since January 1, 2014, none of the Company, the Company’s independent accountants, the Company Board or the audit committee of the Company Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of the Company, (y) “material weakness” in the internal controls over financial reporting of the Company or (z) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(i)         None of the Company Subsidiaries, other than Wisconsin Public Service Corporation, is, or has at any time since January 1, 2014 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

SECTION 4.07   Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Parent’s shareholders and the Company’s shareholders or at the time of each of the Parent Shareholders Meeting and the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein.

SECTION 4.08   Absence of Certain Changes or Events.  From December 31, 2013 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a)         any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(b)         any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, the Company or the capital stock or voting securities of, or other equity interests in, any of the Company Subsidiaries (other than (x) the payment of regular quarterly cash dividends in an amount equal to $0.68 per share of Company Common Stock on March 20, 2014, (y) payments of regular quarterly cash dividends on shares of preferred stock of Wisconsin Public Service Corporation on each of February 1, 2014 and May 1, 2014 in an amount equal to (A) $1.25 per share of 5.0% preferred stock, (B) $1.26 per share of 5.04% preferred stock, (C) $1.27 per share of 5.08% preferred stock, (D) $1.69 per share of 6.76% preferred stock and (E) $1.72 per share of 6.88% preferred stock and (z) dividends or other distributions by a direct or indirect wholly owned Company Subsidiary to its parent);

(c)         any split, reverse split, combination, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, the Company, or any securities convertible into or exercisable or exchangeable for capital stock or voting securities of, or other equity interests in, the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or voting securities of, or other equity interests in, the Company;

(d)         any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of the Company or any Company Subsidiary, other than the issuance of commercial paper and borrowings under existing revolving credit facilities in the ordinary course of business;

(e)         (i) any grant by the Company to any director or executive officer of the Company of any material increase in compensation or benefits, in each case other than in the ordinary course of business, (ii) any grant by the Company to any director or executive officer of the Company of any increase in change in control, severance or termination pay, (iii) any establishment, adoption, entry into or amendment in any material respect of any Company Union Contract or Company Benefit Plan or Company Benefit Agreement, in each case other than in the ordinary course of business consistent with past practice, which changes could not reasonably be expected to materially increase the costs to the Company or any of its Subsidiaries, or (iv) the taking of any action to accelerate the time of vesting, funding or payment of any material compensation or benefits under any Company Benefit Plan or Company Benefit Agreement;

(f)         any change in accounting methods, principles or practices by the Company or any Company Subsidiary, except insofar as may have been required by a change in GAAP or by any Governmental Entity (including the SEC or the PCAOB); or

(g)         any material Tax elections or changes in Tax accounting methods by the Company or any Company Subsidiary or any settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund, in each case other than in the ordinary course of business.

SECTION 4.09   Taxes.  (a) (i) Each of the Company and each Company Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects and (ii) each of the Company and each Company Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings.

(b)         No material Tax Return of the Company or any Company Subsidiary is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any Company Subsidiary.  No deficiencies for any material Taxes have been proposed, asserted or assessed against the Company or any Company Subsidiary which have not been paid or are not being contested in good faith in appropriate proceedings, and no requests for waivers of the time to assess any such Taxes are pending.  The U.S. Federal income tax returns of the Company and each Company Subsidiary have been examined by the IRS for all years through December 31, 2010.  The statute of limitations is closed with respect to all U.S. Federal income Tax Returns of the Company and each Company Subsidiary for all years through December 31, 2006.

(c)         Each of the Company and each Company Subsidiary has complied in all material respects with all applicable Laws relating to the withholding, collection and paying over of Taxes and other deductions required to be withheld.

(d)         Neither the Company nor any Company Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (i) exclusively between or among the Company and wholly owned Company Subsidiaries or (ii) the primary purpose of which is not the allocation or payment of Tax liability and that was entered into in the ordinary course of business).

(e)         Within the past three years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(f)         Neither the Company nor any Company Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(g)         Neither the Company nor any Company Subsidiary has taken any action or knows of any fact that would reasonably be expected to prevent the Initial Merger and the Subsequent Merger from qualifying for the Intended Tax Treatment.

Except insofar as Section 4.08(g) and Section 4.10 relate to Taxes, this Section 4.09 contains the sole and exclusive representations and warranties of the Company relating to Taxes.

SECTION 4.10   Employee Benefits.  (a)  Section 4.10(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each material Company Benefit Plan and each material Company Benefit Agreement.

(b)         With respect to each material Company Benefit Plan and material Company Benefit Agreement, the Company has made available to Parent complete and accurate copies of (i) such Company Benefit Plan or Company Benefit Agreement, including any material amendment thereto, and to the extent applicable, summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto and the two most recent annual information returns required to be filed with any Governmental Entity and (v) the most recently received IRS determination letter or opinion.

(c)         Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan and each Company Benefit Agreement has been maintained in compliance with its terms and with the requirements prescribed by ERISA, the Code and all other applicable Laws, (ii) there are no pending or, to the Knowledge of the Company, threatened proceedings against any Company Benefit Plan or Company Benefit Agreement or, to the Knowledge of the Company, any fiduciary thereof,  or the Company or any Company Subsidiary with respect to any Company Benefit Plan or Company Benefit Agreement and (iii) all contributions required to be made by the Company or any Company Commonly Controlled Entity to any Company Benefit Plan have been made on or before their applicable due dates.

(d)        With respect to each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material  Adverse Effect, (i) no such Company Benefit Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (ii) neither the Company nor any Company Subsidiary nor any Company Commonly Controlled Entity has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (iii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or, to the Knowledge of the Company, is expected to be incurred by the Company or any Company Subsidiary and (iv) all contributions required to be made with respect thereto (whether pursuant to the terms of such Company Benefit Plan or applicable Law) have been made.  Neither the Company nor any of the Company Commonly Controlled Entities has, within the preceding six years, withdrawn in a complete or partial withdrawal from any multiemployer plan (as defined in Section 3(37) of ERISA) or incurred any liability under Section 4202 of ERISA that has not been satisfied in full.

(e)         To the Knowledge of the Company, none of the Company, any of the Company Subsidiaries, any officer of the Company or of any Company Subsidiary or any of the Company Benefit Plans that are subject to ERISA or any trusts created thereunder or any trustee or administrator thereof has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company or any Company Subsidiary to any material Tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(1) of ERISA.

(f)         Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and such plan has received a currently effective favorable determination letter or opinion to that effect from the IRS and, to the Knowledge of the Company, there is no reason why any such determination letter should be revoked or not be reissued.

(g)         Except for any liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment, other than coverage or benefits (i) required to be provided under Section 4980(B)(f) of the Code or applicable Law, (ii) required to be provided pursuant to a Company Benefit Plan or Company Benefit Agreement set forth in Section 4.10(a) of the Company Disclosure Letter or (iii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries).  No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Company Benefit Plan or Company Benefit Agreement providing health or medical benefits in respect of any current or former employees of the Company or the Company Subsidiaries without material expense, other than limitations imposed under the terms of a Company Union Contract.

(h)         None of the execution and delivery of this Agreement, the performance by either party of its obligations hereunder or the consummation of the Initial Merger, the Subsequent Merger and the other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Company Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Company Benefit Plan or Company Benefit Agreement, (iii) result in any breach or violation of, or default under, or limit the Company’s right to amend, modify or terminate, any Company Benefit Plan or Company Benefit Agreement, or (iv) result in any payment under any of the Company Benefit Plans or Company Benefits Agreements that could not be deductible under Section 280G of the Code.

(i)         No director, officer, employee or independent contractor of the Company or any Company Subsidiary is entitled to receive or will receive any gross-up or additional payment by reason of the “additional tax” or “excise tax” required by Section 409A or 4999 of the Code being imposed on such Person.

SECTION 4.11   Litigation.  There is no suit, action, claim, charge or other proceeding before any Governmental Entity, arbitrator or mediator pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.  There is no Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.12   Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable Laws and Company Permits.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, no material action, demand or investigation by or before any Governmental Entity is pending or, to the Knowledge of the Company, threatened alleging that the Company or a Company Subsidiary is not in compliance with any applicable Law or Company Permit or which challenges or questions the validity of any rights of the holder of any Company Permit.  This Section 4.12 does not relate to Tax matters, employee benefits matters, compliance with Environmental Laws and Environmental Permits or Intellectual Property matters, which are addressed in Sections 4.09, 4.10, 4.13 and 4.16, respectively.

SECTION 4.13   Environmental Matters.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)         The Company and the Company Subsidiaries are in compliance with all Environmental Laws, and, except for matters that have been fully resolved, as of the date of this Agreement, neither the Company nor any Company Subsidiary has received any communication from a Governmental Entity or other Person that alleges that the Company or any Company Subsidiary is in violation of, or has liability under, any Environmental Law or any Environmental Permit;

(b)         With respect to all Environmental Permits necessary to conduct the respective operations of the Company or the Company Subsidiaries as currently conducted, (A) the Company and each of the Company Subsidiaries have obtained and are in compliance with, or have filed timely applications for, all such Environmental Permits, (B) all such Environmental Permits are valid and in good standing, (C) neither the Company nor any Parent Subsidiary has received notice from any Governmental Entity seeking to modify, revoke or terminate, any such Environmental Permits or indicating that any such Environmental Permit will not be renewed in the ordinary course with substantially the same terms and conditions in the current permit, and (D) no such Environmental Permits will be subject to modification, termination or revocation as a result of the transactions contemplated by this Agreement;

(c)         Each of the Company and the Company Subsidiaries has in full force and effect all financial assurances required under Environmental Laws for its respective operations as currently conducted, and no agreement, Contract or Judgment entered into with or issued by any Governmental Entity, including as relates to remedial or other obligations for former manufactured gas plants, under Environmental Laws, or any related financial assurance bond or guarantee will be subject to modification, termination or revocation as a result of the transactions contemplated by this Agreement;

(d)         Neither the Company nor any Company Subsidiary reasonably expects that any capital expenditures or other costs (including for carbon emissions allowances or off-sets) will be required to achieve or maintain compliance with Environmental Laws, other than as reflected in the consolidated financial statements of the Company (including the notes thereto) included in the Company Reporting Documents;

(e)         There are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries that have not been fully and finally resolved;

(f)         There has been no Release of, or exposure to, any Hazardous Material, and there are no other facts, circumstances or conditions, that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries including as such Environmental Claim relates to former assets, operations or businesses of the Company or any Company Subsidiary or any off-site location; and

(g)         Neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries.

The representations and warranties contained in this Section 4.13 are the Company’s sole and exclusive representations relating to environmental matters.

SECTION 4.14   Contracts.  (a) Other than this Agreement, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

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(b)         Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Filed Company Contract (including, for purposes of this Section 4.14(b), any Contract entered into after the date of this Agreement that would have been a Filed Company Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Filed Company Contract is in full force and effect and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Filed Company Contract and, to the Knowledge of the Company, no other party to any such Filed Company Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

SECTION 4.15   Properties.  (a) The Company and each Company Subsidiary has good and valid title to, and with respect to all material real property owned by the Company or any Company Subsidiary (such property collectively, the “Company Owned Real Property”), a marketable and insurable fee simple interest in, or valid license or valid leasehold interests in, all their respective properties and assets, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  All such Company Owned Real Property is free and clear of all Liens, except for Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)           The Company and each of the Company Subsidiaries has complied with the terms of the lease agreements pursuant to which Company or the applicable Company Subsidiary uses and/or occupies all material leased real property (such property collectively, the “Company Leased Real Property” and each such lease agreement, as amended and/or modified, a “Company Lease”), and all Company Leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company and each Company Subsidiary is in possession of the properties or assets purported to be leased under all its leases, except for such failures to have such possession as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  True, correct, and complete copies of all material Company Leases have been made available to Parent.

(c)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company Owned Real Property and the Company Leased Real Property include all of the real property reasonably necessary for the conduct of the business of Company and each Company Subsidiary as currently conducted.

(d)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) to the Knowledge of the Company, there is no condemnation pending or threatened with respect to any Company Owned Real Property or Company Leased Real Property and (B) none of the Company Owned Real Property (or any portion thereof) and, to the Knowledge of the Company, none of the Company Leased Real Property (or any portion thereof) is subject to any outstanding options to purchase, rights of first refusal or similar rights in favor of any Person.

This Section 4.15 does not relate to environmental matters or Intellectual Property matters, which are the subject of Section 4.13 and Section 4.16.

SECTION 4.16   Intellectual Property.  (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:  (i) the Company and the Company Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens (other than, with respect to Liens, licenses of Intellectual Property in the ordinary and usual course of business); (ii) no suits, actions or other proceedings or investigations are, or in the past three years have been, pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries with regard to the ownership, use, validity or enforceability of any Intellectual Property used in the operation of their businesses as currently conducted or as conducted in the past three years; (iii) to the Knowledge of the Company, the operation of the Company’s and the Company Subsidiaries’ businesses as currently conducted does not infringe upon, misappropriate or violate the Intellectual Property of any other Person and, to the Knowledge of the Company, no other Person is infringing upon, misappropriating or violating the Company’s or any of the Company Subsidiaries’ Intellectual Property; (iv) all material registrations and applications for patents, trademarks and copyrights owned by the Company or any of the Company Subsidiaries are subsisting, have not been abandoned or canceled, and, to the Knowledge of the Company, all such registrations are valid and enforceable; and (v) the Company and the Company Subsidiaries have taken all commercially reasonable steps to protect the Intellectual Property they own, including the execution of appropriate confidentiality agreements and intellectual property and work product assignments and releases.

(b)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i)      during the past three years, to the Knowledge of the Company and the Company Subsidiaries, (i) there have been no security breaches in the information technology systems of the Company and the Company Subsidiaries, and (ii) there have been no disruptions in any of the information technology systems of the Company and the Company Subsidiaries that affected the operation of the business of the Company and the Company Subsidiaries;

(ii)     the Company and the Company Subsidiaries have evaluated their disaster recovery and backup needs and have implemented or are in the process of implementing plans and systems that reasonably address their assessment of risk;

(iii)    the Company and the Company Subsidiaries have complied with all applicable Law, as well as their own rules, policies, and procedures, relating to privacy, data protection, and the collection, retention, protection, and use of personal information collected, used, or held for use by the Company and the Company Subsidiaries; and

(iv)    in the past three years, no claims have been asserted or threatened against the Company or the Company Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights.

SECTION 4.17   Insurance.  Since January 1, 2012, the Company and the Company Subsidiaries have maintained continuous insurance coverage, in each case, in those amounts and covering those risks as are in accordance, in all material respects, with normal industry practice for companies of the size and financial condition of the Company engaged in businesses similar to those of the Company and the Company Subsidiaries.

SECTION 4.18   Labor and Employment Matters.   Section 4.18 of the Company Disclosure Letter sets forth a complete and accurate list of each union contract or collective bargaining agreement with respect to any employees of the Company or any Company Subsidiary (the “Company Union Contracts”), and no employees of the Company or any Company Subsidiary are represented by any other labor union or labor organization.  There are no representation or certification proceedings pending or threatened in writing to be brought or filed with the National Labor Relations Board and, to the Knowledge of the Company, there are no labor union organizing activities, with respect to employees of the Company or any Company Subsidiary.  From January 1, 2012, there have been no labor strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or threatened in writing against or affecting the Company or any Company Subsidiary, other than any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  There is no material unfair labor practice proceeding before the National Labor Relations Board pending or threatened in writing against the Company or any Company Subsidiary.

SECTION 4.19   Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Lazard Frères & Co. LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Initial Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 4.20   Opinion of Financial Advisor.  The Company has received an opinion from the Company Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be paid  is fair to the holders of Company Common Stock (other than Excluded Holders) is fair, from a financial point of view, to such holders.  For purposes hereof, “Excluded Holders” shall refer to the Company, Parent or any Merger Subsidiary, each in their capacity as holders of any Company Common Stock.

SECTION 4.21   Regulation as a Public Utility.  (a) The Company is regulated as a “public utility holding company” in the State of Wisconsin.  Other than (i) The Peoples Gas Light and Coke Company, which is a regulated public utility in the State of Illinois, (ii) Wisconsin Public Service Corporation, which is a regulated public utility in the State of Wisconsin and the State of Michigan, (iii) Minnesota Energy Resources Corporation, which is a regulated public utility in the State of Minnesota, (iv) Michigan Gas Utilities Corporation, which is a regulated public utility in the State of Michigan, (v) North Shore Gas Company, which is a regulated public utility in the State of Illinois and (vi) Upper Peninsula Power Company, which is a regulated public utility in the State of Michigan, none of the Company Subsidiaries is regulated as a public utility or subject to such regulation by any state.

(b)         Each of the Company Subsidiaries that engages in the sale of electricity at wholesale (other than any such Subsidiaries that own one or more facilities that constitute a “qualifying facility” as such term is defined under the PURPA and the rules and regulations of FERC that are entitled to exemption from regulation under Section 205 of the Power Act) is regulated as a “public utility” under the Power Act and has market-based rate authorization to make such sales at market-based rates.  Each of the Company Subsidiaries that directly owns generating facilities and operates them is in compliance with all applicable standards of the NERC, other than non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  There are no pending, or to the Knowledge of the Company, threatened, judicial or administrative proceedings to revoke a Company Subsidiary’s market-based rate authorization.  To the Knowledge of the Company, there are no facts that are reasonably likely to cause any of the Company Subsidiaries that sell electricity at wholesale to lose its market-based rate authorization, if applicable, other than where such loss would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)         All filings (other than immaterial filings) required to be made by the Company or any of the Company Subsidiaries since January 1, 2012, with the FERC under the Power Act, the DOE and any State Utilities Commission, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)         Since January 1, 2012, neither the Company nor any of the Company Subsidiaries has received any written notice or, to the Company’s Knowledge, other communication from the NERC regarding any actual or possible material violation of, or material failure to comply with, any Law.

(e)        None of the Company or the Company Subsidiaries currently owns or operates, in whole or in part, any nuclear generating facilities. With respect to the Company’s former interest in the Kewaunee Nuclear Power Plant, the Company is in compliance with all requirements of the agreement governing the sale of such plant, except where such non-compliance has not and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.  There are no contingent liabilities for the Company associated with the Company’s prior ownership or operation of the Kewaunee Nuclear Power Plant, except such contingent liabilities that would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.22   Trading.  IES has established risk parameters, limits and guidelines (the “Company Trading Guidelines”) in compliance with the risk management policy approved by the Company Board, the board of directors of IES and the Integrys Energy Risk Oversight Committee (“IROC”) to restrict the level of risk that IES and its Subsidiaries are authorized to take with respect to, among other things, the net position resulting from all physical commodity transactions, exchange-traded futures and options transactions, and over-the-counter derivatives transactions (the “Net Company Position”) and monitors compliance by IES and its Subsidiaries with such Company Trading Guidelines.  The Company has provided a copy of the Company Trading Guidelines to Parent prior to the date of this Agreement.  At no time between March 31, 2014 and the date of this Agreement, (i) has the Net Company Position not been within the risk parameters in all material respects that are set forth in the Company Trading Guidelines, other than as approved by IROC in accordance with the procedures contained in the Company Trading Guidelines and (ii) has the exposure of IES and its Subsidiaries with respect to the Net Company Position resulting from all such transactions been material to Company and the Company Subsidiaries taken as a whole.  From March 31, 2014 to the date of this Agreement, IES and its Subsidiaries have not, in accordance with generally recognized mark to market accounting policies, experienced an aggregate net loss in their trading and related operations that would be material to Company and the Company Subsidiaries taken as a whole.  None of the Company or any of the Company Subsidiaries (other than (x) IES and (y) any Company Subsidiary that is a regulated public utility with franchise service obligations for retail electricity or gas supply in the State of Wisconsin, Illinois, Michigan or Minnesota) engage in any physical commodity transactions, exchange traded futures and options transactions, and over-the-counter derivatives transactions.

SECTION 4.23   Takeover Statutes.  Assuming the representation and warranty made by Parent in Section 3.25 is true and correct, no state “fair price,” “control share acquisition” or similar anti-takeover statute is applicable to this Agreement, the Mergers or the other transactions contemplated hereby.  The Company has taken all necessary action to render the restrictions on business combinations contained in the WBCL inapplicable to this Agreement, the Mergers and the other transactions contemplated hereby.

SECTION 4.24   Ownership of Parent Common Stock.  Neither the Company nor any Company Subsidiaries or other affiliates beneficially owns (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Parent Common Stock or any other class or series of Parent Capital Stock.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01   Conduct of Business.  (a) Conduct of Business by Parent.  Except for matters set forth in the Parent Disclosure Letter or otherwise expressly permitted or required by this Agreement or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Parent shall, and shall cause each Parent Subsidiary to, (i) conduct its business in the ordinary course in all material respects, (ii) use commercially reasonable efforts to preserve intact its business organization and relationships with employees, customers, suppliers and Governmental Entities and (iii) keep available the services of its current officers and employees.  In addition, and without limiting the generality of the foregoing, except for matters set forth in the Parent Disclosure Letter or otherwise expressly permitted or required by this Agreement, or as required by a Governmental Entity (including pursuant to an order issued by any of the State Utilities Commissions with jurisdiction over Parent) or by applicable Law or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following:

(i)      (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) regular quarterly cash dividends (1) payable by Parent in respect of shares of Parent Common Stock and (2) payable by Wisconsin Electric Power Company in respect of (I) shares of 3.60% Series Preferred Stock and (II) shares of Six Per Cent. Preferred Stock, in each case, not in excess of the amount set forth in Section 5.01(a)(i) of the Parent Disclosure Letter, with declaration, record and payment dates in accordance with Parent’s or Wisconsin Electric Power Company’s, as the case may be, practice during the last fiscal year, (y) dividends and distributions by a direct or indirect Parent Subsidiary to its parent and (z) to the extent applicable under and subject to the terms of Section 6.12(a), a cash dividend in respect of shares of Parent Common Stock payable by Parent immediately prior to the Effective Time, (B) split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(a)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the acquisition by Parent of shares of Parent Common Stock in the open market to satisfy its obligations under all Parent Benefit Plans, including Parent’s 1993 Omnibus Stock Incentive Plan, as amended and restated as of May 5, 2011, and Parent’s 401(k) plan, in accordance with the terms of such plans, (2) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Parent Stock Plan, (3) the acquisition by Parent of awards granted pursuant to the Parent Stock Plan in connection with the forfeiture of such awards and (4) open market repurchases of shares of Parent Common Stock to satisfy its obligations under Parent’s Stock Plus Investment Plan, in accordance with the terms of such plan;

(ii)        issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Parent, (B) any other equity interests or voting securities of Parent, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Parent, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Parent, (E) any rights issued by Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock, the value of Parent or any part of Parent or any dividends or other distributions declared or paid on any shares of capital stock of Parent or (F) any Parent Voting Debt, in each case other than the issuance of (1) Parent Restricted Shares, Parent Stock Options and outstanding performance-based restricted stock units of Parent in compliance with Section 5.01(a)(ii) of the Parent Disclosure Letter, (2) shares of Parent Common Stock upon the exercise of Parent Stock Options outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement or granted after the date of this Agreement pursuant to the immediately preceding clause (1) and (3) shares of Parent Common Stock to satisfy obligations under Parent’s Stock Plus Investment Plan;

(iii)    (A) amend the Parent Articles or the Parent By-laws or (B) amend the charter or organizational documents of any Parent Subsidiary in a manner which would be reasonably likely to have a Parent Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the consummation by Parent of the Initial Merger or any of the other transactions contemplated by this Agreement, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law;

(iv)    make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or by any Governmental Entity (including the SEC or the PCAOB) (in each case after the date of this Agreement);

(v)    directly or indirectly (A) acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or acquire any other properties or assets (other than real property) if the aggregate amount of the consideration paid or transferred by Parent and the Parent Subsidiaries in connection with all such transactions would exceed, individually or in the aggregate, $500,000,000 or (B) acquire, lease, license or enter into any other occupancy agreement or arrangement with respect to any real property if the aggregate amount of the consideration paid or transferred by Parent and the Parent Subsidiaries in connection with all such transactions would exceed, individually or in the aggregate, $500,000,000;

(vi)    (A) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any Parent or Parent Subsidiary assets or any interests therein (other than real property) if such properties or assets have a fair market value, individually or in the aggregate, in excess of $500,000,000, except in relation to mortgages and Liens on, and pledges of, any properties or assets of any Person (including any after-acquired property thereof) to secure Indebtedness for borrowed money of such Person permitted to be incurred under Section 5.01(a)(vii), or (B) sell, lease (as lessor), license (as licensor), mortgage, sell and leaseback, or otherwise encumber or subject to any Lien or otherwise dispose of or terminate, any Parent Owned Real Property or any Parent Leased Real Property (or any portion thereof) if such properties or assets have a fair market value, individually or in the aggregate, in excess of $500,000,000, except in relation to mortgages and Liens on, and pledges of, any Parent Owned Real Property or Parent Leased Real Property of any Person (including any after-acquired property thereof) to secure Indebtedness for borrowed money of such Person permitted to be incurred under Section 5.01(a)(vii), or (C) amend or modify any Parent Lease if such amendment or modification would reasonably be expected to have a Parent Material Adverse Effect;

(vii)    incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business not to exceed $1,000,000,000 in the aggregate, (B) Indebtedness in replacement of existing Indebtedness, (C) guarantees by Parent of existing Indebtedness of any wholly owned Parent Subsidiary, (D) borrowings under existing revolving credit facilities (or replacements thereof on comparable terms) or commercial paper programs in the ordinary course of business, (E) Indebtedness incurred to finance the Cash Consideration; or (F) Indebtedness incurred to finance the actions contemplated by Section 6.10.

(viii)   make, or agree or commit to make, any capital expenditure in any fiscal year (A) except in accordance with the capital plan for such fiscal year previously made available to the Company, plus a 10% variance for each principal category set forth in such capital plan, (B) except for capital expenditures related to operational emergencies, equipment failures or outages or deemed necessary or prudent based on good utility practice and (C) except as required by Law or a Governmental Entity;

(ix)     enter into or amend any Contract, or take any other action or omit to take any other action (except in connection with Section 5.02 or ARTICLE VIII), if such Contract, amendment of a Contract or action or omission would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger; provided that this clause (ix) shall not restrict the ability of Parent or any Parent Subsidiary to waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” or similar obligation of any Person with respect to Parent or any Parent Subsidiary;

(x)      enter into or amend any material Contract to the extent consummation of the Initial Merger or compliance by Parent or any Parent Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Parent or any Parent Subsidiary under, or require Parent, the Company or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xi)     make any material Tax election, change any material method of Tax accounting, settle or compromise any material Tax liability or refund or amend any material Tax Return, in each case other than in the ordinary course of business or as required by Law; or

(xii)    authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of the foregoing actions.

(b)        Conduct of Business by the Company. Except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business in the ordinary course in all material respects, (ii) use commercially reasonable efforts to preserve intact its business organization and relationships with employees, customers, suppliers and Governmental Entities and (iii) keep available the services of its current officers and employees. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement, or as required by a Governmental Entity (including pursuant to an order issued by any of the State Utilities Commissions with jurisdiction over the Company) or by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i)      (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (w) regular quarterly cash dividends payable by the Company in respect of shares of Company Common Stock not in excess of the amount set forth in Section 5.01(b)(i) of the Company Disclosure Letter, with declaration, record and payment dates in accordance with the Company’s practice during the last fiscal year, (x) regular quarterly cash dividends payable by Wisconsin Public Service Corporation in respect of it shares of preferred stock not in excess of the amount set forth in Section 5.01(b)(i) of the Company Disclosure Letter, with declaration, record and payment dates in accordance with Wisconsin Public Service Corporation’s practice during the last fiscal year, (y) dividends and distributions by a direct or indirect Company Subsidiary to its parent and (z) to the extent applicable under and subject to the terms of with Section 6.12(a), a cash dividend in respect of shares of Company Common Stock payable by the Company immediately prior to the Effective Time, (B) split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the acquisition by the Company of shares of Company Common Stock (x) in the open market to satisfy its obligations under all Company Benefit Plans, in accordance with the terms of such plans and (y) in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (3) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards and (4) the acquisition of shares of Company Common Stock pursuant to the Company’s Stock Investment Plan;

(ii)            issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of the Company or any Company Subsidiary, (B) any other equity interests or voting securities of the Company or any Company Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (E) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Common Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary or (F) any Company Voting Debt, in each case other than the issuance of (1) Company Stock Options, Company Restricted Stock Units or Company Deferred Stock Units in compliance with the limitations set forth in Section 5.01(c), (2) shares of Company Common Stock upon the exercise of Company Stock Options or pursuant to the settlement of Company Restricted Stock Units or Company Deferred Stock Units, in each case outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement or granted after the date of this Agreement pursuant to the immediately preceding clause (1) and (3) shares of Company Common Stock under the Company’s Stock Investment Plan;

(iii)    (A) amend the Company Articles or the Company By-laws or (B) amend the charter or organizational documents of any Company Subsidiary in a manner which would be reasonably likely to have a Company Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Initial Merger or any of the other transactions contemplated by this Agreement, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law;

(iv)    (A) grant to any director or executive officer of the Company any increase in compensation, in each case other than any non-material increase made in the ordinary course of business consistent with past practice, (B) grant to any director or executive officer of the Company any increase in change in control, severance or termination pay, (C) establish, adopt, enter into or amend in any material respect any Company Union Contract or Company Benefit Plan or Company Benefit Agreement (or any plan or agreement that would be a Company Union Contract, Company Benefit Plan or Company Benefit Agreement if in existence on the date hereof), in each case other than any such establishments, adoptions and amendments made in the ordinary course of business consistent with past practice which could not reasonably be expected to (1) materially increase the costs to the Company or its Subsidiaries or (2) materially increase the benefits to the employees of the Company or its Subsidiaries, unless such increase in benefits does not materially increase the costs to the Company or its Subsidiaries, (D) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Company Benefit Plan or Company Benefit Agreement or (E) contribute or otherwise issue any shares of Company Common Stock to the Company Rabbi Trusts, except in the case of the foregoing clauses (A) through (D) for (1) actions required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written agreement excluding the contribution or issuance of any shares of Company Common Stock to the Company Rabbi Trusts, in each case in effect on the date of this Agreement and (2) actions required by Law; provided, however, that the foregoing clauses (A), (B) and (C) shall not restrict the Company or any Company Subsidiary from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including cash incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(v)     (A) hire any person who would be deemed a Company Employee, other than (1) hiring to replace a vacancy for the same position or otherwise in the ordinary course of business consistent with past practice, the budgets approved by the Company Board and the Company’s rate case filings, (2) hiring necessary to meet or maintain compliance with federal or state regulatory requirements, (3) hiring to facilitate appropriate transition in management positions or (4) hiring to address other emerging issues or (B) engage in any “plant closing” or “mass layoff”, as such terms are defined in the federal Worker Adjustment Retraining and Notification Act or any similar applicable state or local law.

(vi)    make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or by any Governmental Entity (including the SEC or the PCAOB) (in each case after the date of this Agreement);

(vii)   directly or indirectly (A) acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or acquire any other properties or assets (other than real property) (1) if the aggregate amount of the consideration paid or transferred by the Company and the Company Subsidiaries in connection with all such transactions would  exceed, individually or in the aggregate, $15,000,000 or (2) in connection with the IES Retail Business, or (B) acquire, lease, license or enter into any other occupancy agreement or arrangement with respect to any real property (1) if the aggregate amount of the consideration paid or transferred by the Company and the Company Subsidiaries in connection with all such transactions would exceed, individually or in the aggregate, $15,000,000 or (2) in connection with the IES Retail Business;

(viii)   (A) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any Company or Company Subsidiary assets or any interests therein (other than real property) if such properties or assets have a fair market value, individually or in the aggregate, in excess of $15,000,000, except (x) in relation to mortgages and Liens on, and pledges of, any properties or assets of any Person (including any after-acquired property thereof) to secure Indebtedness for borrowed money of such Person permitted to be incurred under Section 5.01(b)(ix) or (y) sales or dispositions by Integrys Transportation Fuels, LLC of fuel stations to joint ventures in which it is a participant in the ordinary course, (B) sell, lease (as lessor), license (as licensor), mortgage, sell and leaseback, or otherwise encumber or subject to any Lien or otherwise dispose of or terminate, any Company Owned Real Property or any Company Leased Real Property (or any portion thereof) if such properties or assets have a fair market value, individually or in the aggregate, in excess of $15,000,000, except (x) in relation to mortgages and Liens on, and pledges of, any Company Owned Real Property or Company Leased Real Property of any Person (including any after-acquired property thereof) to secure Indebtedness for borrowed money of such Person permitted to be incurred under Section 5.01(b)(ix) or (y) sales or dispositions by Integrys Transportation Fuels, LLC of fuel stations to joint ventures in which it is a participant in the ordinary course, (C) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than pursuant to, and consistent with, the incurrence of any Indebtedness permitted by Section 5.01(b)(ix)), or otherwise dispose of all or any material portion of the IES Solar Business or (D) amend or modify any Company Lease if such amendment or modification would reasonably be expected to have a Company Material Adverse Effect;

(ix)      incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business not to exceed $800,000,000 in the aggregate in compliance with the provisions set forth in item 1. of Section 5.01(b)(ix) of the Company Disclosure Letter, (B) Indebtedness in connection with the IES Retail Business in compliance with the provisions set forth in item 2. of Section 5.01(b)(ix) of the Company Disclosure Letter, (C) Indebtedness in replacement of existing Indebtedness, (D) guarantees by the Company of existing Indebtedness of any wholly owned Company Subsidiary, (E) guarantees and other credit support by the Company of obligations of any Company Subsidiary operating the nonregulated businesses of the Company and the Company Subsidiaries or (F) borrowings under existing revolving credit facilities (or replacements thereof on comparable terms) or commercial paper programs in the ordinary course of business;

(x)      (A) make, or agree or commit to make, any capital expenditure in any fiscal year (1) except in accordance with the capital plan set forth in Section 5.01(b)(x) of the Company Disclosure Letter, plus a 10% variance for each principal category set forth in such capital plan, (2) except for capital expenditures related to operational emergencies, equipment failures or outages or deemed necessary or prudent based on good utility practice and (3) except as required by Law or a Governmental Entity or (B) make, agree or commit to make, any capital expenditure in any fiscal year with respect to the IES Retail Business individually or in the aggregate in excess of $500,000;

(xi)             enter into or amend any Contract, or take any other action or omit to take any other action (except in connection with Section 5.03 or ARTICLE VIII), if such Contract, amendment of a Contract or action or omission would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger; provided that this clause (xi) shall not restrict the ability of the Company or any Company Subsidiary to waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” or similar obligation of any Person with respect to the Company or any Company Subsidiary;

(xii)    enter into or amend any material Contract to the extent consummation of the Initial Merger or compliance by the Company or any Company Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under, or require Parent, the Company or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xiii)    enter into or amend any Contract relating to the IES Retail Business, other than in accordance with the Company Trading Guidelines;

(xiv)    make any material Tax election, change any material method of Tax accounting, settle or compromise any material Tax liability or refund or amend any material Tax Return, in each case other than in the ordinary course of business or as required by Law;

(xv)     settle or compromise any claim, action or proceeding, other than settlements or compromises (A) resulting in the payment of monetary damages that are not material or (B) if involving any non-monetary outcome, that will not have a material effect on the continuing operations of Parent and the Parent Subsidiaries after Closing (including Company and the Company Subsidiaries);

(xvi)    amend or modify the Company Trading Guidelines in a manner that results in such Company Trading Guidelines being less restrictive than the Company Trading Guidelines in effect on the date hereof or, other than in the ordinary course of business consistent with past practice, terminate the Company Trading Guidelines; provided that, in the case of any such termination, new Company Trading Guidelines are adopted that are at least as restrictive as the Company Trading Guidelines in effect on the date hereof;

(xvii)    (A) enter into any Contract for the sale of all or a material portion of the assets of the IES Retail Business other than pursuant to a Contract containing terms and conditions substantially similar to, or more favorable to the Company than, those contained in the IES Draft Sale Agreement, (B) materially amend in any adverse manner to the Company the terms of any such Contact or (C) terminate any such Contract; or

(xviii)   authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of the foregoing actions.

(c)         2014 and 2015 Equity Awards.  (A) From the date hereof until December 31, 2014, the Company may grant equity incentive awards in an aggregate amount not to exceed (x) the total awards authorized for such purpose for calendar year 2014, minus (y) the amount of equity incentive awards granted from January 1, 2014 through the date hereof (including equity incentive awards granted in February of 2014) and (B) from January 1, 2015 through the Closing Date, the Company may grant equity incentive awards in an aggregate amount not to exceed the amount and value of equity incentive awards granted from January 1, 2014 through May 31, 2014, plus a 4% increase to that amount and value.

(d)         No Control of Parent’s Business.  The Company acknowledges and agrees that (i) nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or any Parent Subsidiary prior to the Effective Time, and (ii) prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Parent Subsidiaries’ respective operations.

(e)         No Control of the Company’s Business.  Parent acknowledges and agrees that (i) nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations.

(f)         Advice of Changes.  Each of Parent and the Company shall promptly advise the other orally and in writing of any change or event that would prevent any of the conditions precedent described in ARTICLE VII from being satisfied.

SECTION 5.02   No Solicitation by Parent; Parent Board Recommendation.  (a) Parent shall not, and shall not authorize or permit any of its Affiliates to, and shall instruct, and shall cause its Affiliates to instruct, its and their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) not to, (i) directly or indirectly solicit, initiate, knowingly encourage, induce or knowingly facilitate any Parent Takeover Proposal or any inquiry or proposal that could reasonably be expected to lead to a Parent Takeover Proposal, or (ii) directly or indirectly participate in any discussions or negotiations with any Person (other than Parent’s Representatives) regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not such Person is making a Parent Takeover Proposal) with respect to any Parent Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Parent Takeover Proposal. Parent shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Parent Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Notwithstanding the foregoing, at any time prior to obtaining the Parent Shareholder Approval, in response to a bona fide written Parent Takeover Proposal that the Parent Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Parent Proposal, and which Parent Takeover Proposal was not solicited by Parent, its Affiliates or Representatives after the date of this Agreement and was made after the date of this Agreement and did not otherwise result from a breach of this Section 5.02(a), Parent, and its Representatives at the request of Parent, may, subject to compliance with Section 5.02(c), (A) furnish information with respect to Parent and the Parent Subsidiaries to the Person making such Parent Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to the Company or is provided to the Company prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement, and (B) participate in discussions regarding the terms of such Parent Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Parent Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any Representative of Parent or any of its Affiliates shall constitute a breach of this Section 5.02(a) by Parent.

(b)         Except as set forth below, neither the Parent Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to the Company), or propose publicly to withdraw (or modify in any manner adverse to the Company), the approval or recommendation by the Parent Board or any such committee thereof with respect to this Agreement, the Mergers, or the Share Issuance or (B) approve or recommend, or propose publicly to approve or recommend, any Parent Takeover Proposal (any action in this clause (i) being referred to as a “Parent Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or allow Parent or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (other than a confidentiality agreement referred to in Section 5.02(a)) (an “Acquisition Agreement”) constituting or relating to, or that is intended to or would reasonably be expected to lead to, any Parent Takeover Proposal, or requiring, or reasonably expected to cause, Parent or the Merger Subsidiaries to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Mergers or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Parent or the Merger Subsidiaries to fail to comply with this Agreement.

(c)         Notwithstanding the foregoing, at any time prior to obtaining the Parent Shareholder Approval, the Parent Board may terminate this Agreement pursuant to Section 8.01(f)(ii); provided, however, that the Parent Board may not terminate this Agreement pursuant to Section 8.01(f)(ii) unless (i) the Parent Board has provided prior written notice to the Company (a “Parent Notice”) that it is prepared to terminate this Agreement pursuant to Section 8.01(f)(ii) in response to a Superior Parent Proposal, which notice shall attach the most current draft of any written agreement relating to the transaction that constitutes such Superior Parent Proposal, (ii) the Company does not, within four Business Days after the receipt of such Parent Notice (it being understood and agreed that any amendment to the financial terms or any other material term of a Superior Parent Proposal shall require a new Parent Notice and a new four Business Day period), propose changes to this Agreement that would, in the reasonable good faith judgment of the Parent Board (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), cause the offer previously constituting a Superior Parent Proposal to no longer constitute a Superior Parent Proposal, and (iii) at the end of such four Business Day period and taking into account any changes to the terms of this Agreement proposed by the Company, the Parent Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) that the failure to terminate this Agreement pursuant to Section 8.01(f)(ii) as a result of such Superior Parent Proposal would be inconsistent with its fiduciary duties under applicable Law. Parent agrees that, during the four Business Day period prior to terminating this Agreement pursuant to Section 8.01(f)(ii) in response to a Superior Parent Proposal, if requested by the Company, Parent and its Representatives shall negotiate in good faith with the Company and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by the Company. In determining whether to terminate this Agreement pursuant to Section 8.01(f)(ii), the Parent Board shall take into account all written or oral information, opinions or analyses submitted by or on behalf of the Company, and any changes to the terms of this Agreement proposed by the Company in response to such a Parent Notice.

(d)         Notwithstanding the foregoing, at any time prior to obtaining the Parent Shareholder Approval, the Parent Board may effect a Parent Adverse Recommendation Change (x) as a result of the occurrence of a Parent Intervening Event or (y) in response to a Superior Parent Proposal, in each case if the Parent Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and after taking into account any changes to the terms of this Agreement proposed by the Company during the four Business Day period referred to in clause (ii) below) that the failure to effect a Parent Adverse Recommendation Change as a result of the occurrence of such Parent Intervening Event or in response to such Superior Parent Proposal, as the case may be, would be inconsistent with its fiduciary duties to the shareholders of Parent under applicable Law; provided, however, that the Parent Board may not effect a Parent Adverse Recommendation Change under this clause (d) unless (i) the Parent Board has provided four Business Days prior written notice to the Company that it is prepared to effect a Parent Adverse Recommendation Change in response to a Parent Intervening Event or a Superior Parent Proposal, which notice shall, in the case of a Parent Adverse Recommendation Change in response to a Superior Parent Proposal, include summaries of the material facts, circumstances and other information that the Parent Board considered in connection with the making of any such determination and (ii) during such four Business Day period, if requested by the Company, the Parent Board negotiates in good faith with the Company and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by the Company.

(e)         In addition to the obligations of Parent set forth in paragraphs (a) and (b) of this Section 5.02, Parent shall promptly advise (and in any event within 48 hours) the Company orally and in writing of any Parent Takeover Proposal, the material terms and conditions of any such Parent Takeover Proposal (including any changes thereto) and the identity of the Person making any such Parent Takeover Proposal. Parent shall keep the Company informed in all material respects on a current basis of the terms and status (including any change to the terms thereof) of any Parent Takeover Proposal.

(f)         Nothing contained in this Section 5.02 shall prohibit Parent from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of Parent if, in the good faith judgment of the Parent Board (after consultation with outside legal counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall Parent or the Parent Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02.

(g)         For purposes of this Agreement:

“Parent Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any Parent Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Parent Subsidiary or otherwise) of any business or assets of Parent or the Parent Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Parent and the Parent Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Parent, (iv) transaction (including any tender offer or exchange offer) in which any Person (or the shareholders of any Person) shall acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of any class of equity securities or (v) any combination of the foregoing (in each case, other than the Mergers).

“Superior Parent Proposal” means any bona fide written Parent Takeover Proposal from any Person (other than the Company, its Subsidiaries or Affiliates) (with all references to “20% or more” in the definition of Parent Takeover Proposal being deemed to reference “more than 50%”) (i) on terms which the Parent Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation), if consummated, to be more favorable from a financial point of view to the holders of Parent Common Stock than the Mergers, taking into account all the terms and conditions of such proposal (including the legal, financial, regulatory, timing and other aspects of the proposal, the identity of the Person making the proposal and any financing required for such proposal, the ability of the Person making such proposal to obtain such required financing and the level of certainty with respect to such required financing) and this Agreement (including any changes proposed by the Company to the terms of this Agreement) and (ii) that is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Parent Intervening Event” means any event, change, effect, development, condition or occurrence that affects or would be reasonably likely to affect (i) the business, financial condition or continuing results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (ii) the shareholders of Parent (including the benefits of the Mergers to Parent and the Parent Subsidiaries or the shareholders of Parent),  in either case that (x) is material, (y) does not involve or relate to a Parent Takeover Proposal and (z) is not known (or the material consequences of which are not known or understood) as of the date hereof.

SECTION 5.03   No Solicitation by the Company; Company Board Recommendation.  (a) The Company shall not, and shall not authorize or permit any of its Affiliates to, and shall instruct, and shall cause its Affiliates to instruct, its and their respective Representatives not to, (i) directly or indirectly solicit, initiate, knowingly encourage, induce or knowingly facilitate any Company Takeover Proposal or any inquiry or proposal that could reasonably be expected to lead to a Company Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any Person (other than the Company’s Representatives) regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not such Person is making a Company Takeover Proposal) with respect to any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal.  The Company shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.  Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Company Takeover Proposal that the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Company Proposal, and which Company Takeover Proposal was not solicited by the Company, its Affiliates or Representatives after the date of this Agreement and was made after the date of this Agreement and did not otherwise result from a breach of this Section 5.03(a), the Company, and its Representatives at the request of the Company, may, subject to compliance with Section 5.03(c), (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement, and (B) participate in discussions regarding the terms of such Company Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Company Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(a) by any Representative of the Company or any of its Affiliates shall constitute a breach of this Section 5.03(a) by the Company.

(b)         Except as set forth below, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Parent), or propose publicly to withdraw (or modify in any manner adverse to Parent), the approval or recommendation by the Company Board or any such committee thereof with respect to this Agreement or the Mergers or (B) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal (any action in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any Acquisition Agreement (other than a confidentiality agreement referred to in Section 5.03(a)) constituting or relating to, or that is intended to or would reasonably be expected to lead to, any Company Takeover Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Mergers or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement.

(c)         Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, the Company Board may terminate this Agreement pursuant to Section 8.01(e)(ii); provided, however, that the Company Board may not terminate this Agreement pursuant to Section 8.01(e)(ii) unless (i) the Company Board has provided prior written notice to Parent (a “Company Notice”) that it is prepared to terminate this Agreement pursuant to Section 8.01(e)(ii) in response to a Superior Company Proposal, which notice shall attach the most current draft of any written agreement relating to the transaction that constitutes such Superior Company Proposal, (ii) Parent does not, within four Business Days after the receipt of such Company Notice (it being understood and agreed that any amendment to the financial terms or any other material term of a Superior Company Proposal shall require a new Company Notice and a new four Business Day period), propose changes to this Agreement that would, in the reasonable good faith judgment of the Company Board (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), cause the offer previously constituting a Superior Company Proposal to no longer constitute a Superior Company Proposal, and (iii) at the end of such four Business Day period and taking into account any changes to the terms of this Agreement proposed by Parent, the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) that the failure to terminate this Agreement pursuant to Section 8.01(e)(ii) as a result of such Superior Company Proposal would be inconsistent with its fiduciary duties under applicable Law. The Company agrees that, during the four Business Day period prior to terminating this Agreement pursuant to Section 8.01(e)(ii) in response to a Superior Company Proposal, if requested by Parent, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent. In determining whether to terminate this Agreement pursuant to Section 8.01(e)(ii), the Company Board shall take into account all written or oral information, opinions or analyses submitted by or on behalf of Parent, and any changes to the terms of this Agreement proposed by Parent in response to such a Company Notice.

(d)         Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, the Company Board may effect a Company Adverse Recommendation Change (x) as a result of the occurrence of a Company Intervening Event or (y) in response to a Superior Company Proposal, in each case if the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and after taking into account any changes to the terms of this Agreement proposed by Parent during the four Business Day period referred to in clause (ii) below) that the failure to effect a Company Adverse Recommendation Change as a result of the occurrence of such Company Intervening Event or in response to such Superior Company Proposal, as the case may be, would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law; provided, however, that the Company Board may not effect a Company Adverse Recommendation Change under this clause (d) unless (i) the Company Board has provided four Business Days prior written notice to Parent that it is prepared to effect a Company Adverse Recommendation Change in response to a Company Intervening Event or a Superior Company Proposal, which notice shall, in the case of a Company Adverse Recommendation Change in response to a Superior Company Proposal, include summaries of the material facts, circumstances and other information that the Company Board considered in connection with the making of any such determination and (ii) during such four Business Day period, if requested by Parent, the Company Board negotiates in good faith with Parent and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent.

(e)         In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.03, the Company shall promptly advise (and in any event within 48 hours) Parent orally and in writing of any Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal (including any changes thereto) and the identity of the Person making any such Company Takeover Proposal.  The Company shall keep Parent informed in all material respects on a current basis of the terms and status (including any change to the terms thereof) of any Company Takeover Proposal.

(f)         Nothing contained in this Section 5.03 shall prohibit the Company from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Company Board (after consultation with outside legal counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.03.

(g)         For purposes of this Agreement:

“Company Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (iv) transaction (including any tender offer or exchange offer) in which any Person (or the shareholders of any Person) shall acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of any class of equity securities or (v) any combination of the foregoing (in each case, other than (A) the Mergers and (B) transactions permitted under Section 5.01(b)(viii)).

“Superior Company Proposal” means any bona fide written Company Takeover Proposal from any Person (other than Parent, its Subsidiaries or Affiliates) (with all references to “20% or more” in the definition of Company Takeover Proposal being deemed to reference “more than 50%”) (i) on terms which the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation), if consummated, to be more favorable from a financial point of view to the holders of Company Common Stock than the Mergers, taking into account all the terms and conditions of such proposal (including the legal, financial, regulatory, timing and other aspects of the proposal, the identity of the Person making the proposal and any financing required for such proposal, the ability of the Person making such proposal to obtain such required financing and the level of certainty with respect to such required financing) and this Agreement (including any changes proposed by Parent to the terms of this Agreement) and (ii) that is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Company Intervening Event” means any event, change, effect, development, condition or occurrence that affects or would be reasonably likely to affect (i) the business, financial condition or continuing results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) the shareholders of the Company (including the benefits of the Mergers to the Company and the Company Subsidiaries or the shareholders of the Company), in either case that (x) is material, (y) does not involve or relate to a Company Takeover Proposal and (z) is not known (or the material consequences of which are not known or understood) as of the date hereof.

ARTICLE VI

Additional Agreements

SECTION 6.01   Preparation of the Form S-4 and the Joint Proxy Statement; Shareholders Meetings.  (a) As promptly as practicable following the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the shareholders of each of Parent and the Company relating to the Parent Shareholders Meeting and the Company Shareholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Parent shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and Parent and the Company shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Mergers.  Each of the Company and Parent shall furnish all information concerning itself and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein.  Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand.  Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement.  Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.  Each of the Company and Parent shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Stock Consideration for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Each of the Company and Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Mergers and the issuance of the Stock Consideration.

(b)         If, prior to the Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s shareholders and the Company’s shareholders.  Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c)         If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s shareholders and the Company’s shareholders.  Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d)         Parent shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Parent Shareholders Meeting.  Parent shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to Parent’s shareholders and to hold the Parent Shareholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act and (ii) subject to Section 5.02(b), solicit the Parent Shareholder Approval.  Parent shall, through the Parent Board, recommend to its shareholders that they give the Parent Shareholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Parent Board has made a Parent Adverse Recommendation Change as permitted by Section 5.02(b).  Parent agrees that its obligations pursuant to this Section 6.01 (other than its obligations to recommend to its shareholders that they give the Parent Shareholder Approval and to include such recommendation in the Joint Proxy Statement, but only to the extent  that the Parent Board has made a Parent Adverse Recommendation Change as permitted by Section 5.02(b)) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Parent Takeover Proposal or by the making of any Parent Adverse Recommendation Change by the Parent Board.

(e)         The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Company Shareholders Meeting.  The Company shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to the Company’s shareholders and to hold the Company Shareholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act and (ii) subject to Section 5.03(b), solicit the Company Shareholder Approval.  The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Company Board has made a Company Adverse Recommendation Change as permitted by Section 5.03(b).  The Company agrees that its obligations pursuant to this Section 6.01 (other than its obligations to recommend to its shareholders that they give the Company Shareholder Approval and to include such recommendation in the Joint Proxy Statement, but only to the extent that the Company Board has made a Company Adverse Recommendation Change as permitted by Section 5.03(b)) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or by the making of any Company Adverse Recommendation Change by the Company Board.

(f)         Each of Parent and the Company shall use reasonable best efforts to hold the Parent Shareholders Meeting and the Company Shareholders Meeting, respectively, at the same time and on the same date as the other party.

SECTION 6.02   Access to Information; Confidentiality.  Subject to applicable Law, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access, upon reasonable advance notice, during the period from the date of this Agreement to the earlier of the Effective Time or termination of this Agreement pursuant to Section 8.01, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries to, make available promptly to the other party (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of securities laws or filed with or sent to the SEC, the FERC, the DOE, the State Utilities Commissions or any other Federal or state regulatory agency or commission and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party (provided that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) or subject to any attorney-client privilege (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege) or is commercially sensitive.  If any material is withheld by such party pursuant to one or more of the provisos to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld to the extent that doing so would not undermine the protection of the relevant proviso.  Without limiting the generality of the foregoing, subject to applicable Law, each of the Company and Parent shall, within two Business Days of request by the other party therefor, provide to such other party the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock or Parent Common Stock would be entitled under Section 180.1602 of the WBCL (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 6.02 shall be subject to the mutual confidentiality and non-disclosure agreement dated as of March 6, 2014, between Parent and the Company (the “Confidentiality Agreement”).

SECTION 6.03   Reasonable Best Efforts; Required Actions.  (a) Subject to the terms and conditions of this Agreement, each of the parties shall use their respective reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as reasonably practicable, the Initial Merger, the Subsequent Merger and the other transactions contemplated by this Agreement, including preparing and filing all documentation to effect all necessary filings, notices, petitions, statements, submissions of information, applications and other documents, (ii) obtain the Required Consents and all other Consents, Permits and other confirmations from any Governmental Entity or other third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (iii) execute and deliver any additional instruments necessary to consummate the Initial Merger, the Subsequent Merger and the other transactions contemplated by this Agreement and (iv) defend or contest in good faith any litigation brought by any Governmental Entity or other third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement.

(b)         In connection with and without limiting Section 6.03(a), the Company and the Company Board and Parent and the Parent Board, as the case may be, shall use their respective reasonable best efforts to (x) take all action reasonably appropriate to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any transaction contemplated by this Agreement and (y) if any takeover statute or similar statute or regulation becomes applicable to this Agreement or any transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Initial Merger, the Subsequent Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c)         Notwithstanding Section 6.03(a), following the execution and delivery by the parties of this Agreement, the Company and Parent shall enter into discussions with the Governmental Entities from whom Consents or nonactions are required to be obtained pursuant to any applicable Antitrust Law or in connection with receiving the Company Required Statutory Approvals or the Parent Required Statutory Approvals in connection with the consummation of the Initial Merger and the other transactions contemplated by this Agreement.  The Company and Parent shall use their respective reasonable best efforts to obtain all such required Consents or nonactions from such Governmental Entities and eliminate each and every other impediment that may be asserted by such Governmental Entities pursuant to any Antitrust Law or in connection with granting the Company Required Statutory Approvals or the Parent Required Statutory Approvals, in each case with respect to the Initial Merger, so as to enable the Closing to occur as soon as reasonably possible.  In furtherance and not in limitation of its obligations under Section 6.03(a), but subject to Section 6.03(f), the Company and Parent each shall, and shall cause their respective Subsidiaries to, undertake any effort or take any action (including accepting terms, conditions, liabilities, obligations, commitments or sanctions and proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of Parent or the Company or their respective Subsidiaries) necessary or required in order to obtain the Company Required Statutory Approvals and the Parent Required Statutory Approvals.

(d)         In connection with and without limiting the generality of the foregoing, each of Parent and the Company shall:

(i)      make or cause to be made, in consultation and cooperation with the other and as promptly as practicable after the date of this Agreement and in any event within 75 days of this Agreement, (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Initial Merger and (B) all other necessary registrations, declarations, notices, applications and filings relating to the Initial Merger with other Governmental Entities under any other Antitrust Law;

(ii)     make or cause to be made, in consultation and cooperation with the other and as promptly as practicable after the date of this Agreement and in any event within 75 days of this Agreement, (A) appropriate filings to the FERC, the FCC and the State Utilities Commissions, as applicable, and (B) all other necessary registrations, declarations, notices, applications and filings relating to the Initial Merger with other Governmental Entities in relation to obtaining the Parent Required Statutory Approvals and the Company Required Statutory Approvals, as the case may be;

(iii)    furnish to the other all assistance, cooperation and information reasonably required for any such registration, declaration, notice, application or filing and in order to achieve the effects set forth in this Section 6.03;

(iv)    give the other reasonable prior notice of any such registration, declaration, notice, application or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity relating to the Initial Merger and the Subsequent Merger (including with respect to any of the actions referred to in Section 6.03(c) and in this Section 6.03(d)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such registration, declaration, notice, filing, application or communication;

(v)     respond as promptly as practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable Antitrust Laws for additional information or documentation in connection with antitrust, competition or similar matters (including a “second request” under the HSR Act), and not extend any waiting period under the HSR Act or enter into any agreement with any such Governmental Entity or other authorities not to consummate any of the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; and

(vi)    unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Initial Merger and the Subsequent Merger (including with respect to any of the actions referred to in Section 6.03(c) and in this Section 6.03(d)) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement, the Initial Merger and the Subsequent Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (E) to the extent reasonably practicable, furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement, the Initial Merger and the Subsequent Merger.

(e)         Notwithstanding anything in this Section 6.03, (i) Parent shall have primary responsibility for scheduling and conducting any meeting with any Governmental Entity, coordinating and making any applications and filings with, and resolving any investigation or other inquiry of, any agency or other Governmental Entity, obtaining the Parent Required Statutory Approvals and the Company Required Statutory Approvals, Required Consents, Consents, Permits and other approvals and confirmations from any Governmental Entity necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however, that Parent agrees to consult with the Company reasonably in advance of taking any such action.  The Company shall promptly notify Parent and Parent shall notify the Company of (i) any notice or other communication from any Person alleging that such Person’s Consent is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and (iii) any actions, suits, claims, litigations, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or the Company Board that, in any such case, relate to this Agreement or the transactions contemplated by this Agreement (other than litigation covered by Section 6.07). The Company shall consult with Parent with respect to, and allow Parent to participate in, the defense or settlement of any such action, suit, claim, litigation, investigation or proceeding, and no settlement thereof shall be agreed to without Parent’s prior written consent.  Parent shall consult with the Company with respect to the defense or settlement of any such action, suit, claim, litigation, investigation or proceeding, and shall consult with the Company prior to agreeing to any settlement thereof.

(f)         Notwithstanding anything else contained in this Agreement, the provisions of this Section 6.03 shall not be construed to (i) require Parent or any Parent Subsidiary or (ii) permit the Company or any Company Subsidiary without the prior written consent of Parent, to undertake any efforts or to take any action (including accepting any terms, conditions, liabilities, obligations, commitments or sanctions and proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of Parent or the Company or their respective Subsidiaries) if the taking of such efforts or action, individually or in the aggregate, has resulted or would reasonably be expected to result in a Parent Regulatory Material Adverse Effect.

SECTION 6.04   Indemnification, Exculpation and Insurance.  (a) Each of Parent and the Company agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of either Parent and the Parent Subsidiaries or the Company and the Company Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other similar agreements of Parent or any of the Parent Subsidiaries or the Company or any of the Company Subsidiaries, in each case as in effect on the date of this Agreement, shall be continued or assumed by Parent and the Surviving Corporation following the Mergers, without further action, and shall survive the Mergers and shall continue in full force and effect in accordance with their terms.

(b)         For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to procure the provision of officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each Person currently covered by the Company’s or any of the Company Subsidiaries’ officers’ and directors’ liability insurance policy on terms with respect to coverage and in amounts that are at least as favorable as those of the applicable policy in effect on the date of this Agreement; provided that, if the aggregate annual premium for such insurance exceeds 300% of the current annual premium for such insurance, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as is then available at a cost up to but not exceeding 300% of such current aggregate annual premium.  In lieu of such insurance, prior to the Closing Date, Parent may, following consultation with the Company, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and the Company Subsidiaries and their current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage maintained by the Company or any Company Subsidiary on terms with respect to coverage and in amounts that are at least as favorable as those of the applicable policy in effect on the date of this Agreement and subject to the proviso of the immediately preceding sentence, in which event Parent shall cease to have any obligations under the immediately preceding sentence.

(c)         The provisions of this Section 6.04 (i) shall survive consummation of the Mergers, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party, his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 6.05   Fees and Expenses.  (a) Except as provided below, all fees and expenses incurred in connection with the Mergers and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b)         Parent shall pay to the Company a fee of $175,000,000 (the “Parent Termination Fee”) if:

(i)      The Company terminates this Agreement pursuant to (A) Section 8.01(e)(i) or 8.01(e)(iii) or (B) Parent terminates this Agreement pursuant to Section 8.01(f)(ii); provided, however, that if either the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(iii) at any time after the Company would have been permitted to terminate this Agreement pursuant to Section 8.01(e)(i) or 8.01(e)(iii), this Agreement shall be deemed terminated pursuant to Section 8.01(e)(i) or 8.01(e)(iii) for purposes of this Section 6.05(b)(i); or

(ii)      (A) prior to the Parent Shareholders Meeting, a Parent Takeover Proposal has been made to Parent or has been made directly to the shareholders of Parent generally or has otherwise become publicly known or any Person has publicly announced an intention (whether or not conditional) to make a Parent Takeover Proposal, (B) this Agreement is terminated by the Company or Parent pursuant to (1) Section 8.01(b)(i) and the Parent Shareholders Meeting has not been held on or prior to the fifth Business Day prior to the date of such termination or (2) Section 8.01(b)(iii), or terminated by the Company pursuant to Section 8.01(c) and (C) within 12 months of such termination, Parent enters into a definitive Contract to consummate such Parent Takeover Proposal or such Parent Takeover Proposal is consummated.  For the purposes of Section 6.05(b)(ii)(C) only, the term “Parent Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(g) except that all references to “20%” therein shall be deemed to be references to “50%”.

Any Parent Termination Fee due under this Section 6.05(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i)(A) above, on the second Business Day immediately following the date of termination of this Agreement, (y) in the case of clause (i)(B) above, concurrently with the termination of this Agreement and (z) in the case of clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C) above.

(c)         The Company shall pay to Parent a fee of $175,000,000 (the “Company Termination Fee”) if:

(i)       Parent terminates this Agreement pursuant to (A) Section 8.01(f)(i) or (B) 8.01(f)(iii) or the Company terminates this Agreement pursuant to Section 8.01(e)(ii); provided, however, that if either the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(iv) at any time after Parent would have been permitted to terminate this Agreement pursuant to Section 8.01(f)(i) or 8.01(f)(iii), this Agreement shall be deemed terminated pursuant to Section 8.01(f)(i) or 8.01(f)(iii) for purposes of this Section 6.05(c)(i); or

(ii)     (A) prior to the Company Shareholders Meeting, a Company Takeover Proposal has been made to the Company or has been made directly to the shareholders of the Company generally or has otherwise become publicly known or any Person has publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, (B) this Agreement is terminated by the Company or Parent pursuant to (1) Section 8.01(b)(i) and the Company Shareholders Meeting has not been held on or prior to the fifth Business Day prior to the date of such termination or (2) Section 8.01(b)(iv) or by Parent pursuant to Section 8.01(d) and (C) within 12 months of such termination, the Company enters into a definitive Contract to consummate such Company Takeover Proposal or such Company Takeover Proposal is consummated.  For the purposes of Section 6.05(c)(ii)(C) only, the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 5.03(g) except that all references to “20%” therein shall be deemed to be references to “50%”.

Any Company Termination Fee due under this Section 6.05(c) shall be paid by wire transfer of same-day funds (x) in the case of clause (i)(A) above, on the second Business Day immediately following the date of termination of this Agreement, (y) in the case of clause (i)(B) above, concurrently with the termination of this Agreement and (z) in the case of clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C) above.

(d)         Parent and the Company acknowledge and agree that the agreements contained in Sections 6.05(b) and Section 6.05(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would enter into this Agreement.  Accordingly, if Parent fails promptly to pay the amount due pursuant to Section 6.05(b) or the Company fails promptly to pay the amount due pursuant to Section 6.05(c), and, in order to obtain such payment, the Person owed such payment commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Person owing such payment shall pay to the Person owed such payment its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A. (the “Prime Rate”) in effect on the date such payment was required to be made.  In no event shall either party be obligated to pay more than one termination fee pursuant to this Section 6.05.

SECTION 6.06   Certain Tax Matters.  (a) For U.S. Federal income Tax purposes, (i) the parties intend that the Initial Merger and the Subsequent Merger, taken together as a single integrated transaction, qualify as a “reorganization” within the meaning of Section 368(a) of the Code in which the Company is to be treated as merging directly with and into Subsequent Merger Sub with the Company Common Stock converted in such merger into the right to receive the Merger Consideration (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which the Company, Parent and Subsequent Merger Sub are parties under Section 368(b) of the Code.

(b)         Each of the Company, Parent, Merger Sub and Subsequent Merger Sub shall use its reasonable best efforts to cause the Initial Merger and the Subsequent Merger to qualify for the Intended Tax Treatment, including by not taking any action that such party knows is reasonably likely to prevent such qualification.  Each of the Company, Parent, Merger Sub and Subsequent Merger Sub shall report the Initial Merger, the Subsequent Merger and the other transactions contemplated by this Agreement in a manner consistent with the Intended Tax Treatment.

(c)         Each of the Company, Parent, Merger Sub and Subsequent Merger Sub shall use its reasonable best efforts to obtain the Tax opinions described in Sections 7.02(d) and 7.03(e), including by making representations and covenants requested by Tax counsel in order to render such Tax opinions.  Each of the Company, Parent, Merger Sub and Subsequent Merger Sub shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to Tax counsel in furtherance of such Tax opinions.

(d)         To the extent necessary, Company, Parent, Merger Sub and Subsequent Merger Sub shall work together in good faith to effect the combination contemplated by this Agreement using an alternative structure that would be tax-free to the extent of the Stock Consideration in the event that (i) the Intended Tax Treatment cannot be achieved, (ii) the Tax opinions described in Section 7.02(d) and Section 7.03(d) are not issued with respect to the transactions contemplated by this Agreement or (iii) Parent reasonably determines that the Subsequent Merger may result in a constructive termination of American Transmission Company LLC under Section 708 of the Code.

SECTION 6.07   Transaction Litigation.  Subject to applicable law, the Company shall keep Parent reasonably informed in respect of any litigation against the Company or its directors relating to the Initial Merger and the other transactions contemplated hereby, and the Company agrees that it shall not agree to any settlement of such litigation without Parent’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed).  Parent shall keep the Company reasonably informed in respect of any litigation against Parent or its directors relating to the Initial Merger and the other transactions contemplated hereby.

SECTION 6.08   Section 16 Matters.  Prior to the Effective Time, each of the Company, Parent and Merger Sub shall take all such steps as may be required to cause (a) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Initial Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Initial Merger and the other transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.09   Financing.

(a)         Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain funds from lenders (the “Financing”), along with cash on hand, to (w) permit Parent and the Merger Subsidiaries to consummate the Mergers and the transactions contemplated herby on a timely basis, (x) effect, as required, the repayment or refinancing of any outstanding Indebtedness that may become due and payable as a result of the Mergers, (y) pay any and all fees and expenses required to be paid by Parent and the Merger Subsidiaries in connection with the Mergers and the Financing and (z) satisfy all of the other payment obligations of Parent and the Merger Subsidiaries contemplated hereunder, including using reasonable best efforts to (i) negotiate and enter into definitive agreements with respect thereto and (ii) satisfy (or, if deemed advisable by Parent, seek a waiver of) on a timely basis all conditions within the control of Parent and required to be satisfied by it, and otherwise comply with all terms applicable to Parent, in such definitive agreements.  Parent shall deliver to the Company true and complete copies of all agreements pursuant to which any lenders (each, a “Financing Source”) shall have committed to provide Parent with any portion of the Financing.  Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing.

(b)        The Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to cause its and their respective Representatives to, on a timely basis, provide all reasonable cooperation requested by Parent and/or the Financing Sources that is reasonably necessary and customary to assist Parent in connection with Parent obtaining the Financing, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, such cooperation shall in any event include (i) promptly providing Parent and the Financing Sources and their respective agents with (A) all historical financial information regarding the Company and the Company Subsidiaries reasonably requested by Parent or the Financing Sources in order to consummate the Financing, and (B) such other information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent, the Financing Sources or their respective agents to prepare customary bank information memoranda, lender presentations, offering memoranda and private placement memoranda (including under Rule 144A under the Securities Act and subject to customary exceptions for offerings under Rule 144A and private placements) including such other information and data as are otherwise reasonably necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in clause (A), and other materials in connection with a syndicated bank financing or other debt offering in connection with such Financing (including information reasonably requested by such Person so as to permit Parent to prepare projections) (all information required to be delivered pursuant to this clause (i) being referred to as the “Required Information”); (ii) participating (including by making members of senior management available to participate) in a reasonable number of meetings, due diligence sessions, presentations, “road shows”, drafting sessions and sessions with the rating agencies in connection with the Financing, in each case upon reasonable advance notice and at mutually agreed times; (iii) reasonably cooperating with the Financing Sources’ and their respective agents’ due diligence, including providing access to documentation reasonably requested by such Persons in connection with lending or capital markets transactions; (iv) reasonably cooperating with the marketing efforts for any portion of the Financing, including using its reasonable best efforts to ensure that any syndication effort benefits materially from any existing lending and investment banking relationship; (v) aiding in the preparation of documentation, including bank information memoranda and private placement memoranda (including under Rule 144A under the Securities Act) (including, in the case of bank information memoranda and private placement memoranda, the delivery of customary authorization and representation letters to the extent contemplated by the Financing), rating agency presentations (in connection with generally cooperating in the procuring of corporate and facilities ratings for the Financing from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.), road show presentations and written offering materials and similar documents used to complete such Financing, in each case, to the extent information contained therein relates to the business of the Company and the Company Subsidiaries and is customarily included in such documents; it being understood that such information shall not include information that is customarily provided by Parent or the Financing Sources; (vi) cause its certified independent auditors to provide (A)(x) consent to use of their reports in any materials relating to the Financing, including offering memoranda that include or incorporate the Company’s consolidated financial information and their reports thereon and (y) auditors’ reports and customary comfort letters with respect to financial information relating to the Company and the Company Subsidiaries in customary form and (B) other customary documentation and assistance (including reasonable assistance in the preparation of pro forma financial statements by Parent); (vii) providing (including using reasonable best efforts to obtain such documents from its advisors) customary certificates, legal opinions or other customary closing documents as may be reasonably requested by Parent or the Financing Sources; (viii) entering into one or more credit, guarantee, security, hedging or other related or ancillary agreements on terms satisfactory to Parent in connection with the Financing; (ix) taking all actions reasonably necessary in connection with the payoff of existing Indebtedness of the Company and the Company Subsidiaries (including the Indebtedness contemplated to be paid off pursuant to Section 6.10) on the Closing Date; (x) causing the taking of corporate actions (subject to the occurrence of the Closing) reasonably necessary to permit the completion of the Financing; (xi) providing to the Financing Sources all documentation and other information reasonably requested by such Financing Sources that such Financing Sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (xii) informing Parent if the Company Board, a committee of the Company Board, or any executive officer, including the chief financial officer, of the Company concludes that any previously issued financial statements included in the Required Information should no longer be relied upon; (xiii) assisting Parent in connection with the amendment of any of the Company’s or Company Subsidiaries’ hedging, swap or derivative arrangements on terms satisfactory to Parent; and (xiv) updating any Required Information provided to Parent as may be necessary so that such Required Information qualifies as a Compliant Document no later than two Business Days prior to the Closing Date; provided that, notwithstanding the foregoing, no obligation of the Company and the Company Subsidiaries under any certificate, document or agreement delivered by the Company or any of the Company Subsidiaries pursuant to clauses (vii), (viii), (ix) (other than as contemplated by Section 6.10), (x) and (xiii) above shall be effective until the Effective Time and none of the Company or any of the Company Subsidiaries shall be required to take any action under any such certificate, document or agreement that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective before the Effective Time. The Company hereby consents to the reasonable use of the Company’s and its Subsidiaries’ trademarks, service marks and logos in connection with the Financing; provided that such trademarks, service marks and logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries. Parent shall indemnify and hold harmless the Company and the Company Subsidiaries and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by it in connection with the arrangement of the Financing (including all actions taken in accordance with this Section 6.09(b)) and any information utilized in connection therewith (other than historical information relating to the Company or the Company Subsidiaries or other information furnished by or on behalf of the Company or the Company Subsidiaries), except in the event such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties arose out of or result from the gross negligence, fraud or willful misconduct of the Company, any of the Company Subsidiaries or any of their respective Representatives as finally determined by a court of competent jurisdiction. Parent shall from time to time, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with this Section 6.09(b).

SECTION 6.10   Treatment of Certain Indebtedness.

(a)          As soon as reasonably practicable after the receipt of any written request by Parent to do so, the Company shall take the following actions on such terms and conditions that are consistent with the requirements of the Notes and otherwise reasonably specified, from time to time, by Parent: (i) make an offer to purchase with respect to all of the outstanding aggregate principal amount of the Notes (the “Debt Tender Offer”), (ii) on the Closing Date, purchase each Note validly tendered pursuant to the Debt Tender Offer and (iii) on the Closing Date, to the extent any Notes are not validly tendered pursuant to the Debt Tender Offer or are withdrawn, make arrangements satisfactory to the trustee for the holders of the Notes (“Trustee”) to deliver a notice of optional prepayment for the Notes and deposit funds with the Trustee sufficient to prepay and satisfy and discharge such Notes pursuant to the terms thereof (the transactions described in clauses (i) to (iii) above, the “Change of Control Refinancing”), and Parent shall assist the Company in connection with the Change of Control Refinancing. Notwithstanding anything to the contrary in this Section 6.10, (x) the closing of any Change of Control Refinancing shall be conditioned on the occurrence of the Closing and such Change of Control Refinancing shall be funded by amounts provided by Parent or one of the Parent Subsidiaries and receipt of such funding shall be a condition to any such debt Tender Offer, and (y) the Company and the Company Subsidiaries shall not be required to take any action in violation of Law or the Indenture in connection with the Change of Control Refinancing. The Company shall provide, shall cause the Compay Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Change of Control Refinancing.

(b)         Parent shall prepare all necessary and appropriate documentation (including, if applicable, all mailings to the holders of the Notes and all SEC filings) in connection with the Change of Control Refinancing. Parent and the Company shall reasonably cooperate with each other in the preparation of such documentation, which shall be subject to the prior review of, and comment by, the Company.  If at any time prior to the completion of the Change of Control Refinancing any information in such documentation should be discovered by the Company or Parent that should be set forth in an amendment or supplement to such documentation, so that such documentation shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Parent (subject to the review of, and comment by, the Company) describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the Notes.

(c)         Parent shall promptly, upon request by the Company, reimburse the Company for all documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of the Company Subsidiaries in connection with the transactions contemplated by this Section 6.10. Without duplication of any amounts reimbursed by Parent pursuant to the immediately foregoing sentence, Parent shall indemnify and hold harmless the Company, its Affiliates and their respective officers, advisors and Representatives from and against any and all losses, damages, claims, costs, expenses, interests, awards, judgments and penalties suffered or incurred by any of them of any type in connection with the Change of Control Refinancing and/or the provision of information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf of the Company or any of its Affiliates) to the fullest extent permitted by applicable Law, including losses, damages, claims, costs, expenses, interests, awards, judgments and penalties arising out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the documentation relating to any Change of Control Refinancing, or arising out of or are based upon the omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided, however, that Parent shall not be liable in any such case to the extent that any such loss, damage, claim, cost, expense, interest, award, judgment or penalty arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documentation in reliance upon information provided in writing specifically for such use by or on behalf of the Company or any of its Affiliates).

(d)         At or immediately prior to the Effective Time, the Company shall use its reasonable best efforts to deliver to Parent copies of payoff letters, in form reasonably acceptable to Parent, from the administrative agent under the Company’s existing credit facilities and shall make arrangements for the release of all Liens and other security over the Company’s and the Company Subsidiaries’ properties and assets, if any, securing its obligations under such existing credit facilities that are being prepaid and terminated on the Closing Date (to the extent Liens under such historic credit facilities or other financing have not previously been released), together with the return of any collateral in the possession of the relevant administrative agent or the collateral agent effective as of the Effective Time.

SECTION 6.11   Governance Matters.

(a)         Parent shall take all necessary action to cause, effective at the Effective Time, the Parent Board to increase the number of the directors constituting the Board of Parent to a total of 12.

(b)         Parent shall take all necessary action to cause, effective at the Effective Time, three directors serving on the Company Board immediately prior to the Effective Time to be elected or appointed as members to the Parent Board to fill the increase created by the action described in Section 6.11(a), with such directors to be selected by the Company  in consultation with the Parent, provided that such directors will satisfy the NYSE independence requirements and the FERC interlocking directorship requirements, and taking into account the Parent’s Corporate Governance Guidelines.

(c)         Parent shall take all necessary action to cause, effective at the Effective Time, (i) the location of the corporate headquarters and principal executive offices of Parent to be in metropolitan Milwaukee, Wisconsin and (ii) Parent to have operational headquarters in Chicago, Illinois, Milwaukee, Wisconsin and Green Bay, Wisconsin.

(d)         Parent shall maintain historic levels of community involvement and charitable contributions in existing service territories of the Company and the Company Subsidiaries from and after the Effective Time.

SECTION 6.12   Dividends.  (a)  Each of Parent and the Company shall coordinate with the other regarding the declaration and payment of dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of Parent and the Company that no holder of Parent Common Stock or Company Common Stock shall receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of Parent Common Stock or Company Common Stock, as the case may be, and/or any shares of Parent Common Stock any holder of Company Common Stock receives pursuant to the Merger.

(b)         The Parent Board shall adopt and approve a new dividend policy (the “Dividend Policy”) to take effect following the Effective Time relating to the payment of dividends on the outstanding Parent Common Stock after the Closing Date.  The Dividend Policy shall provide for a quarterly dividend per share of Parent Common Stock in an amount equal to the quarterly dividend amount paid per share by the Company on the outstanding Company Common Stock on the most recent dividend payment date of the Company prior to the Effective Time divided by the Dividend Exchange Ratio. The “Dividend Exchange Ratio” will be calculated by dividing the value of the Merger Consideration by the Average Price. For purposes of this calculation, the value of the Stock Consideration will be assumed to be equal to the Average Price multiplied by the exchange ratio provided for in Section 2.01(c)(ii).

SECTION 6.13   Public Announcements.  Except with respect to any Company Adverse Recommendation Change or Parent Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement, including the Mergers, and shall not issue any such press release or make any such written public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form agreed to by the parties.

SECTION 6.14   Stock Exchange Listing.  Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Initial Merger to be approved for listing on the NYSE, in each case subject to official notice of issuance, prior to the Closing Date.  The Company shall use its commercially reasonable efforts to cooperate with Parent in connection with the foregoing, including by providing information reasonably requested by Parent in connection therewith.

SECTION 6.15   Employee Matters.  (a) During the period commencing at the Effective Time and ending on the first anniversary of the Effective Time (the “Continuation Period”), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide each individual who was employed by the Company or any of the Company Subsidiaries immediately prior to the Effective Time and who continues such employment with Parent or any Parent Subsidiary (including the Company and the Company Subsidiaries) thereafter (each, a “Company Employee”), and who is not covered by a Company Union Contract, with compensation and benefits, in each case, that are no less favorable than the compensation and benefits provided to the Company Employees immediately prior to the Effective Time.  Notwithstanding the foregoing, Parent shall not, or shall cause the Surviving Corporation or its Subsidiaries not to, amend or otherwise adjust any such Company Employee’s health, dental, vision or disability benefits any time following the Continuation Period and prior to December 31 of the year following the year in which the Effective Time occurs to the extent that such amendment or adjustment would subject such Company Employee to any additional costs (including, for the avoidance of doubt, any early termination fees, pre-existing condition limitations, exclusions, actively at work requirements, waiting periods or lost credit for co-payments, deductibles or similar expenses).  Without limiting the generality of the foregoing, Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, provide each Company Employee who is not covered by a Company Union Contract whose employment is terminated during the Continuation Period with severance and other separation benefits that are no less favorable than the severance and other separation benefits provided to such Company Employee by the Company or any Company Subsidiary as in effect immediately prior to the Effective Time.

(b)          With respect to each Company Employee who is covered by a Company Union Contract, Parent shall cause the Surviving Corporation or its Subsidiaries, as applicable, to continue to honor the Company Union Contracts, in each case as in effect at the Effective Time,  in accordance with their terms.  The provisions of this Section 6.15 shall be subject to any applicable provisions of the Company Union Contracts and applicable Law in respect of such Company Employee, to the extent the provisions of this Section 6.15 are inconsistent with or otherwise in conflict with the provisions of any such Union Contract or applicable Law.

(c)         Notwithstanding Section 6.15(a), Parent shall, or shall cause the Surviving Corporation or its Subsidiaries, to provide (i) nonsupervisory Company Employees covered by the collective bargaining agreement between Wisconsin Public Service Corporation and Local 420 of the International Union of Operation Engineers dated October 14, 2012, and (ii) any other nonsupervisory Company Employees as determined by Parent who were employed by Wisconsin Public Service Corporation immediately prior to the Effective Time and are covered by Wis. Stat. § 196.807, to the extent applicable, with at least the same wages and substantially equivalent fringe benefits and other terms and conditions of employment that such Company Employees received immediately prior to the Effective Time, in each case for a period of thirty months following the Effective Time, unless different terms and conditions of employment are collectively bargained.

(d)         At the Effective Time, Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, assume and honor in accordance with their terms all of the Company’s and its Subsidiaries’ employment, severance, retention, termination and change in control plans, policies, programs, agreements and arrangements (including any change in control severance agreement or other arrangement between the Company and any Company Employee) maintained by the Company or any Company Subsidiary, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).

(e)         With respect to all employee benefit plans of Parent, the Surviving Corporation or any of their Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), each Company Employee’s service with the Company or any Company Subsidiary (as well as service with any predecessor employer of the Company or any such Company Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Company Subsidiary) shall be treated as service with Parent, the Surviving Corporation or any of their Subsidiaries for all purposes (other than benefit accrual under any defined benefit plan or frozen benefit plan or vesting under any equity incentive plan), including determining eligibility to participate, level of benefits, vesting and benefit accruals, except to the extent that such service was not recognized under the corresponding Company Benefit Plan immediately prior to the Effective Time, such recognition would result in any duplication of benefits for the same period of service or for purposes of qualifying for subsidized early retirement benefits.

(f)         Parent shall, and shall cause the Surviving Corporation to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the corresponding Company Benefit Plan immediately prior to the Effective Time.  Parent shall, or shall cause the Surviving Corporation to, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(g)         For the avoidance of doubt, for purposes of any Company Benefit Plan or Company Benefit Agreement containing a definition of “change in control”, “change of control” or similar term, the Closing shall be deemed to constitute a “change in control”, “change of control” or such similar term.

(h)         Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 6.15 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.15 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof including in respect of continued employment (or resumed employment).  Nothing contained herein shall alter the at-will employment relationship of any Company Employee.

SECTION 6.16   Creation of Merger Subsidiaries. Within thirty days of the date of this Agreement, Parent shall cause to be formed the Merger Subsidiaries and shall cause the Merger Subsidiaries to become parties to this Agreement through the execution of a Joinder.  Immediately prior to executing a Joinder, Parent shall (i) cause each of the Merger Subsidiaries to adopt resolutions (A) approving this Agreement and approving the execution and delivery of a Joinder, (B) determining that entering into this Agreement through a Joinder is in the best interests of Merger Sub or Subsequent Merger Sub, as applicable, and Parent, its sole shareholder and (C) recommending that Parent, as its sole shareholder, adopt this Agreement and a Joinder and directing that this Agreement be submitted to Parent, as its sole shareholder, for approval, and (ii) approve this Agreement and a Joinder in its capacity as the sole shareholder of each of the Merger Subsidiaries.

SECTION 6.17   Company Owned Real Property; Company Leased Real Property.  Within 30 days following the date of this Agreement, the Company shall deliver to Parent a list of all Company Owned Real Property (including the street address and name of the fee owner) and the Company Leased Real Property (including the street address and the names of the parties to the applicable Company Lease).

ARTICLE VII

Conditions Precedent

SECTION 7.01   Conditions to Each Party’s Obligation to Effect the Initial Merger.  The respective obligation of each party to effect the Initial Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)         Shareholder Approvals.  Each of the Parent Shareholder Approval and the Company Shareholder Approval shall have been obtained.

(b)         Listing.  The shares of Parent Common Stock issuable in the Initial Merger shall have been approved for listing on the NYSE, in each case subject to official notice of issuance.

(c)         Governmental Approvals.

(i)       Any waiting period (and any extension thereof) applicable to the Initial Merger under the HSR Act shall have been terminated or shall have expired.

(ii)      The Parent Required Statutory Approvals and the Company Required Statutory Approvals shall have been obtained at or prior to the Effective Time and such approvals shall have become Final Orders.  For purposes of this clause (c)(ii), a “Final Order” means an action by the relevant Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any mandatory waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by Law have been satisfied.

(d)         No Legal Restraints.  No Law and no Judgment, preliminary, temporary or permanent, issued by any court or tribunal of competent jurisdiction (collectively, “Legal Restraints”) shall be in effect that, and no suit, action or other proceeding shall be pending before any Governmental Entity in which such Governmental Entity seeks to impose, or has imposed, any Legal Restraint that, prevents, makes illegal or prohibits the consummation of the Initial Merger or the Subsequent Merger.

(e)         Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities or “blue sky” authorizations necessary for the issuance of the Merger Consideration.

SECTION 7.02   Conditions to Obligations of the Company.  The obligation of the Company to consummate the Initial Merger is further subject to the following conditions:

(a)         Representations and Warranties.  The representations and warranties of Parent and the Merger Subsidiaries contained in this Agreement (except for the representations and warranties contained in Section 3.03) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, and the representations and warranties of Parent and the Merger Subsidiaries contained in Section 3.03 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Company shall have received a certificate signed on behalf of each of Parent, Merger Sub and Subsequent Merger Sub by an executive officer of each of Parent, Merger Sub and Subsequent Merger Sub, respectively, to such effect.

(b)         Performance of Obligations of Parent and the Merger Subsidiaries.  Parent and each of the Merger Subsidiaries shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent, Merger Sub and Subsequent Merger Sub by an executive officer of each of Parent, Merger Sub and Subsequent Merger Sub, respectively, to such effect.

(c)         Absence of Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d)         Tax Opinion.  The Company shall have received the written opinion of Cravath, Swaine & Moore LLP, or such other nationally recognized Tax counsel reasonably satisfactory to the Company, as of the Closing Date to the effect that the Initial Merger and the Subsequent Merger will qualify for the Intended Tax Treatment.  In rendering the opinion described in this Section 7.02(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of the Company and Parent.

SECTION 7.03   Conditions to Obligation of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Initial Merger are further subject to the following conditions:

(a)         Representations and Warranties.  The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Section 4.03) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and the representations and warranties of the Company contained in Section 4.03 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)         Performance of Obligations of the Company.  The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)         Absence of Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)         No Parent Regulatory Material Adverse Effect.  No Legal Restraint shall be in effect that, and no suit, action or other proceeding shall be pending before any Governmental Entity seeking to impose, or that has imposed, any term, condition, liability, obligation, commitment, sanction or action that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Parent Regulatory Material Adverse Effect.

(e)         Tax Opinion.  Parent shall have received the written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Parent, as of the Closing Date to the effect that the Initial Merger and the Subsequent Merger will qualify for the Intended Tax Treatment.  In rendering the opinion described in this Section 7.03(e), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of the Company and Parent.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01   Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Parent Shareholder Approval or the Company Shareholder Approval:

(a)         by mutual written consent of the Company and Parent;

(b)         by either the Company or Parent:

(i)       if the Initial Merger is not consummated on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Initial Merger to occur on or before the End Date is the result of a breach of this Agreement by such party or the failure of any representation or warranty of such party contained in this Agreement to be true and correct;

(ii)      if the condition set forth in Section 7.01(d) is not satisfied and the Legal Restraint giving rise to such non-satisfaction has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party if such failure to satisfy the condition set forth in Section 7.01(d) is the result of a failure of such party to comply with its obligations pursuant to Section 6.03;

(iii)     if the Parent Shareholder Approval is not obtained at the Parent Shareholders Meeting duly convened (unless such Parent Shareholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv)     if the Company Shareholder Approval is not obtained at the Company Shareholders Meeting duly convened (unless such Company Shareholders Meeting has been adjourned, in which case at the final adjournment thereof);

(c)         by the Company, if Parent or either of the Merger Subsidiaries breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Parent or either of the Merger Subsidiaries contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is not reasonably capable of being cured by Parent by the Initial End Date (or, if such Initial End Date is extended, the End Date) or is not cured by Parent within 30 days after receiving written notice from the Company; provided, however, that the right to terminate this Agreement under this Section 8.01(c) shall only be available if the Company is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of the Company contained herein then fails to be true and correct such that the conditions set forth in Section 7.03(a) or 7.03(b) could not then be satisfied;

(d)         by Parent, if the Company breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is not reasonably capable of being cured by the Company by the End Date or is not cured by the Company within 30 days after receiving written notice from Parent; provided, however, that the right to terminate this Agreement under this Section 8.01(d) shall only be available if Parent is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Parent contained herein then fails to be true and correct such that the conditions set forth in Section 7.02(a) or 7.02(b) could not then be satisfied;

(e)         by the Company:

(i)       in the event that a Parent Adverse Recommendation Change has occurred; provided, however, that the right to terminate this Agreement under this Section 8.01(e)(i) shall not be available if the Parent Shareholder Approval is obtained at the Parent Shareholders Meeting;

(ii)      if substantially concurrently with such termination the Company enters into a Company Acquisition Agreement with respect to a Superior Company Proposal, so long as (A) the Company has complied with its obligations under Section 5.03(c) and (B) concurrently with such termination the Company pays to Parent any fees required to be paid pursuant to Section 6.05; or

(iii)    if the Parent Board fails to reaffirm publicly and unconditionally its recommendation to Parent’s shareholders that they give the Parent Shareholder Approval within five Business Days of the Company’s written request to do so (which request may be made at any time that a Parent Takeover Proposal is pending);

(f)         by Parent:

(i)      in the event that a Company Adverse Recommendation Change has occurred; provided, however, that the right to terminate this Agreement under this Section 8.01(f)(i) shall not be available if the Company Shareholder Approval is obtained at the Company Shareholders Meeting;

(ii)     if substantially concurrently with such termination Parent enters into a Parent Acquisition Agreement with respect to a Superior Parent Proposal, so long as (A) the Company has complied with its obligations under Section 5.02(c) and (B) concurrently with such termination Parent pays to the Company any fees required to be paid pursuant to Section 6.05; or

(iii)    if the Company Board fails to reaffirm publicly and unconditionally its recommendation to the Company’s shareholders that they give the Company Shareholder Approval within five Business Days of Parent’s written request to do so (which request may be made at any time that a Company Takeover Proposal is pending);

(g)         The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), or (f) of this Section 8.01 shall give written notice of such termination to the other parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

SECTION 8.02   Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or Parent, other than (a) the last sentence of Section 6.02, Section 6.05, this Section 8.02 and ARTICLE IX, which provisions shall survive such termination, and (b) liability of any party (whether or not the terminating party) for any breach of this Agreement prior to such termination, but solely to the extent such liability arises out of willful breach by such party of any covenant or agreement set forth in this Agreement that gave rise to the failure of a condition set forth in ARTICLE VII.  The liabilities described in the preceding sentence shall survive the termination of this Agreement.

SECTION 8.03   Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the Parent Shareholder Approval or the Company Shareholder Approval; provided, however, that (a) no amendment shall be made to this Agreement that would adversely affect the rights of the Financing Sources as set forth in Section 8.04, Section 9.07, Section 9.11(b), Section 9.11(c) or Section 9.13 or this Section 8.03 without the consent of the Financing Sources; (b) after receipt of the Parent Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of Parent without the further approval of such shareholders, (c) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders, (d) no amendment shall be made to this Agreement after the Effective Time and (e) except as provided above, no amendment of this Agreement shall require the approval of the shareholders of Parent or the shareholders of the Company.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.04   Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) subject to Section 8.03(a), waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement.  No extension or waiver by Parent shall require the approval of the shareholders of Parent unless such approval is required by Law and no extension or waiver by the Company shall require the approval of the shareholders of the Company unless such approval is required by Law.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05   Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of the Company, Parent or any of the Merger Subsidiaries, action by its Board of Directors or the duly authorized designee of its Board of Directors.  Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of Parent or the Company.

ARTICLE IX

General Provisions

SECTION 9.01   Nonsurvival of Representations and Warranties; Limitation on Remedies.  (a) None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  After the Effective Time, no party may bring any suit, action or proceeding based in whole or in part upon any actual or alleged inaccuracy in any such representation or warranty, whether based on fraud, gross negligence, negligence, breach of contract, breach of statute or otherwise, except to the extent mandatory applicable Law prohibits the exclusion of liability for fraudulent misrepresentation.

(b)         After the Effective Time, no party may bring any suit, action or proceeding seeking to rescind this Agreement or any of the transactions contemplated hereby, whether based on fraud, gross negligence, negligence, breach of contract, breach of statute or otherwise, except to the extent mandatory applicable Law prohibits the waiver of the right to rescission for fraudulent misrepresentation. Each party acknowledges that, following the Effective Time, the trading of Parent Common Stock by former holders of Company Common Stock will make the remedy of rescission impractical and inequitable to innocent third party purchasers of Parent Common Stock.

(c)         This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02            Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as may be specified by like notice):

(a)           if to the Company, to:

Integrys Energy Group, Inc. 200 East Randolph Street Chicago, Illinois 60601-6207 Phone: (312) 228-5400 Facsimile: (312) 240-4219

Attention:	General Counsel

with a copy to:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 Phone: (212) 474-1000 Facsimile: (212) 474-3700

Attention:	Mark I. Greene, Esq. Andrew R. Thompson, Esq.

with a copy to:

Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Phone: (414) 297-5668 Facsimile: (414) 297-4900

Attention:	Russell E. Ryba, Esq.

(b)           if to Parent, Merger Sub or Subsequent Merger Sub, to:

Wisconsin Energy Corporation 231 W. Michigan Street P.O. Box 1331 Milwaukee, Wisconsin 53201 Phone: (414) 221-2345 Facsimile: (414) 221-2435

Attention:	General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive, Suite 2700
Chicago, Illinois 60606 Phone: (312) 407-0700 Facsimile: (312) 407-0411

Attention:	Susan S. Hassan, Esq.

SECTION 9.03   Definitions.  For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable state, foreign or supranational antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other material Contract between the Company or any Company Subsidiary, on the one hand, and any Company Personnel, on the other hand.

“Company Benefit Plan” means each (i) pension plan (as defined in Section 3(2) of ERISA, whether or not subject to ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other material compensation, pension, retirement, savings or other benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any Company Subsidiary or any Company Commonly Controlled Entity for the benefit of any Company Personnel.

“Company Commonly Controlled Entity” means any person or entity, other than the Company and the Company Subsidiaries, that, together with the Company, is treated as a single employer under Section 414 of the Code.

“Company Deferred Compensation Plans” means the Company Deferred Compensation Plan, as amended and restated effective January 1, 2014, the PELLC Directors Deferred Compensation Plan, as amended and restated April 7, 2004, and the PELLC Executive Deferred Compensation Plan, as amended and restated as of December 4, 2002.

“Company ESOP” means the Company Employee Stock Ownership Plan, as amended and restated January 1, 2001 and the People’s Energy Corporation Employee Stock Ownership Plan, as amended and restated January 1, 2005.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Personnel” means any current or former director, officer or employee of the Company or any Company Subsidiary.

“Company Rabbi Trusts” means grantor trusts established to fund nonqualified deferred compensation obligations of the Company and the Company Subsidiaries, the assets of which remain subject to the claims of the Company’s general creditors.

“Company Restricted Stock Unit” means any restricted stock unit award or performance share award payable in shares of Company Common Stock or the value of which is determined with reference to the value of shares of Company Common Stock, whether granted under any Company Stock Plan or otherwise.

“Company Stock Option” means any option award to purchase Company Common Stock, whether granted under any Company Stock Plan or otherwise.

“Company Stock Plans” means the Company 2014 Omnibus Incentive Compensation Plan, the Company 2010 Omnibus Incentive Compensation Plan, as amended, the Company 2007 Omnibus Incentive Compensation Plan, the Company 2005 Omnibus Incentive Compensation Plan and the PELLC Directors Stock and Option Plan, as amended December 4, 2002, and the Company Deferred Compensation Plan.

“Compliant Documents” means Required Documents sufficiently current to permit (x) a registration statement filed by the Company using such financial statements to be declared effective by the SEC and (y) the Company’s independent auditors to issue a customary comfort letter (in accordance with its normal practices and procedures).

“End Date” means the Initial End Date; provided that if on the Initial End Date, the condition set forth in Section 7.01(c) is not satisfied but all of the other conditions to Closing are satisfied (other than those conditions that by their nature are to be satisfied at the Closing) and the condition set forth in Section 7.01(c) remains capable of being satisfied, then the End Date may, at the election of Parent or the Company by written notice to the other party, be extended until the date that is six months after the Initial End Date.

“Equity Award Consideration” means the sum of (i) the Cash Consideration plus (ii) the product of the Stock Consideration multiplied by the Average Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“IES” means Integrys Energy Services and its subsidiaries.

“IES Draft Sale Agreement” means the unexecuted draft dated June 20, 2014, of the Stock Purchase Agreement relating to the proposed sale of the IES Retail Business as delivered by the Company to Parent prior to the execution hereof.

“IES Retail Business” means the business of the Company and the Company Subsidiaries engaged in the non-regulated marketing of electricity and natural gas in retail markets.

“IES Solar Business” means the business of the Company and the Company Subsidiaries that invests in energy assets with renewable attributes, primarily distributed solar assets.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, or (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others.

“Indenture” means the Indenture, dated as of October 1, 1999, between the Company, as Issuer, and U.S. Bank National Association (successor Trustee to Firstar Bank, National Association), as Trustee, as amended and supplemented from time to time (including as supplemented by the Fourth Supplemental Indenture, dated as of June 1, 2009), governing the Company’s Senior Debt Securities.

“Initial End Date” means the date that is twelve months after the date of this Agreement.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of such Person’s executive officers after making due inquiry of the other executives and managers of such Person having primary responsibility for such matter.

“Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect to the extent resulting from or arising out of (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Initial Merger or any of the other transactions contemplated by this Agreement, including any actions taken by the Person or any of its Subsidiaries that is required pursuant to this Agreement, or is consented to by the parties to this Agreement, to obtain approval from any Governmental Entity for consummation of the transactions contemplated by this Agreement and the results of any such actions, (v) any change in the market price for commodities, (vi) any change, in and of itself, in the market price, credit rating or trading volume of such Person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vii) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), including changes to any compliance requirements of or by the NERC, (viii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (ix) system-wide changes or developments in electric or natural gas transmission or distribution systems or (x) any hurricane, tornado, flood, earthquake or other natural disasters or other weather-related events, circumstances or developments; except (A) in the cases of clauses (i), (ii), (v), (vii), (viii) and (ix), to the extent that such Person and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby in any material respect as compared to other participants in the industries in which such Person and its Subsidiaries operate and (B) in the case of clause (x), to the extent that such Person and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby in any material respect as compared to other participants in the industries in which such Person and its Subsidiaries operate that are located in the Midwest region of the United States.

“Notes” means the Company’s 8.00% Senior Notes due June 1, 2016, which were issued pursuant to the Indenture.

“Parent Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other material Contract between Parent or any Parent Subsidiary, on the one hand, and any Parent Personnel, on the other hand.

“Parent Benefit Plan” means each (i) pension plan (as defined in Section 3(2) of ERISA, whether or not subject to ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other material compensation, pension, retirement, savings or other benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by Parent, any Parent Subsidiary or any Parent Commonly Controlled Entity for the benefit of any Parent Personnel.

“Parent Commonly Controlled Entity” means any person or entity, other than Parent and the Parent Subsidiaries, that, together with Parent, is treated as a single employer under Section 414 of the Code.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Personnel” means any current or former director, officer or employee of Parent or any Parent Subsidiary.

“Parent Regulatory Material Adverse Effect” means any material adverse effect on the business, properties, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided that for purposes of determining whether any efforts, actions or Final Order or any terms, conditions, liabilities, obligations, commitments or sanctions imposed upon the Company or the Company Subsidiaries has resulted or would reasonably be expected to result in a Parent Regulatory Material Adverse Effect, the effect of any such efforts, actions or Final Order or terms, conditions, liabilities, obligations, commitments or sanctions on the Company and the Company Subsidiaries shall be deemed to be an effect on Parent and the Parent Subsidiaries; and provided, further, that for purposes of determining whether a material adverse effect on the business, properties, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, would constitute a material adverse effect for purposes of this definition, Parent and the Parent Subsidiaries, taken as a whole, shall be deemed to be a consolidated group of entities of the size and scale of the Company and the Company Subsidiaries, taken as a whole.

“Parent Stock Plan” means the Parent 1993 Omnibus Stock Incentive Plan, amended and restated as of May 5, 2011.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Specified Performance Level” means, with respect to any Performance-Based RSU, the actual performance level projected to be achieved as of the end of the applicable performance period, as determined by the Company Board (or, if appropriate, any committee thereof administering the applicable Company Stock Plan) prior to the Effective Time.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

SECTION 9.04   Interpretation.  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  References to a person are also to its permitted successors and assigns.  Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.  The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in ARTICLE III, and the disclosure in any section shall be deemed to qualify other sections in ARTICLE III to the extent (and only to the extent) that it is reasonably apparent that such disclosure also qualifies or applies to such other sections.  The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in ARTICLE IV, and the disclosure in any section shall be deemed to qualify other sections in ARTICLE IV to the extent (and only to the extent) that it is reasonably apparent that such disclosure also qualifies or applies to such other sections.

SECTION 9.05   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 9.06   Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07   Entire Agreement; No Third-Party Beneficiaries.  This Agreement, taken together with the Parent Disclosure Letter, the Company Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Mergers and the other transactions contemplated by this Agreement and (b) except for Section 2.04 and Section 6.04, is not intended to confer, and does not confer, upon any Person other than the parties any rights or remedies; provided that, notwithstanding this clause (b), the provisions of Section 8.03(a), Section 8.04(c), this Section 9.07, Section 9.11(b), Section 9.11(c) and Section 9.13 shall be enforceable by each Financing Source.

SECTION 9.08   No Other Representations or Warranties.  (a) Except for the representations and warranties contained in ARTICLE III, the Company acknowledges that (i) none of Parent, Merger Sub, Subsequent Merger Sub, the other Parent Subsidiaries or any other Person on behalf of Parent makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement, (ii) it has relied solely on the representations and warranties of Parent, Merger Sub and Subsequent Merger Sub contained in this Agreement and (iii) it has not been induced to enter into this Agreement by any representation, warranty or other statement of or by Parent, Merger Sub, Subsequent Merger Sub, any other Parent Subsidiary or any other Person on behalf of Parent.

(b)         Except for the representations and warranties contained in ARTICLE IV, each of Parent, Merger Sub and Subsequent Merger Sub acknowledges that (i) none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement, (ii) it has relied solely on the representations and warranties of the Company contained in this Agreement and (iii) it has not been induced to enter into this Agreement by any representation, warranty or other statement of or by the Company, any Company Subsidiary or any other Person on behalf of the Company.

(c)         No party shall have any liability or shall have any remedy in respect of any misrepresentation or untrue statement unless, and solely to the extent that, a claim lies for breach of a representation or warranty included in this Agreement.  This Section 9.08(c) shall not apply to the extent mandatory applicable Law prohibits the exclusion of liability for fraudulent misrepresentation.

SECTION 9.09   GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WISCONSIN, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF WISCONSIN.

SECTION 9.10   Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.11           Specific Enforcement.

(a)         The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that, prior to the termination of this Agreement pursuant to ARTICLE VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) of Section 9.12, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b)         Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).  The parties hereto further agree that all of the provisions of Section 9.13 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third party-claim referenced in this Section 9.11(b).

(c)         Notwithstanding anything to the contrary contained in this Agreement, the Company agrees that neither it nor any of its Representatives or Affiliates shall have any rights or claims against any Financing Source in connection with or related to this Agreement, the Financing or the transactions contemplated hereby or thereby. In addition, no Financing Source shall have any liability or obligation to the Company or any of the Company’s Representatives in connection with or related to this Agreement, the Financing or the transactions contemplated hereby or thereby, including for any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. For avoidance of doubt, (i) in no event shall this Section 9.11(c) apply to Parent, whether before or after the Closing, and (ii) from and after the Closing, the foregoing shall not modify or alter in any respect any provision of any definitive loan documentation between or among Parent, the Company (or the Surviving Corporation), and any of their Subsidiaries and any Financing Source entered into in connection with or as contemplated by this Agreement, and in the event of a conflict between the foregoing and any provision in any such definitive loan documentation, the provisions of such definitive loan documentation shall govern and control.

SECTION 9.12           Jurisdiction; Venue.  Each of the parties hereto (a) consents to submit itself to the exclusive jurisdiction of any Wisconsin State court or any Federal court located in the State of Wisconsin in the event any dispute arises out of this Agreement, the Initial Merger, the Subsequent Merger or any of the other transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, the Initial Merger, the Subsequent Merger or any of the other transactions contemplated by this Agreement in any court other than any Wisconsin State court or any Federal court sitting in the State of Wisconsin.

SECTION 9.13           Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Initial Merger, the Subsequent Merger or any of the other transactions contemplated by this Agreement.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.13.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Company and Parent have duly executed this Agreement, each as of the date first written above.

WISCONSIN ENERGY CORPORATION,		INTEGRYS ENERGY GROUP, INC.,

by		by
	/s/ Gale E. Klappa		/s/ Charles A. Schrock
	Name: Gale E. Klappa		Name: Charles A. Schrock
	Title: Chairman and Chief Executive Officer		Title: Chairman and Chief Executive Officer

Index of Defined Terms

Term	Section

Acquisition Agreement	5.02(b)
Affiliate	9.03
Agreement	Preamble
Antitrust Laws	9.03
Articles of Merger	1.03
Average Price	2.03(e)
Book-Entry Shares	2.01(c)
Business Day	9.03
Cash Consideration	2.01(c)
Certificate	2.01(c)
Change of Control Refinancing	6.10(a)
Closing	1.02
Closing Date	1.02
Code	9.03
Company	Preamble
Company Adverse Recommendation Change	5.03(b)
Company Articles	4.01
Company Benefit Agreement	9.03
Company Benefit Plan	9.03
Company Board	Recitals
Company By-laws	4.01
Company Common Stock	2.01(b)
Company Commonly Controlled Entity	9.03
Company Deferred Compensation Plans	9.03
Company Deferred Stock Unit	2.04(a)(iv)
Company Disclosure Letter	IV
Company Employee	6.15(a)
Company ESOP	9.03
Company Financial Advisor	4.19
Company Intervening Event	5.03(g)
Company Lease	4.15(b)
Company Leased Real Property	4.15(b)
Company Material Adverse Effect	9.03
Company Notice	5.03(c)
Company Owned Real Property	4.15(a)
Company Permits	4.01
Company Personnel	9.03
Company Rabbi Trusts	9.03
Company Reporting Documents	4.06(a)
Company Required Consents	4.05(a)

Company Required Statutory Approvals	4.05(b)
Company Restricted Stock Unit	9.03
Company Shareholder Approval	4.04
Company Shareholders Meeting	4.04
Company Stock Option	9.03
Company Stock Plans	9.03
Company Subsidiaries	4.01
Company Takeover Proposal	5.03(g)
Company Termination Fee	6.05(c)
Company Trading Guidelines	4.22
Company Union Contracts	4.18
Company Voting Debt	4.03(b)
Compliant Documents	9.03
Confidentiality Agreement	6.02
Consent	3.05(b)
Continuation Period	6.15(a)
Contract	3.05(a)
Debt Tender Offer	6.10(a)
Dividend Exchange Ratio	6.12(b)
Dividend Policy	6.12(b)
DOE	3.21(c)
Effective Time	1.03
End Date	9.03
Environmental Claim	3.13(b)(i)
Environmental Laws	3.13(b)(ii)
Environmental Permit	3.13(a)(i)
Equity Award Consideration	9.03
ERISA	9.03
Exchange Act	3.05(b)
Exchange Agent	2.03(a)
Exchange Fund	2.03(a)
FCC	3.05(b)
FCC Pre-Approvals	3.05(b)
FERC	3.05(b)
Filed Company Contract	4.14(a)
Filed Company Reporting Documents	IV
Filed Parent Contract	3.14(a)
Filed Parent Reporting Documents	III
Final Exercise Date	2.04(d)
Final Order	7.01(c)(ii)
Financing	6.09(a)
Financing Source	6.09(a)
Form S-4	3.05(b)
GAAP	3.06(b)
Governmental Entity	3.05(b)
Hazardous Materials	3.13(b)(iii)

HSR Act	3.05(b)
ICC	3.05(b)
IES	9.03
IES Draft Sale Agreement	9.03
IES Retail Business	9.03
IES Solar Business	9.03
Indebtedness	9.03
Indenture	9.03
Initial End Date	9.03
Initial Merger	Recitals
Initial Surviving Corporation	1.01
Initial Surviving Corporation Common Stock	2.01(a)
Intellectual Property	3.16(a)
Intended Tax Treatment	6.06(a)
IROC	4.22
IRS	3.09(b)
Joinder	Recitals
Joint Proxy Statement	6.01(a)
Judgment	3.05(a)
Knowledge	9.03
Law	3.05(a)
Legal Restraints	7.01(d)
Liens	3.02(a)
Material Adverse Effect	9.03
Merger Consideration	2.01(c)
Merger Sub	Recitals
Merger Sub Common Stock	2.01(a)
Merger Subsidiaries	Recitals
Mergers	Recitals
MPSC	3.05(b)
MPUC	3.05(b)
NERC	3.21(b)
Net Company Position	4.22
Notes	9.03
NYSE	2.03(e)
Parent	Preamble
Parent Adverse Recommendation Change	5.02(b)
Parent Articles	3.01
Parent Benefit Agreement	9.03
Parent Benefit Plan	9.03
Parent Board	Recitals
Parent By-laws	3.01
Parent Capital Stock	3.03(a)
Parent Common Stock	2.01(c)
Parent Commonly Controlled Entity	9.03
Parent Disclosure Letter	III

Parent Financial Advisor	3.19
Parent Intervening Event	5.02(g)
Parent Lease	3.15(b)
Parent Leased Real Property	3.15(b)
Parent Material Adverse Effect	9.03
Parent Notice	5.02(c)
Parent Owned Real Property	3.15(a)
Parent Permits	3.01
Parent Personnel	9.03
Parent Preferred Stock	3.03(a)
Parent Regulatory Material Adverse Effect	9.03
Parent Reporting Documents	3.06(a)
Parent Required Consents	3.05(a)
Parent Required Statutory Approvals	3.05(b)
Parent Restricted Shares	3.03(a)
Parent Shareholder Approval	3.04
Parent Shareholders Meeting	3.04
Parent Stock Options	3.03(a)
Parent Stock Plans	9.03
Parent Subsidiaries	3.01
Parent Takeover Proposal	5.02(g)
Parent Termination Fee	6.05(b)
Parent Union Contracts	3.18
Parent Voting Debt	3.03(b)
PBGC	3.10(d)
PCAOB	3.06(h)
Performance-Based RSU	2.04(a)(iii)
Permits	3.01
Person	9.03
Power Act	3.05(b)
Prime Rate	6.05(d)
PSCW	3.05(b)
PURPA	3.21(b)
Release	3.13(b)(iv)
Representatives	5.02(a)
Required Consents	4.05(a)
Required Information	6.09(b)
SEC	3.05(b)
Securities Act	3.05(b)
Share Issuance	3.04
SOX	3.06(b)
Specified Performance Level	9.03
State Utilities Commissions	3.05(b)
Stock Consideration	2.01(c)
Subsequent Effective Time	1.07(a)
Subsequent Merger	Recitals

Subsequent Merger Sub	Recitals
Subsidiary	9.03
Superior Company Proposal	5.03(g)
Superior Parent Proposal	5.02(g)
Surviving Corporation	1.07(a)
Tax Return	9.03
Taxes	9.03
Time-Based RSU	2.04(a)(ii)
Trustee	6.10(a)
WBCL	1.01

EXHIBIT A

FORM OF JOINDER dated as of [●], 2014 (this “Joinder”) to the Agreement and Plan of Merger dated as of June 22, 2014 (the “Merger Agreement”), between INTEGRYS ENERGY GROUP, INC., a Wisconsin corporation (the “Company”) and WISCONSIN ENERGY CORPORATION, a Wisconsin corporation (“Parent”).

WHEREAS, pursuant to Section 6.16 of the Merger Agreement, Parent caused the formation of [Merger Sub 1] (“Merger Sub”) and [Merger Sub 2] (“Subsequent Merger Sub” and, together with Merger Sub, the “Merger Subsidiaries”), each a Wisconsin corporation and a newly formed, direct wholly owned subsidiary of Parent, and is required to cause the Merger Subsidiaries to become parties to the Merger Agreement through the execution of this Joinder;

WHEREAS the Board of Directors of Merger Sub and the Board of Directors of Subsequent Merger Sub have each adopted resolutions (the “Resolutions”) (i) approving the Merger Agreement and the execution and delivery of this Agreement, (ii) determining that entering into the Merger Agreement through this Agreement was in the best interest of Merger Sub or Subsequent Merger Sub, as applicable, and their respective shareholders and (iii) recommending that Parent, as its sole stockholder, approve the Merger Agreement; and

WHEREAS Parent has approved the Merger Agreement in its capacity as sole stockholder of the Merger Subsidiaries.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and of other good and valuable consideration the sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.01.  Definitions.  Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Merger Agreement.

SECTION 1.02.  Joinder.  In accordance with the terms of the Merger Agreement, each of the Merger Subsidiaries irrevocably agrees to join and become a party to the Merger Agreement and be bound by and comply with the terms and provisions of the Merger Agreement applicable to it, in each case with the same force and effect as if it had originally been a party thereto.

SECTION 1.03.  Representations and Warranties of the Parties. Each of the Merger Subsidiaries represents and warrants to the Company that (a) the Resolutions have not been amended or withdrawn as of the date of this Joinder and (b) this Joinder has been duly authorized, executed and delivered by it and that this Joinder and the Merger Agreement constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof and thereof. Each of the Merger Subsidiaries represents and warrants to, and agrees with the Company with respect to, all of the representations and warranties of the Merger Subsidiaries set forth in Article III of the Merger Agreement, and the covenants and agreements set forth in Articles V and VI of the Merger Agreement applicable to it.

SECTION 1.04.  Full Force of Merger Agreement.  Except as expressly supplemented hereby, the Merger Agreement shall remain in full force and effect in accordance with its terms.

SECTION 1.05.  Governing Law.  THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WISCONSIN, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF WISCONSIN.

EXHIBIT B

Articles of Incorporation of Subsequent Merger Sub

ARTICLES OF INCORPORATION

OF

[●]

The undersigned, acting as incorporator of a corporation incorporated under the Wisconsin Business Corporation Law Chapter 180 of the Wisconsin Statutes (the “WBCL”), adopts the following Articles of Incorporation for such corporation:

ARTICLE I

The name of the corporation is [●].

ARTICLE II

The corporation is organized for the purpose of engaging in any lawful activity within the purposes for which corporations may be organized under the WBCL.

ARTICLE III

The aggregate number of shares which the corporation shall have authority to issue is Ten Thousand (10,000) shares, consisting of one class only, designated as “Common Stock,” of the par value of one cent ($.01) per share.

ARTICLE IV

No holder of any stock of the corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares.

ARTICLE V

The Bylaws of the corporation may provide for a greater or lower quorum requirement or a greater voting requirement for stockholders or voting groups of stockholders than is provided in the WBCL.

ARTICLE VI

The address of the initial registered office of the corporation is 231 West Michigan Street, Milwaukee, Wisconsin 53201 and the name of its initial registered agent at such address is ______________________.

ARTICLE VII

The name and address of the incorporator is “Ryan P. Morrison”, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

Dated this ____ day of _________, 2014.

Ryan P. Morrison

This document was drafted by:
“Ryan P. Morrison”
Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, Wisconsin  53202

EXHIBIT C

By-laws of Subsequent Merger Sub

BYLAWS

of

[●]

Adopted
[●], 2014

TABLE OF CONTENTS

	ARTICLE I. STOCKHOLDERS	1
1.01	Annual Meeting	1
1.02	Special Meetings	1
1.03	Place of Meetings; Postponements and Adjournments	1
1.04	Notices to Stockholders	1
	(a) Required Notice	1
	(b) Fundamental Transactions	2
1.05	Fixing of Record Date	2
1.06	Quorum and Voting Requirements	3
1.07	Conduct of Meetings	3
1.08	Voting at Meetings	3
1.09	Stockholder Unanimous Consent Without a Meeting	4
1.10	Stockholder Waiver of Notice	4
	ARTICLE II. BOARD OF DIRECTORS	5
2.01	Number	5
2.02	Term of Office	5
2.03	Election and Tenure	5
2.04	Removal	5
2.05	Vacancies	5
2.06	Regular Meetings	5
2.07	Special Meetings	6
2.08	Meetings by Telephone or Other Communication Technology	6
2.09	Notice of Meetings	6
2.10	Quorum	6
2.11	Manner of Acting	7
2.12	Committees	7
2.13	Compensation	7
2.14	Presumption of Assent	8
2.15	Director Unanimous Consent Without a Meeting	8

	ARTICLE III. OFFICERS	8
3.01	Appointment	8
3.02	Resignation and Removal	8
3.03	Vacancies	9
3.04	Powers and Duties	9
3.05	Execution of Instruments	11

	ARTICLE IV. CERTIFICATES FOR SHARES AND THEIR TRANSFER	12
4.01	Stock Certificates and Facsimile Signatures	12
4.02	Transfer of Stock	12
4.03	Lost, Destroyed or Stolen Certificates	12

4.04	Shares Without Certificates	13

	ARTICLE V. INDEMNIFICATION	13
5.01	Mandatory Indemnification	13
5.02	Certain Definitions	13
5.03	Legal Enforceability	13
5.04	Limitation on Modification or Termination	13
5.05	Non-Exclusive Bylaw	13

	ARTICLE VI. OTHER INDEMNIFICATION PROVISIONS	14
6.01	Indemnification for Successful Defense	14
6.02	Other Indemnification	14
6.03	Written Request	14
6.04	Nonduplication	14
6.05	Determination of Right to Indemnification	15
6.06	Advance of Expenses	16
6.07	Limitations on Indemnification	16
6.08	Court-Ordered Indemnification	16
6.09	Indemnification and Allowance of Expenses of Employees and Agents	17
6.10	Insurance	17
6.11	Securities Law Claims	17
6.12	Liberal Construction	17
	ARTICLE VII. CONTRACTS, CHECKS, NOTES, BONDS, ETC.	18

7.01	Contracts	18
7.02	Checks, Drafts, Etc.	18
	ARTICLE VIII. FISCAL YEAR	18

	ARTICLE IX. CORPORATE SEAL	18

	ARTICLE X. EFFECT OF HEADINGS	18

	ARTICLE XI. AMENDMENTS	19
11.01	By Stockholders	19
11.02	By Directors	19
11.03	Implied Amendments	19

ARTICLE I.
STOCKHOLDERS

 1.01.  Annual Meeting.  The annual meeting of the stockholders of the corporation shall be held each year on the first business day of June, or on such earlier or later date and at the time designated by or under the authority of the Board of Directors, the Chairman of the Board, the President or the Corporate Secretary, for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting.

 1.02.  Special Meetings.  Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by the Wisconsin Business Corporation Law, may be called by the Chairman of the Board, the President or a majority of the Board of Directors.  If and as required by the Wisconsin Business Corporation Law, a special meeting shall be called upon written demand describing one or more purposes for which it is to be held by holders of shares with at least 10% of the votes entitled to be cast on any issue proposed to be considered at the meeting.  The time and purpose or purposes of any special meeting shall be described in the notice required by Section 1.04 of these Bylaws and only business within the purpose(s) described in such notice shall be conducted at such meeting.

 1.03.  Place of Meetings; Postponements and Adjournments.  The Board of Directors, the Chairman of the Board, the President or the Corporate Secretary may designate any place, either within or without the State of Wisconsin, as the place of meeting for any annual meeting or any special meeting, including any adjourned meeting.  The Board of Directors, the Chairman of the Board, the President or the Corporate Secretary may postpone any previously scheduled annual meeting or special meeting by giving public notice of the postponed meeting date at any time prior to the scheduled meeting date.  If no designation is made, the place of meeting shall be the principal office of the corporation.  Any meeting may be adjourned from time to time, whether or not a quorum is present, by the chairperson of the meeting or by vote of a majority of the votes entitled to be cast by the shares represented thereat.

 1.04.  Notices to Stockholders.

 (a)  Required Notice.  Notice may be communicated by mail, private carrier, or any other means permissible under Wisconsin law.  Written notice stating the scheduled place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be communicated or sent not less than ten (10) days, unless a longer period is required by the Wisconsin Business Corporation Law or the Articles of Incorporation, nor more than ninety (90) days, unless a longer period is permitted or a shorter period is required by the Wisconsin Business Corporation Law, before the date of the meeting, by or at the direction of the Chairman of the Board, the President or the Corporate Secretary, to each stockholder of record entitled to vote at such meeting or, for the fundamental transactions described in subsections (b)(1) to (4) below, for which the Wisconsin Business Corporation Law requires that notice be given to stockholders not entitled to vote, to all stockholders of record.  For purposes of this Section 1.04, notice by "electronic transmission" (as defined in the Wisconsin Business Corporation Law) is written notice.  Written notice is effective (1) when mailed, if mailed postpaid and addressed to the stockholder's address shown in the corporation's current record of stockholders; (2) when electronically transmitted to the stockholder in a manner authorized by the stockholder. At least twenty (20) days' notice shall be provided if the purpose, or one of the purposes, of the meeting is to consider a plan of merger or share exchange for which stockholder approval is required by law, or the sale, lease, exchange or other disposition of all or substantially all of the corporation's property, with or without good will, otherwise than in the usual and regular course of business. A stockholder may waive notice in accordance with Section 1.10 of these Bylaws.

1

 (b)  Fundamental Transactions.  If a purpose of any stockholder meeting is to consider either: (1) a proposed amendment to the Articles of Incorporation (including any restated articles); (2) a plan of merger or share exchange for which stockholder approval is required by law; (3) the sale, lease, exchange or other disposition of all or substantially all of the corporation's property, with or without good will, otherwise than in the usual and regular course of business; (4) the dissolution of the corporation; or (5) the removal of a director, the notice must so state and in cases (1), (2) and (3) above must be accompanied by, respectively, a copy or summary of the: (1) proposed articles of amendment or a copy of the restated articles that identifies any amendment or other change; (2) proposed plan of merger or share exchange; or (3) proposed transaction for disposition of all or substantially all of the corporation's property.  If the proposed corporate action creates dissenters' rights, the notice must state that stockholders and beneficial stockholders are or may be entitled to assert dissenters' rights, and must be accompanied by a copy of Sections 180.1301 to 180.1331 (or successor provisions) of the Wisconsin Business Corporation Law.

 1.05.  Fixing of Record Date.  The Board of Directors, the Chairman of the Board, the President or the Corporate Secretary or any other officer authorized by the Board of Directors,  may fix in advance a date as the record date for one or more voting groups for any determination of stockholders entitled to notice of a stockholders' meeting, to demand a special meeting, to vote, or to take any other action, such date in any case to be not more than seventy (70) days and, in case of a meeting of stockholders, dividend or stock split, not less than ten (10) days prior to the meeting or action requiring such determination of stockholders, and may fix the record date for determining stockholders entitled to a share dividend or distribution.  If within thirty (30) days after the corporation receives one or more written demands for a special stockholder meeting that purport to satisfy the requirements of Section 180.0702(1)(b) of the Wisconsin Business Corporation Law (or any successor provision) no record date has been fixed pursuant to the first sentence of this Section 1.05 for the determination of stockholders entitled to demand such a stockholder meeting, the record date for determining stockholders entitled to demand such meeting shall be the date that the first stockholder signed the demand.  If no record date has been fixed pursuant to the first sentence of this Section 1.05 for the determination of stockholders entitled (A) to notice of or to vote at a meeting of stockholders prior to the time that notice of the meeting is mailed or otherwise delivered to stockholders, or (B) to consent to action without a meeting within thirty (30) days after the corporation receives the first written consent to stockholder action without a meeting, (a) the close of business on the day before the first notice of the meeting is mailed or otherwise delivered to stockholders or (b) the date that the first stockholder signed the first written consent to stockholder action without a meeting, respectively, shall be the record date for the determination of such stockholders.  When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall be applied to any postponement or adjournment thereof unless the Board of Directors fixes a new record date and except as otherwise required by law. A new record date must be set if a meeting is postponed or adjourned to a date more than 120 days after the date fixed for the original meeting.

2

 1.06.  Quorum and Voting Requirements.  Except as otherwise provided in the Articles of Incorporation or in the Wisconsin Business Corporation Law, a majority of the votes entitled to be cast by shares entitled to vote as a separate voting group on a matter, represented in person or by proxy, shall constitute a quorum of that voting group for action on that matter at a meeting of stockholders.  If a quorum exists, action on a matter, other than the election of directors, by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action unless a greater number of affirmative votes is required by the Wisconsin Business Corporation Law, the Articles of Incorporation, or any other provision of these Bylaws. If the Articles of Incorporation or the Wisconsin Business Corporation Law provide for voting by two (2) or more classes or voting groups on a matter, action on that matter is taken only when voted upon by each of those voting groups counted separately.

 1.07.  Conduct of Meetings.  The Chairman of the Board, or in his absence or at his request, the President, and in the President’s absence, a Vice President, and in their absence, any person chosen by the stockholders present shall call the meeting of the stockholders to order and shall act as chairperson of the meeting, and the Corporate Secretary shall act as secretary of all meetings of the stockholders, but, in the absence of the Corporate Secretary, the chairperson of the meeting may appoint any other person to act as secretary of the meeting.

 1.08.  Voting at Meetings. At all meetings of stockholders, a stockholder entitled to vote may vote in person or by proxy appointed as provided in the Wisconsin Business Corporation Law.  The means by which a stockholder or the stockholder's authorized officer, director, employee, agent or attorney-in-fact may authorize another person to act for the stockholder by appointing the person as proxy include:

(1)  Appointment of a proxy in writing by signing or causing the stockholder's signature to be affixed to an appointment form by any reasonable means, including, but not limited to, by facsimile signature.

(2)  Appointment of a proxy by transmitting or authorizing the transmission of an electronic transmission of the appointment to the person who will be appointed as proxy or to a proxy solicitation firm, proxy support service organization or like agent authorized to receive the transmission by the person who will be appointed as proxy.  Every electronic transmission shall contain, or be accompanied by, information that can be used to reasonably determine that the stockholder transmitted or authorized the transmission of the electronic transmission.  Any person charged with determining whether a stockholder transmitted or authorized the transmission of the electronic transmission shall specify the information upon which the determination is made.

3

An appointment of a proxy is effective when a signed appointment form or an electronic transmission of the appointment is received by the inspector of election or the officer or agent of the corporation authorized to tabulate votes.  An appointment is valid for 11 months unless a different period is expressly provided in the appointment.  An appointment of a proxy is revocable unless the appointment form or electronic transmission states that it is irrevocable and the appointment is coupled with an interest.  The presence of a stockholder who has made an effective proxy appointment shall not of itself constitute a revocation.

Voting at meetings of stockholders need not be by written ballot unless so determined by the Board of Directors, the Chairman of the Board, the President or the Corporate Secretary.  Voting at meetings of stockholders shall be conducted by one or more inspectors of election appointed by the Board of Directors, the Chairman of the Board, the President or the Corporate Secretary.  However, no director or person who is a candidate for the office of director shall be appointed as such inspector.  The inspectors, or persons representing the inspector if the inspector is an institution, before entering upon the discharge of their duties, shall take and subscribe an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of their ability.

 1.09.  Stockholder Unanimous Consent Without a Meeting.  Any action required by the Articles of Incorporation, Bylaws or any provision of law to be taken at a meeting of stockholders or any other action which may be taken at such a meeting may be taken without a meeting if consent in writing setting forth the action so taken shall be signed by all of the stockholders entitled to vote with respect to the subject matter thereof and such consent shall have the same force and effect as a unanimous vote.

 1.10.  Stockholder Waiver of Notice.  A stockholder may waive any notice required by the Wisconsin Business Corporation Law, the Articles of Incorporation or these Bylaws before or after the date and time stated in the notice.  The waiver shall be in writing and signed by the stockholder entitled to the notice, shall contain the same information that would have been required in the notice under the Wisconsin Business Corporation Law except that the time and place of meeting need not be stated, and shall be delivered to the corporation for inclusion in the corporate records.  A stockholder's attendance at a meeting, in person or by proxy, waives objection to both of the following:

(a)  Lack of notice or defective notice of the meeting, unless the stockholder at the beginning of the meeting or promptly upon arrival objects to holding the meeting or transacting business at the meeting.

(b) Consideration of a particular matter at the meeting that is not within the purpose described in the meeting notice, unless the stockholder objects to considering the matter when it is presented.

4

ARTICLE II.
BOARD OF DIRECTORS
 2.01.  Number.  The number of directors constituting the whole Board of Directors shall be such number as shall be fixed from time to time by the affirmative vote of the whole Board but in no event shall the number be less than three.  The number of directors at any time constituting the whole Board shall not be reduced so as to shorten the term of any director then in office.  Directors need not be stockholders of the corporation.

 2.02.  Term of Office.  The directors shall hold office until the next annual meeting of stockholders at which their respective terms of office shall expire and until their respective successors are duly elected and qualified.

 2.03.  Election and Tenure.  Unless action is taken without a meeting under these Bylaws, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a stockholders meeting at which a quorum is present.  Each director shall hold office until the end of such director's term and until such director's successor has been elected, or until such director's prior death, resignation or removal.  A director may resign at any time by filing a written resignation with the Corporate Secretary of the corporation.

 2.04.  Removal.  If cumulative voting for directors is not authorized by the Articles of Incorporation, any director or directors may be removed from office by the stockholders if the number of votes cast to remove the director exceeds the number cast not to remove him or her, taken at a meeting of stockholders called for that purpose (unless action is taken without a meeting under Section 1.09 of these Bylaws), provided that the meeting notice states that the purpose, or one of the purposes, of the meeting is removal of the director.  The removal may be made with or without cause unless the Articles of Incorporation or these Bylaws provide that directors may be removed only for cause.  If a director is elected by a voting group of stockholders, only the stockholders of that voting group may participate in the vote to remove that director.

 2.05.  Vacancies.  Any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled by the stockholders or the Board of Directors.  If the directors remaining in office constitute fewer than a quorum of the Board, the directors may fill a vacancy by the affirmative vote of a majority of all directors remaining in office. Each director so elected shall hold office for a term expiring at the next annual stockholders' meeting.

 2.06.  Regular Meetings.  Regular meetings of the Board of Directors and any committee thereof shall be held at such time and place, either within or without the State of Wisconsin, as may from time to time be fixed by the Board or such committee without other notice than the schedule prepared by the Corporate Secretary or the resolution or other action of the Board or committee establishing the time and place of such regular meetings.

5

2.07. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Board of Directors, the Executive Committee, the Chairman of the Board, the President, any committee designated by the Board with specific authority to do such or any two (2) directors. Special meetings of any committee may be called by or at the request of the foregoing persons or the chairman of the committee. The persons calling any special meeting of the Board of Directors or committee may fix any place, either within or without the State of Wisconsin, as the place for holding any special meeting called by them, and if no other place is fixed the place of meeting shall be the principal business office of the corporation.

 2.08.  Meetings by Telephone or Other Communication Technology.  (a) Any or all directors may participate in a regular or special meeting of the Board of Directors or in a committee meeting by, or conduct the meeting through the use of, telephone or any other means of communication by which either: (i) all participating directors may simultaneously hear each other during the meeting or (ii) all communication during the meeting is immediately transmitted to each participating director, and each participating director is able to immediately send messages to all other participating directors.

(b)  If a meeting will be conducted through the use of any means described in paragraph (a), all participating directors shall be informed that a meeting is taking place at which official business may be transacted.  A director participating in a meeting by any means described in paragraph (a) is deemed to be present in person at the meeting.

 2.09.  Notice of Meetings.  Notice of each meeting of the Board of Directors (unless otherwise provided in or pursuant to Section 2.06 of these Bylaws) shall be given by written notice delivered personally or mailed or given by telephone or telegram to each director at his business address or at such other address as such director shall have designated in writing filed with the Corporate Secretary, in each case not less than 6 hours prior thereto. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid.  If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company; if by telephone, at the time the call is completed.  Whenever any notice whatever is required to be given to any director of the corporation under the Articles of Incorporation, Bylaws or any provision of law, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the director entitled to such notice, shall be deemed equivalent to the giving of such notice.  The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting and objects thereat to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

 2.10.  Quorum.  Except as otherwise provided by the Wisconsin Business Corporation Law or these Bylaws, a majority of the number of directors as provided in or pursuant to Section 2.01 shall constitute a quorum of the Board of Directors, and a majority of the number of directors appointed to serve on a committee shall constitute a quorum of the committee.  If at any meeting of the Board of Directors or any committee thereof there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall have been obtained, when any business may be transacted which might have been transacted at the meeting as first convened had there been a quorum.

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 2.11.  Manner of Acting.  The affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors or any committee thereof unless the affirmative vote of a greater number is otherwise required by the Wisconsin Business Corporation Law, the Articles of Incorporation, the Bylaws or any provision of law.

 2.12.  Committees.  The Board of Directors, by resolution adopted by the affirmative vote of a majority of all the directors then in office, may create one or more committees, each committee to consist of two (2) or more directors appointed by the Board of Directors to serve as members of the committee, which to the extent provided in the resolution as initially adopted, and as thereafter supplemented or amended by further resolution adopted by a like vote, may exercise the authority of the Board of Directors.  Notwithstanding the foregoing, no committee may: (a) authorize distributions; (b) approve or propose to stockholders action that the Wisconsin Business Corporation Law requires be approved by stockholders; (c) fill vacancies on the Board of Directors or any of its committees, except that the Board of Directors may provide by resolution that any vacancies on a committee shall be filled by the affirmative vote of a majority of the remaining committee members; (d) amend the Articles of Incorporation; (e) adopt, amend or repeal Bylaws; (f) approve a plan of merger not requiring stockholder approval; (g) authorize or approve reacquisition of shares, except according to a formula or method prescribed by the Board of Directors; or (h) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except within limits prescribed by the Board of Directors.

Unless otherwise provided by the Board of Directors, members of any committee shall serve at the pleasure of the Board of Directors.  The Board of Directors may elect one or more of its members as alternate members of any such committee who may take the place of any absent member or members at any meeting of such committee, upon request by the Chairman of the Board or upon request by the chairperson of such meeting.  Each such committee shall fix its own rules (consistent with the Wisconsin Business Corporation Law, the Articles of Incorporation and these Bylaws) governing the conduct of its activities and shall make such reports to the Board of Directors of its activities as the Board of Directors may request.  Unless otherwise provided by the Board of Directors in creating a committee, a committee may employ counsel, accountants and other consultants to assist it in the exercise of authority.

The provisions of Section 2.09 shall also apply to notice and waiver of notice of meetings of any committee of the Board of Directors.

 2.13.  Compensation.  The Board of Directors, by affirmative vote of a majority of the directors then in office, and irrespective of any personal interest of any of its members, may (a) establish reasonable compensation of all directors for services to the corporation as directors, officers or otherwise, and the manner and time and payment thereof, (b) provide for reasonable pensions, disability or death benefits, and other benefits or payments, to directors, officers and employees and to their estates, families, dependents or beneficiaries on account of prior services rendered by such directors, officers and employees to the corporation, and (c) provide for reimbursement of reasonable expenses incurred in the performance of directors' duties.

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 2.14.  Presumption of Assent.  A director who is present and is announced as present at a meeting of the Board of Directors or a committee thereof at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless (a) the director objects at the beginning of the meeting or promptly upon his or her arrival to holding the meeting or transacting business at the meeting, or (b) the director's dissent or abstention from the action taken is entered in the minutes of the meeting, or (c) the director delivers his or her written notice of dissent or abstention to the presiding officer of the meeting before the adjournment thereof or to the corporation immediately after the adjournment of the meeting, or (d) the director dissents or abstains from an action taken, minutes of the meeting are prepared that fail to show the director's dissent or abstention and the director delivers to the corporation a written notice of that failure promptly after receiving the minutes.  Such right to dissent or abstain shall not apply to a director who voted in favor of an action.

 2.15.  Director Unanimous Consent Without a Meeting.  Any action required or permitted by the Articles of Incorporation, these Bylaws or any provision of law to be taken at a Board of Directors meeting or committee meeting may be taken without a meeting if the action is taken by all members of the Board or committee.  The action shall be evidenced by one or more written consents describing the action taken, signed by each director and retained by the corporation.  Action taken hereunder is effective when the last director signs the consent, unless the consent specifies a different effective date.  A consent signed hereunder has the effect of a unanimous vote taken at a meeting at which all directors or committee members were present, and may be described as such in any document.

ARTICLE III.
OFFICERS

 3.01.  Appointment.  The officers of the corporation shall include a Chairman of the Board, a President, one or more Vice Presidents, and a Corporate Secretary.  The Board of Directors shall also designate a Chief Executive Officer.  Such other officers and assistant officers as may be deemed necessary may be appointed by the Board of Directors or the Chief Executive Officer.  Any two or more offices may be held by the same person.

 3.02.  Resignation and Removal.  An officer shall hold office until he or she resigns, dies, is removed hereunder, or a different person is appointed to the office.  An officer may resign at any time by delivering an appropriate written notice to the corporation.  The resignation is effective when the notice is delivered, unless the notice specifies a later effective date and the corporation accepts the later effective date.  Any officer may be removed from office by the affirmative vote of a majority of the whole Board of Directors and, unless restricted by the Board of Directors, any officer or assistant officer appointed by the Chief Executive Officer may be removed by the Chief Executive Officer, at any time, with or without cause and notwithstanding the contract rights, if any, of the person removed.  Except as provided in the preceding sentence, the resignation or removal is subject to any remedies provided by any contract between the officer and the corporation or otherwise provided by law.  Appointment shall not of itself create contract rights.

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3.03. Vacancies. A vacancy in any office because of death, resignation, removal or otherwise, may be filled by the Board of Directors or the Chief Executive Officer, as appropriate.  The Board of Directors or the Chief Executive Officer, as appropriate, may, from time to time, omit to appoint one or more officers or may omit to fill a vacancy, and in such case, the designated duties of such officer, unless otherwise provided in these Bylaws, shall be discharged by the Chief Executive Officer or such other officers as he or she may designate.

 3.04.  Powers and Duties.  Subject to such limitations as the Board of Directors may from time to time prescribe, the officers of the corporation shall each have such powers and duties as described below, as well as such powers and duties as from time to time may be conferred by the Chief Executive Officer or the Board of Directors.

Chairman of the Board

The Chairman of the Board shall:

•	preside at all meetings of the stockholders and of the Board of Directors; and
•	perform all other duties incident to the office of Chairman of the Board and any other duties as may be prescribed by the Board of Directors.

Chief Executive Officer

The Chief Executive Officer shall:

•	subject to the control of the Board of Directors, in general, manage, supervise, and control all of the business, property and affairs of the corporation;
•
have authority to appoint officers and assistant officers of the corporation, subject to any limitations that the Board of Directors may from time to time prescribe; it being understood that the Board of Directors continues to reserve its right to also appoint officers and assistant officers;

•
have authority to confer powers and duties to other officers and assistant officers, including the authority to assign to the other officers the authority for the management and control of the business and affairs of the corporation, subject to any limitations as the Board of Directors may from time to time prescribe;

•	have all powers and duties of supervision and management usually vested in the general manager of a corporation, including the supervision and direction of all other officers of the corporation;
•
have authority to appoint agents and employees of the corporation to hold office at the discretion of the Chief Executive Officer; prescribe their powers, duties and compensation, and delegate authority to them;

•
have the authority to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the corporation’s regular business, or which shall be authorized by resolution of the Board of Directors; and, except as otherwise provided by law or directed by the Board of Directors, the Chief Executive Officer may authorize any other officer or agent of the corporation to sign, execute and acknowledge such documents or instruments in his or her stead; and

•	perform all other duties incident to the office of Chief Executive Officer and any other duties as may be prescribed by the Board of Directors.

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President

The President shall:

•	be the Chief Operating Officer of the corporation, unless otherwise designated by the Board of Directors;
•	subject to the control of the Chief Executive Officer, direct certain operating functions; and
•	perform the duties incident to the office of President and any other duties as may be prescribed by the Chief Executive Officer or the Board of Directors.

In the absence of the Chief Executive Officer or in the event of the Chief Executive Officer’s death, inability to act, resignation or removal from office, or in the event for any reason it shall be impracticable for the Chief Executive Officer to act personally, the powers and duties of the Chief Executive Officer shall for the time being devolve upon and be exercised by the President, unless otherwise ordered by the Board of Directors of the corporation.

Vice Presidents

The Vice Presidents shall:

•	perform such duties and have such authority as from time to time may be delegated or assigned to them by the Chief Executive Officer, President or the Board of Directors; and
•	to the extent not so delegated or assigned, they have such duties and authority as generally pertain to their office.

In case of the absence of the President or in the event of the President’s death, inability to act, resignation or removal from office, or in the event for any reason it shall be impracticable for the President to act personally, the powers and duties of the President for the time being devolve upon and be exercised by a Vice President (or, in the event there be more than one Vice President, the Vice Presidents in the order designated by the Chief Executive Officer, or in the absence of any designation, then in the order of their appointment, unless otherwise ordered by the Board of Directors of the corporation).

Treasurer

If the Board of Directors appoints a Treasurer, the Treasurer shall:

•	have charge and custody of and be responsible for all funds and securities of the corporation;
•	receive, disburse and invest funds of the corporation, and keep proper records thereof;
•	negotiate and borrow short-term unsecured funds and issue and sell commercial paper and other types of short-term unsecured indebtedness;
•
establish depository and checking accounts at banks or other financial institutions for various corporate purposes; it being understood that the Treasurer is hereby authorized to take any action to administer these accounts, including acting as a signatory with respect to such accounts; and

•
in general perform all other duties incident to the office of the Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the Chief Executive Officer, President, Vice President in charge, if any, or the Board of Directors.

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Corporate Secretary

The Corporate Secretary shall:

•	keep (or cause to be kept) the minutes of the meetings of the stockholders and of the Board of Directors and its committees as permanent records;
•	see that all notices are duly given in accordance with the provisions of these Bylaws, or as required by law;
•
be custodian of the corporate records and of the corporate seal and see that the corporate seal is affixed to all documents, the execution of which on behalf of the corporation under its seal is duly authorized;

•	keep or arrange for the keeping of a register of the post office address of each stockholder, which shall be furnished to the Corporate Secretary by such stockholder;
•	sign, in accordance with provisions of these Bylaws, certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors;
•	have general charge of the stock transfer books of the Corporation; and
•
perform all other duties incident to the office of Corporate Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned by the Chief Executive Officer, President, Vice President in charge, if any, or the Board of Directors.

 3.05.  Execution of Instruments.  The execution of any instrument of the corporation by any officer or assistant officer shall be conclusive evidence, as to third parties, of his or her authority to act on behalf of the corporation.

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ARTICLE IV.
CERTIFICATES FOR SHARES AND THEIR TRANSFER

4.01.  Stock Certificates and Facsimile Signatures. The certificates for shares of stock of the corporation shall be signed either manually or by facsimile signature by the Chief Executive Officer, the President or a Vice President, and by the Corporate Secretary or an Assistant Corporate Secretary of the corporation, or any other officer or officers that the Board of Directors designates, and may be sealed with the seal of the corporation.

The certificates for shares shall be countersigned and registered either manually or by facsimile signature in such manner, if any, as the Board of Directors may from time to time prescribe.  The transfer agent and the registrar may, but need not be, the same person or agency.  In the event that the corporation or its agent is acting in the dual capacity of transfer agent and registrar, a single manual or facsimile signature may be used.

In case any such person acting as an officer, transfer agent or registrar, who has signed, or whose facsimile signature has been placed upon such certificate, shall have ceased to be such officer, transfer agent or registrar, before such certificate is issued, it may be used by the corporation with the same effect as if such person had not ceased to be such at the date of its issue.

 4.02.  Transfer of Stock.  The shares of stock of the corporation shall be transferable on the books of the corporation upon request by the holders thereof or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares of the same class and series of stock, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signature as the corporation or its agents may reasonably require.

Prior to due presentment of a certificate for shares for registration of transfer the corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to have and exercise all the rights and powers of an owner.  Where a certificate for shares is presented to the corporation with a request to register for transfer, the corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (a) there were on or with the certificate the necessary endorsements, and (b) the corporation had no duty to inquire into adverse claims or has discharged any such duty.  The corporation may require reasonable assurance that said endorsements are genuine and effective and in compliance with such other regulations as may be prescribed by or under the authority of the Board of Directors.

 4.03.  Lost, Destroyed or Stolen Certificates.  Where the owner claims that his certificate for shares has been lost, destroyed or wrongfully taken, a new certificate shall be issued in place thereof if the owner (a) so requests before the corporation has notice that such shares have been acquired by a bona fide purchaser, (b) files with the corporation a sufficient indemnity bond and (c) satisfies such other reasonable requirements as may be prescribed by or under the authority of the Board of Directors.

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 4.04.  Shares Without Certificates.  The Board of Directors may authorize the issuance of any shares of any of its classes or series without certificates.  The authorization does not affect shares already represented by certificates until the certificates are surrendered to the corporation.  Within a reasonable time after the issuance or transfer of shares without certificates, the corporation shall send the stockholder a written statement that includes (1) all of the information required on share certificates and (2) any transfer restrictions applicable to the shares.

ARTICLE V.
INDEMNIFICATION

 5.01.  Mandatory Indemnification.  The corporation shall indemnify to the fullest extent permitted by law any person who is or was a party or threatened to be made a party to any legal proceeding by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such legal proceeding.

 5.02.  Certain Definitions.  As used in this Article V, (a) "indemnify" includes the advancement of expenses upon receipt of an undertaking to repay upon specified conditions, (b) "fullest extent permitted by law" means the fullest extent to which indemnity may lawfully be provided by, pursuant to or consistently with, the provisions of Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law (or any successor provisions) or any other applicable law, whether statutory or otherwise, (c) "person" includes the person's heirs, executors and administrators, (d) "legal proceeding" means any threatened, pending or completed action, suit or proceeding, whether or not by or in right of the corporation, (e) "other enterprise" includes any corporation, partnership, joint venture, trust, dividend reinvestment plan, stock purchase plan, employee benefit plan or other plan or entity, (f) "expenses" include expenses in the enforcement of rights under this Bylaw and any excise taxes assessed with respect to an employee benefit plan and (g) in respect of any of such plans, (i) "serving at the request of the corporation as a director or officer" includes serving at the request of the corporation in any capacity that involves services or duties with respect to the plan or its participants or beneficiaries and (ii) action reasonably believed to be in the interest of such participants or beneficiaries shall be deemed reasonably believed to be in, or not opposed to, the best interests of the corporation.

 5.03.  Legal Enforceability.  The rights provided to any person by the terms of this Article V shall be legally enforceable against the corporation by such person, who shall be presumed to have relied on the provisions of this Article V in undertaking or continuing any of the positions with the corporation or other enterprise referred to in Section 5.01.

 5.04.  Limitation on Modification or Termination.  No modification or termination of this Article V shall be effected which would impair any rights hereunder arising at any time out of events occurring prior to such modification or termination.

 5.05.  Non-Exclusive Bylaw.  This Article V is not intended to be exclusive and accordingly shall not be construed as impairing in any way the power and authority of the corporation, to the extent legally permissible without regard to this Article V, in its discretion to indemnify or agree to indemnify, or to purchase insurance indemnifying, any employee, agent or other person.

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ARTICLE VI.
OTHER INDEMNIFICATION PROVISIONS

 6.01.  Indemnification for Successful Defense.  Within twenty (20) days after receipt of a written request pursuant to Section 6.03, the corporation shall indemnify a director or officer, to the extent he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation.

 6.02.  Other Indemnification.  (a) In cases not included under Section 6.01, the corporation shall indemnify a director or officer against all liabilities and expenses incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty he or she owes to the corporation and the breach or failure to perform constitutes any of the following:

(1) A willful failure to deal fairly with the corporation or its stockholders in connection with a matter in which the director or officer has a material conflict of interest.

(2)  A violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful.

(3) A transaction from which the director or officer derived an improper personal profit.

(4) Willful misconduct.

(b)  Determination of whether indemnification is required under this Section or Article V shall be made pursuant to Section 6.05.

(c)  The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of the director or officer is not required under this Section.

 6.03.  Written Request.  A director or officer who seeks indemnification under Article V or Sections 6.01 or 6.02 shall make a written request to the corporation.

 6.04.  Nonduplication.  The corporation shall not indemnify a director or officer under Sections 6.01 or 6.02 if the director or officer has previously received indemnification or allowance of expenses from any person, including the corporation, in connection with the same proceeding.  However, the director or officer has no duty to look to any other person for indemnification.

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 6.05.  Determination of Right to Indemnification.  (a) Unless otherwise provided by the Articles of Incorporation or by written agreement between the director or officer and the corporation, the director or officer seeking indemnification under Article V or Section 6.02 shall select one of the following means for determining his or her right to indemnification:

(1)  By a majority vote of a quorum of the Board of Directors consisting of directors not at the time parties to the same or related proceedings.  If a quorum of disinterested directors cannot be obtained, by majority vote of a committee duly appointed by the Board of Directors and consisting solely of two (2) or more directors who are not at the time parties to the same or related proceedings.  Directors who are parties to the same or related proceedings may participate in the designation of members of the committee.

(2)  By independent legal counsel selected by a quorum of the Board of Directors or its committee in the manner prescribed in sub. (1) or, if unable to obtain such a quorum or committee, by a majority vote of the full Board of Directors, including directors who are parties to the same or related proceedings.

(3)  By a panel of three (3) arbitrators consisting of one arbitrator selected by those directors entitled under sub. (2) to select independent legal counsel, one arbitrator selected by the director or officer seeking indemnification and one arbitrator selected by the two (2) arbitrators previously selected.

(4)  By an affirmative vote of shares represented at a meeting of stockholders at which a quorum of the voting group entitled to vote thereon is present.  Shares owned by, or voted under the control of, persons who are at the time parties to the same or related proceedings, whether as plaintiffs or defendants or in any other capacity, may not be voted in making the determination.

(5) By a court under Section 6.08.

(6) By any other method provided for in any additional right to indemnification.

(b)  In any determination under (a), the burden of proof is on the corporation to prove by clear and convincing evidence that indemnification under Article V or Section 6.02 should not be allowed.

(c)  A written determination as to a director's or officer's indemnification under Article V or Section 6.02 shall be submitted to both the corporation and the director or officer within 60 days of the selection made under (a).

(d)  If it is determined that indemnification is required under Article V or Section 6.02, the corporation shall pay all liabilities and expenses not prohibited by Section 6.04 within ten (10) days after receipt of the written determination under (c).  The corporation shall also pay all expenses incurred by the director or officer in the determination process under (a).

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 6.06.  Advance of Expenses.  Within ten (10) days after receipt of a written request by a director or officer who is a party to a proceeding, the corporation shall pay or reimburse his or her reasonable expenses as incurred if the director or officer provides the corporation with all of the following:

(1) A written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation.

 (2)  A written undertaking, executed personally or on his or her behalf, to repay the allowance to the extent that it is ultimately determined under Section 6.05 that indemnification under Article V or Section 6.02 is not required and that indemnification is not ordered by a court under Section 6.08(b)(2). The undertaking under this subsection shall be an unlimited general obligation of the director or officer and may be accepted without reference to his or her ability to repay the allowance.  The undertaking may be secured or unsecured.

 6.07.  Limitations on Indemnification.  (a) Regardless of the existence or rights under these Bylaws and additional rights to indemnification under any agreement with the corporation, the corporation shall not indemnify a director or officer, or permit a director or officer to retain any allowance of expenses, unless it is determined by or on behalf of the corporation that the director or officer did not breach or fail to perform a duty he or she owes to the corporation which constitutes conduct under Section 6.02(a)(1), (2), (3) or (4).  A director or officer who is a party to the same or related proceedings for which indemnification or an allowance of expenses is sought may not participate in a determination under this subsection.

 (b)  Sections 6.01 to 6.12 do not affect the corporation's power to pay or reimburse expenses incurred by a director or officer in any of the following circumstances.

(1) As a witness in a proceeding to which he or she is not a party.

(2) As a plaintiff or petitioner in a proceeding because he or she is or was an employee, agent, director or officer of the corporation.

 6.08.  Court-Ordered Indemnification.  (a) Except as provided otherwise by written agreement between the director or officer and the corporation, a director or officer who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. Application shall be made for an initial determination by the court under Section 6.05(a)(5) or for review by the court of an adverse determination under Section 6.05(a) (1), (2), (3), (4) or (6).  After receipt of an application, the court shall give any notice it considers necessary.

(b)  The court shall order indemnification if it determines any of the following:

(1) That the director or officer is entitled to indemnification under Article V or Sections 6.01 or 6.02.

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  (2)  That the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether indemnification is required under Article V or Section 6.02.

(c)  If the court determines under (b) that the director or officer is entitled to indemnification, the corporation shall pay the director's or officer's expenses incurred to obtain the court-ordered indemnification.

 6.09.  Indemnification and Allowance of Expenses of Employees and Agents.  The corporation shall indemnify an employee of the corporation who is not a director or officer of the corporation, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all reasonable expenses incurred in the proceeding if the employee was a party because he or she was an employee of the corporation. In addition, the corporation may indemnify and allow reasonable expenses of an employee or agent who is not a director or officer of the corporation to the extent provided by the Articles of Incorporation or these Bylaws, by general or specific action of the Board of Directors or by contract.

 6.10.  Insurance.  The corporation may purchase and maintain insurance on behalf of an individual who is an employee, agent, director or officer of the corporation against liability asserted against or incurred by the individual in his or her capacity as an employee, agent, director or officer, regardless of whether the corporation is required or authorized to indemnify or allow expenses to the individual against the same liability under Article V or Sections 6.01, 6.02, 6.06, 6.07 and 6.09.

 6.11.  Securities Law Claims.  (a) Pursuant to the public policy of the State of Wisconsin, the corporation shall provide indemnification and allowance of expenses and may insure for any liability incurred in connection with a proceeding involving securities regulation described under (b) to the extent required or permitted under Article V or Sections 6.01 to 6.10.

(b)  Article V and Sections 6.01 to 6.10 apply, to the extent applicable to any other proceeding, to any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities, securities brokers or dealers, or investment companies or investment advisers.

 6.12.  Liberal Construction.  In order for the corporation to obtain and retain qualified directors, officers and employees, the foregoing provisions shall be liberally administered in order to afford maximum indemnification of directors, officers and, where Section 6.09 of these Bylaws applies, employees.  The indemnification above provided for shall be granted in all applicable cases unless to do so would clearly contravene law, controlling precedent or public policy.

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ARTICLE VII.
CONTRACTS, CHECKS, NOTES, BONDS, ETC.

 7.01.  Contracts.  The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute or deliver any document or instrument, whether of conveyance or otherwise, in the name of and on behalf of the corporation, and such authorization may be general or confined to specific instances.

 7.02.  Checks, Drafts, Etc.  All checks and drafts on the corporation's bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed or, in the case of wire transfers, shall be authorized by such officer or officers, employee or employees or agent or agents as shall be thereunto authorized from time to time by the Board of Directors; provided that checks drawn on the corporation's bank accounts may bear the facsimile signature of such officer or officers, employee or employees, or agent or agents as the Board of Directors shall authorize; and provided further that in the case of notes, bonds or debentures issued under a trust instrument of the corporation and required to be signed by two officers of the corporation, the signatures of either or both of such officers may be in facsimile if specifically authorized and directed by the Board of Directors of the corporation and if such notes, bonds or debentures are required to be authenticated by a corporate trustee which is a party to the trust instrument.  In case any such officer who has signed or whose facsimile signature has been placed upon such instrument shall have ceased to be such officer before such instrument is issued, it may be issued by the corporation with the same effect as if such officer had not ceased to be such at the date of its issue.

ARTICLE VIII.
FISCAL YEAR

The fiscal year of the corporation shall begin on the first day of January in each year and shall end on the thirty-first day of December following.

ARTICLE IX.
CORPORATE SEAL

The Board of Directors may provide a corporate seal which may be circular in form and have inscribed thereon the name of the corporation and the state of incorporation and the words “Corporate Seal.”

ARTICLE X.
EFFECT OF HEADINGS

The descriptive headings and references to Articles and Sections in these Bylaws were formulated, used and inserted herein for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

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ARTICLE XI.
AMENDMENTS

 11.01.  By Stockholders.  These Bylaws may be amended or repealed and new Bylaws may be adopted by the stockholders by the vote provided in Section 1.06 of these Bylaws except as specifically provided below or in the Articles of Incorporation.  If authorized by the Articles of Incorporation, the stockholders may adopt or amend a Bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for stockholders or voting groups of stockholders than otherwise is provided in the Wisconsin Business Corporation Law.  The adoption or amendment of a Bylaw that adds, changes or deletes a greater or lower quorum requirement or a greater voting requirement for stockholders must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum and voting requirement then in effect.

 11.02.  By Directors.  Except as the Articles of Incorporation may otherwise provide, these Bylaws may also be amended or repealed and new Bylaws may be adopted by the Board of Directors by the vote provided in Sections 2.10 and 2.11, but (a) no Bylaw adopted by the stockholders shall be amended, repealed or readopted by the Board of Directors if such Bylaw provides that it may not be amended, repealed or readopted by the Board of Directors and (b) a Bylaw adopted or amended by the stockholders that fixes a greater or lower quorum requirement or a greater voting requirement for the Board of Directors than otherwise is provided in the Wisconsin Business Corporation Law may not be amended or repealed by the Board of Directors unless the Bylaw expressly provides that it may be amended or repealed by a specified vote of the Board of Directors. Action by the Board of Directors to adopt or amend a Bylaw that changes the quorum or voting requirement for the Board of Directors must meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirement then in effect, unless a different voting requirement is specified as provided by the preceding sentence.  A Bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for stockholders or voting groups of stockholders than otherwise is provided in the Wisconsin Business Corporation Law may not be adopted, amended or repealed by the Board of Directors.

 11.03.  Implied Amendments.  Any action taken or authorized by the stockholders or by the Board of Directors, which would be inconsistent with the Bylaws then in effect but is taken or authorized by a vote that would be sufficient to amend the Bylaws so that the Bylaws would be consistent with such action, shall be given the same effect as though the Bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

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